Execution Version

CREDIT AGREEMENT

among

NEW FORTRESS ENERGY INC.,
as the Borrower,
The Guarantors from Time to Time Party Hereto
The Several Lenders from Time to Time Party Hereto

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as the Administrative Agent and the Collateral Agent,

Dated as of September 11, 2026

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TABLE OF CONTENTS
Page
Section 1.1    Defined Terms    1
Section 1.2    Other Definitional Provisions; Rules of Construction    57
Section 1.3    Accounting Terms and Principles    59
Section 1.4    Timing of Payment or Performance    59
Section 1.5    Currency Equivalents Generally    59
Section 1.6    Limited Condition Asset Sales    59
Section 1.7    Certain Compliance Determinations    61
Section 1.8    Divisions    62
SECTION 2.    LOANS    62
Section 2.1    Loans    62
Section 2.2    Pro Rata Shares; Availability of Funds    63
Section 2.3    Repayment of Term Loans    64
Section 2.4    Evidence of Debt; Register; Lenders’ Books and Records; Loan Notes    64
Section 2.5    Interest on Loans    65
Section 2.6    Conversion/Continuation    66
Section 2.7    Default Interest    67
Section 2.8    Fees    67
Section 2.9    Incremental Borrowings.    68
Section 2.10    Voluntary and Mandatory Prepayments    69
Section 2.11    Reduction of Senior Term Loan Commitments and Capital Raise New CoreCo Junior Term Loan Commitments.    73
Section 2.12    Benchmark Replacement Setting    73
Section 2.13    General Provisions Regarding Payments    75
Section 2.14    Ratable Sharing    75
Section 2.15    Making or Maintaining SOFR Loans    76
Section 2.16    Increased Costs; Capital Requirements    77
Section 2.17    Taxes    78
Section 2.18    Obligation to Mitigate    82
Section 2.19    Removal or Replacement of a Lender    82
Section 2.20    Defaulting Lenders    83
Section 2.21    Extension of Term Loans.    83
SECTION 3.    REPRESENTATIONS AND WARRANTIES    86
Section 3.1    Financial Condition    86
Section 3.2    No Change    86
Section 3.3    Existence; Compliance with Law    86
Section 3.4    Power; Authorization; Enforceable Obligations    86
Section 3.5    No Legal Bar    87
Section 3.6    No Material Litigation    87
Section 3.7    No Default    87
Section 3.8    Ownership of Property; Liens    87
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Section 3.9    IP Rights    87
Section 3.10    Taxes    87
Section 3.11    Federal Regulations    88
Section 3.12    Labor Matters    88
Section 3.13    ERISA    88
Section 3.14    Investment Company Act    88
Section 3.15    Subsidiaries    88
Section 3.16    Use of Proceeds    88
Section 3.17    Environmental Matters    89
Section 3.18    Accuracy of Information, Etc    89
Section 3.19    Security Documents    90
Section 3.20    Solvency    90
Section 3.21    [Reserved]    90
Section 3.22    Anti-Money Laundering, Anti-Corruption Laws, Ex-Im Laws and Sanctions    90
Section 3.23    Insurance    91
SECTION 4.    CONDITIONS PRECEDENT    91
Section 4.1    Closing Date    91
Section 4.2    Conditions to Incremental Borrowings.    93
SECTION 5.    AFFIRMATIVE COVENANTS    93
Section 5.1    Financial Statements    94
Section 5.2    Certificates; Other Information    95
Section 5.3    Payment of Taxes    95
Section 5.4    Conduct of Business and Maintenance of Existence; Compliance with Law    95
Section 5.5    Maintenance of Property; Insurance    96
Section 5.6    Inspection of Property; Books and Records; Discussions    96
Section 5.7    Notices    96
Section 5.8    Environmental Laws    97
Section 5.9    Plan Compliance    97
Section 5.10    Additional Guarantors; Additional Collateral, Collateral Limitations    97
Section 5.11    Further Assurances    100
Section 5.12    Post-Closing Covenants    100
Section 5.13    Use of Proceeds    101
Section 5.14    Maintenance of Ratings    101
Section 5.15    Payment of Advisor Fees    101
Section 5.16    Lender Meetings    101
Section 5.17    Anti-Money Laundering, Anti-Corruption Laws, Ex-Im Laws and Sanctions.    101
SECTION 6.    NEGATIVE COVENANTS    101
Section 6.1    Limitation on Restricted Payments    101
Section 6.2    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries    106
Section 6.3    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock    108
Section 6.4    Asset Sales    114
Section 6.5    Transactions with Affiliates    115

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Section 6.6    Liens    118
Section 6.7    [Reserved]    118
Section 6.8    [Reserved].    118
Section 6.9    Merger, Consolidation or Sale of All or Substantially All Assets    118
Section 6.10    Amendments to Certain Agreements.    119
Section 6.11    Anti-Money Laundering, Anti-Corruption Laws, Ex-Im Laws and Sanctions.    120
SECTION 7.    EVENTS OF DEFAULT    120
Section 7.1    Events of Default    120
Section 7.2    Application of Proceeds    123
SECTION 8.    THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT    124
Section 8.1    Appointment and Authority    124
Section 8.2    Rights as a Lender    125
Section 8.3    Exculpatory Provisions    125
Section 8.4    Reliance by Administrative Agent    127
Section 8.5    Delegation of Duties    128
Section 8.6    Resignation of the Agents    128
Section 8.7    Non-Reliance on the Agents and Other Lenders    129
Section 8.8    [Reserved].    129
Section 8.9    Administrative Agent May File Proofs of Claim    129
Section 8.10    Collateral and Guaranty Matters    130
Section 8.11    Withholding Taxes    130
Section 8.12    Intercreditor Agreement    130
Section 8.13    Credit Bidding    130
Section 8.14    Return of Certain Payments    131
Section 8.15    Certain ERISA Matters    133
SECTION 9.    MISCELLANEOUS    134
Section 9.1    Amendments and Waivers    134
Section 9.2    Notices    136
Section 9.3    No Waiver; Cumulative Remedies    138
Section 9.4    Survival of Representations and Warranties    138
Section 9.5    Payment of Expenses; Indemnification    138
Section 9.6    Successors and Assigns; Participations and Assignments    141
Section 9.7    Set-off.    147
Section 9.8    Counterparts    147
Section 9.9    Severability    147
Section 9.10    Integration    148
Section 9.11    GOVERNING LAW    148
Section 9.12    Submission To Jurisdiction; Waivers    148
Section 9.13    Acknowledgments    148
Section 9.14    Confidentiality    149
Section 9.15    [Reserved.]    150
Section 9.16    WAIVERS OF JURY TRIAL    150

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Section 9.17    Conversion of Currencies    150
Section 9.18    USA PATRIOT ACT    150
Section 9.19    Payments Set Aside    150
Section 9.20    Releases of Collateral and Guarantees    151
Section 9.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    152
Section 9.22    [Reserved]    153
Section 9.23    Intercreditor Agreement    153
Section 9.24    No Fiduciary Duty    153
Section 9.25    Interest Rate Limitation    153
Section 9.26    Net Short Lenders.    153
Section 9.27    [Reserved].    154
Section 9.28    Acknowledgement Regarding Any Supported QFCs    154
SECTION 10.    GUARANTEES    155

SCHEDULES:
1.1A    Commitments
3.15    Subsidiaries
3.19    Filing Jurisdictions
5.12    Post-Closing Matters
6.1    Investments
6.3    Indebtedness
6.5    Affiliate Transactions
6.6    Liens
9.6    Affiliated Lenders

APPENDICES:

Appendix A    Turbines Excluded Assets
Appendix B    Permitted Holders
EXHIBITS:
A    Form of Compliance Certificate
B    Form of Joinder Agreement
C-1    Form of Assignment and Acceptance
C-2    Form of Affiliated Lender Assignment and Acceptance
D    Form of Funding Notice
E-1    Form of Solvency Certificate
E-2    Form of Conversion/Continuation Notice
F-1    Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)
F-2    Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)
F-3    Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

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F-4    Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
G    Form of Loan Note

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CREDIT AGREEMENT, dated as of September 11, 2026, among NEW FORTRESS ENERGY INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined herein) from time to time party hereto, the Lenders (as defined herein) from time to time party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION (“WTNA”), as administrative agent for the Lenders (in such capacity, together with any successor appointed in accordance with Section 8.6, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with any successor appointed in accordance with Section 8.6, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, capitalized terms used in these recitals and not otherwise defined shall have the respective meanings set forth for such terms in Section 1.1;
WHEREAS, the Borrower is party to that certain Restructuring Support Agreement, dated as of March 17, 2026 (the “Restructuring Support Agreement”), by and among the Borrower, certain of its Subsidiaries from time to time party thereto, and each of the participating creditors from time to time party thereto, pursuant to which the parties thereto have agreed to consummate a series of transactions that address the Borrower’s capital structure;
WHEREAS, in connection with the Restructuring Support Agreement and the consummation of the Restructuring Plan (as defined in the Restructuring Support Agreement), as sanctioned by the Sanction Order (as defined therein), and on the terms and subject to the conditions set forth herein, certain Lenders (as defined in the Existing Credit Agreements, herein, the “Existing Credit Agreement Lenders”) and Participants (as defined in the Existing Credit Agreements, herein, the “Existing Credit Agreement Participants”) under the Existing Credit Agreements shall become Lenders hereunder and shall extend, or shall be deemed to extend credit, as applicable, in the form of Initial Term Loans in an aggregate principal amount equal to the sum of: (a) $571,308,818.00 deemed funded on the Closing Date by the Take-Back Loan Lenders (the “Take-Back Loans”), and (b) up to $36,458,333.00 of capital raise term loans (the “Capital Raise New CoreCo Senior Term Loans”), plus such additional junior term loans (the “Capital Raise New CoreCo Junior Term Loans,” and together with the Capital Raise New CoreCo Senior Term Loans, the “Capital Raise Term Loans”) as may be required to be incurred solely to satisfy the Minimum Liquidity Condition (as defined in the Restructuring Support Agreement);
WHEREAS, the Initial Term Loans will be incurred by the Borrower on the Closing Date and will be funded (or deemed to be funded) (a) in the case of the Take-Back Loans, through a cashless rollover of certain amounts outstanding under the Existing Revolving Credit Agreements and the Existing Term Loan B Credit Agreement immediately prior to the Closing Date and (b) in the case of the Capital Raise Term Loans, through the funding of new money or providing commitments in respect thereof (as applicable) to the Borrower in connection with the Closing Date; and
WHEREAS, the Lenders have agreed to extend the Initial Term Loans and make other financial accommodations to the Borrower, in each case, on the terms and subject to the conditions set forth herein and pursuant to the Fronting Arrangement (as defined herein).
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:
Section 1.DEFINITIONS
1.Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

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“Additional Lender”: any Person (other than a natural person) that, in any case, is not an existing Lender and that agrees to provide any portion of any Incremental Term Commitment or Incremental Term Loan in accordance with Section 2.9.
“Administrative Agent”: as defined in the preamble.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender”: any Lender advising the Administrative Agent pursuant to Section 2.15(b).
“Affiliate”: as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Affiliate Transaction”: as defined in Section 6.5(a).
“Affiliated Lender”: any of the Persons listed on Schedule 9.6, the Management Investors and their respective Affiliates to the extent such Person is or becomes a Lender hereunder.
“Affiliated Lender Assignment and Acceptance”: an Affiliated Lender Assignment and Acceptance, substantially in the form of Exhibit C-2 hereto.
“Agent Fee Letter”: the Agency Fee Letter, dated September 11, 2026, among the Administrative Agent, the Collateral Agent and the Borrower.
“Agent Party”: as defined in Section 9.2.
“Agents”: the Administrative Agent and the Collateral Agent and any other Person appointed under the Loan Documents to serve in an agent or similar capacity.
“Aggregate Amounts Due”: as defined in Section 2.14.
“Agreement”: this Credit Agreement, including its annexes, exhibits and schedules.
“Agreement Currency”: as defined in Section 9.17(b).
“All-In Yield”: as to any Indebtedness, the yield thereof, whether in the form of interest rate, (taking into consideration margin, OID, upfront fees (each of which shall be deemed to constitute like amounts of OID)), in the case of private Indebtedness, commitment fees or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided that OID, upfront fees and commitment fees, as applicable, shall be equated to interest rate assuming a 4-year average life to maturity (or if less, based on actual life to maturity) on a straight-line basis (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin assuming a 4-year average life); and provided, further, that “All-In Yield” shall not include any interest rate floor, arrangement fees, structuring fees, ticking fees, commitment fees (other than in the case of private Indebtedness), underwriting fees and other similar fees and, if applicable, consent fees for an amendment (in each case regardless of whether any such fees are paid to or shared in whole or in part with any lender) and any other fees not paid generally to all lenders ratably in the primary syndication of such Indebtedness.
“Allocated Amount”: the aggregate principal amount of Take-Back Loans deemed made by such Take-Back Loan Lender on the Closing Date, as set forth opposite such Lender’s name on Schedule 1.1A under the heading “Take-Back Term Loan Allocated Amount.” The aggregate amount of the Allocated Amount as of the Closing Date is $571,308,818.00.

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“Anti-Corruption Laws”: the Foreign Corrupt Practices Act, UK Bribery Act, Brazil’s Clean Company Act and related regulations, Mexico’s General Law of Administrative Responsibilities (Ley General de Responsabilidades Administrativas) and the National Anti-Corruption System framework, and any other applicable Laws relating to anti-corruption or anti-bribery.
“Anti-Money Laundering Laws”: the U.S. Currency and Foreign Transactions Reporting Act of 1970, PATRIOT Act, and all applicable similar U.S., U.K. and EU Laws and any other applicable similar Laws relating to anti-money laundering or counter-terrorism financing.
“Applicable Creditor”: as defined in Section 9.17(b).
“Applicable Margin”:
(1)solely with respect to the Senior Term Loan Facility, a percentage per annum equal to (A) for SOFR Loans, 6.125% and (B) for Base Rate Loans, 5.125%; provided, that, in each case, to the extent the Borrower elects the PIK Option, the foregoing percentages will be increased by 1.50% for the applicable Interest Period;
(2)solely with respect to the Junior Term Loan Facility, a percentage per annum equal to (A) for SOFR Loans, 8.125% and (B) for Base Rate Loans, 7.125%; provided, that, in each case, to the extent the Borrower elects the PIK Option, the foregoing percentages will be increased by 2.00% for the applicable Interest Period; and
(3)solely with respect to any Term Loans other than the Senior Term Loans or the Capital Raise New CoreCo Junior Term Loans, as specified in the applicable Extension Amendment.
“Applicable Premium”: an amount equal to the present value as of the date of the applicable prepayment of the sum of all interest payments that would have been made in respect of the principal amount of the Term Loans so prepaid for the period from the date of such prepayment through the second anniversary of the Closing Date (but excluding accrued and unpaid interest through the date of such prepayment), calculated at a rate equal to the sum of (i) the Applicable Margin with respect to SOFR Loans in effect on the date of such prepayment, plus (ii) Term SOFR (assuming an Interest Period of three (3) months) in effect on the date of such prepayment, with such present value computed using a discount rate equal to the applicable Treasury Rate as of such date of prepayment, repayment or redemption (or deemed repayment) plus 50 basis points.
“Appropriate Lenders”: at any time, with respect to Loans of any Class, the Lenders of such Class of Loans.
“Asset Sale”:
(4)the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Borrower or any of its Restricted Subsidiaries (a “Disposition”); or
(5)the sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.3), whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise; in each case, other than:
(a)the Disposition of all or substantially all of the assets of the Borrower or any Restricted Subsidiary in a manner permitted pursuant to Section 6.9;
(b)Dispositions (including of Equity Interests issued by any Restricted Subsidiary) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that Dispositions by any Loan Party to Specified Non-Guarantors shall not exceed, (i) with respect to any individual transaction, $5.0 million and (ii) in the aggregate, $25.0 million;

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(c)(i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower or such Restricted Subsidiary, is not materially disadvantageous to the Lenders, and the Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that if the liquidating or dissolving Restricted Subsidiary is a Guarantor, a Loan Party shall receive any such assets of the relevant dissolved or liquidated Restricted Subsidiary, (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted pursuant to clauses (d) through (hh) of this definition or (B) any Permitted Investment or any Investment otherwise permitted under Section 6.1, and (iii) the conversion of any Restricted Subsidiary into another form of entity so long as such Restricted Subsidiary complies with Section  5.10(a);
(d)(i) Dispositions of inventory or other assets (including the Disposition of tankers or other marine vessels (other than tankers or other marine vessels that constitute Collateral), trucks, rail cars, ISO (International Organization for Standardization) containers, natural gas, steam and power) in the ordinary course of business, consistent with past practice or consistent with industry norm (including on an intercompany basis among the Borrower and its Restricted Subsidiaries), and (ii) the leasing, assignment, subleasing, licensing or sublicensing of any real or personal property (including the provision of software under an open source license and including ground leases) in the ordinary course of business, consistent with past practice or consistent with industry norm and the sale of leased, subleased, licensed or sublicensed assets to customers purchasing natural gas in the ordinary course of business, consistent with past practice or consistent with industry norm;
(e)Dispositions of surplus, obsolete, damaged, used or worn out property or other property (including IP Rights) that, in the reasonable judgment of the Borrower, is (i) no longer used or useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (ii) no longer necessary or desirable in the conduct of its business (including in connection with the shutdown, closure or disposition or any facility or line of business) or otherwise economically impracticable to maintain, in each case, where the proceeds of such Disposition are promptly applied (x) to purchase replacement assets useful in the Borrower’s or such Restricted Subsidiary’s business or (y) for general corporate purposes;
(f)Dispositions of cash, Cash Equivalents, and/or Investment Grade Assets and/or other assets that were Cash Equivalents or Investment Grade Assets when the relevant original Investment was made;
(g)Dispositions, mergers, amalgamations, consolidations or conveyances that otherwise constitute (i) Permitted Investments (other than pursuant to clause (j) of the definition thereof), (ii) Liens not prohibited under this Agreement or (iii) Restricted Payments permitted to be made, and that are made, under Section 6.1 (other than Section 6.1(b)(ix));
(h)any Specified Asset Sale;
(i)to the extent that (i) the relevant property is solely exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied solely to the purchase price of such replacement property;
(j) Dispositions made pursuant to the BrazilCo Separation Agreement;
(k)Dispositions of accounts receivable, or participations therein, in the ordinary course of business, consistent with past practice or consistent with industry norm (including any discount and/or forgiveness thereof and sales to factors or similar third parties) or in connection with the collection or compromise thereof;
(l)Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Restricted Subsidiaries or (ii) that relate to closed facilities or the discontinuation of any product or business line;

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(m)(i) any termination of any lease, assignment, sublease, license or sublicense in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business, consistent with past practice or consistent with industry norm or otherwise if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders;
(n)(i) Dispositions of property subject to foreclosure, casualty, eminent domain, expropriation, forced dispositions or condemnation proceedings (including in lieu thereof or any similar proceeding), (ii) any involuntary loss, damage or destruction of any property and (iii) transfers of any property that have been subject to a casualty event to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;
(o)[reserved];
(p)[reserved];
(q)[reserved];
(r)[reserved];
(s)[reserved];
(t)(i) licensing, sublicensing and cross-licensing arrangements involving any technology, intellectual property, other IP Rights or other general intangibles of the Borrower or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm or that is immaterial; and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuance or registration, or applications for issuance or registration, of IP Rights, which, in the reasonable business judgment of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or are no longer economically practicable or commercially reasonable to maintain;
(u)terminations or unwinds of Derivative Transactions and Banking Services;
(v)[reserved];
(w)[reserved];
(x)[reserved];
(y)[reserved];
(z)[reserved];
(aa)[reserved];
(ab)any sale of Equity Interests of the Borrower;
(ac)[reserved];
(ad)[reserved];
(ae)[reserved];
(af)[reserved];

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(ag)[reserved];
(ah)other Dispositions (including those of the type otherwise described herein) involving assets having a Fair Market Value of not more than $25.0 million in the aggregate for any single transaction or series of related transactions at the time of such Disposition; provided that the aggregate Fair Market Value of all assets Disposed of pursuant to this clause (hh) shall not exceed $100.0 million;
(ai)[reserved];
(aj)[reserved]; and
(ak)any transfer of properties or assets that is a maritime vessel sharing arrangement in the ordinary course of business, or entry by the Borrower or any Subsidiary of the Borrower into one or more leases, charters, pool agreements or operations or service contracts with respect to any vessels.
“Assignee”: as defined in Section 9.6(c).
“Assignee Lenders”: as defined in the Fronting Letter.
“Assignment and Acceptance”: an agreement substantially in the form of Exhibit C-1.
“Assignor”: as defined in Section 9.6(c).
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 2.12.
“Backstop Fee Letter”: the Fee Letter, dated as of September 11, 2026, among certain Assignee Lenders party thereto (the “Backstop Lenders”) and the Borrower.
“Backstop Lenders”: as defined in the definition of the Backstop Fee Letter.
“Backstop Premium”: as defined in Section 2.8(c).
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services”: each and any of the following bank services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee

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credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and Deposit Accounts.
“Bankruptcy Code”: Title 11 of the United States Code, as amended.
“Bankruptcy Event”: with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Bankruptcy Law”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.
“Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (c) the sum of (i) Term SOFR for a one-month tenor in effect on such day plus (ii) 1.0%; and (d) 1.0% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or Term SOFR shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Effective Rate, or Term SOFR, respectively.
“Base Rate Loans”: Loans for which the applicable rate of interest is based on the Base Rate.
“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.12.
“Benchmark Replacement”: with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Required Lenders for the applicable Benchmark Replacement Date:
(1)Daily Simple SOFR; or
(2)the sum of: (a) the alternate benchmark rate that has been selected by the Required Lenders and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment;
provided that such Benchmark Replacement is administratively feasible for the Administrative Agent.
If the Benchmark Replacement as so determined pursuant to clause (1) or (2) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or

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negative value or zero) that has been selected by the Required Lenders and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time; provided that such Benchmark Replacement Adjustment is administratively feasible for the Administrative Agent.
“Benchmark Replacement Conforming Changes”: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (acting at the direction of the Required Lenders in consultation with the Borrower) determines may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (acting at the direction of the Required Lenders in consultation with the Borrower) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (acting at the direction of the Required Lenders in consultation with the Borrower) determines, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided that such Benchmark Replacement Conforming Changes implement changes that are administratively feasible for the Administrative Agent.
“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:
(3)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(4)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

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(5)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(6)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(7)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.
“Beneficial Ownership Certification”: a certification regarding individual beneficial ownership solely to the extent required by 31 C.F.R. §1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Property”: property (as such term is defined by the relevant Sanctions): (a) that is owned 50% or more, directly or indirectly, by a Restricted Person subject to blocking or freezing Sanctions, (b) in which a Restricted Person holds any interest (as such term is defined by the relevant Sanctions), or (c) that otherwise is subject to blocking or freezing Sanctions, in each case such that transacting in such property would be prohibited absent a license or authorization issued under Sanctions.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Board of Directors”: with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or

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managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.
“Borrower”: as defined in the preamble.
“Borrower Junior Term Loan Obligations”: the collective reference to the unpaid principal of and interest (including PIK Interest) solely on the Capital Raise New CoreCo Junior Term Loans, and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided herein after the maturity of the Capital Raise New CoreCo Junior Term Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or expenses is allowed or allowable in such proceeding), in each case, solely to any Capital Raise New CoreCo Junior Term Loan Lender or any Agent, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, the Security Documents or the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise;
“Borrower Obligations”: collectively, the Borrower Senior Term Loan Obligations and the Borrower Junior Term Loan Obligations.
“Borrower Senior Term Loan Obligations”: the collective reference to the unpaid principal of and interest (including PIK Interest) solely on the Senior Term Loans, and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided herein after the maturity of the Senior Term Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or expenses is allowed or allowable in such proceeding), in each case, solely to any Senior Term Loan Lender or any Agent, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, the Security Documents or the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.
“Borrowing”: Loans of the same Class and Type and, in the case of a SOFR Loan, as to which a single Interest Period is in effect.
“BrazilCo Separation Agreement”: that certain Separation Agreement, dated as of the Closing Date (as may be amended, supplemented, or otherwise modified from time to time thereafter, in each case, in a manner not materially adverse to the Lenders), by and among NFE Brazil Holdings Limited (“New BrazilCo Parent”), Bradford County Holdings Limited and the Borrower.
“Business Day”: any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.
“Business Plan”: the business plan and related projections and presentation materials shared with the Lenders or their advisors on or prior to the Closing Date, including any supplements or updates thereto delivered to the Lenders on or prior to the Closing Date.
“Capital Raise New CoreCo Junior Term Loans”: as defined in the recitals.
“Capital Raise New CoreCo Junior Term Loan Aggregate Commitment”: the sum of the Capital Raise New CoreCo Junior Term Loan Commitments of all the Capital Raise New CoreCo Junior Term

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Loan Lenders at such time. The Capital Raise New CoreCo Junior Term Loan Aggregate Commitment as of the Closing Date is $100,000,000.00.
“Capital Raise New CoreCo Junior Term Loan Commitment”: the commitment of a Capital Raise New CoreCo Junior Term Loan Lender to make Capital Raise New CoreCo Junior Term Loans, as such amount may be reduced from time to time pursuant to the terms hereof. The initial amount of each Capital Raise New CoreCo Junior Term Loan Lender’s Capital Raise New CoreCo Junior Term Loan Commitment is set forth on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Capital Raise New CoreCo Junior Term Loan Lender shall have assumed its Capital Raise New CoreCo Junior Term Loan Commitment, as applicable.
“Capital Raise New CoreCo Junior Term Loan Lenders”: the Persons listed on Schedule 1.1A with a Capital Raise New CoreCo Junior Term Loan Commitment and any other Person that shall have become a party hereto as a Capital Raise New CoreCo Junior Term Loan Lender pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance; provided, however, that Section 9.5 shall continue to apply to each such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance as if such Person is a “Lender”. As of the Closing Date, the Fronting Lender is the initial Capital Raise New CoreCo Junior Term Loan Lender pursuant to the Fronting Arrangement.
“Capital Raise New CoreCo Senior Term Loan Lender”: each Lender that extends credit in the form of, or holds, Capital Raise New CoreCo Senior Term Loans.
“Capital Raise New CoreCo Senior Term Loans”: as defined in the recitals.
“Capital Raise Term Loans”: as defined in the recitals.
“Capital Stock”:
(8)in the case of a corporation, corporate stock;
(9)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(10)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(11)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Equivalents”: as at any date of determination,
(a)United States dollars, Australian dollars, Canadian dollars, Euros, Japanese Yen, New Swedish Krona, Pounds Sterling, Swiss Francs, any national currency of any member nation of the European Union, Yuan or such other currencies held by the Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business, consistent with past practice or consistent with industry norm;
(b)(i) readily marketable securities issued or directly and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the U.S., in each case having average maturities of not more than 24 months from the date of acquisition thereof, (ii) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any member nation of the European Union) having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with average maturities of 24 months or less from the date of acquisition thereof and (iii) repurchase agreements and reverse repurchase agreements relating to any of the foregoing;

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(c)readily marketable direct obligations issued by any state, commonwealth or territory of the U.S., any political subdivision or taxing authority thereof or any public instrumentality of any of the foregoing, in each case having average maturities of not more than 24 months from the acquisition thereof and having, at the time of acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;
(d)commercial paper having average maturities of not more than 24 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (e) below;
(e)deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within 24 months after such date and overnight bank deposits, in each case issued or accepted by any commercial bank or other financial institution having capital and surplus of not less than $1.0 billion in the case of U.S. banks or other U.S. financial institutions and $1.0 billion (or the dollar equivalent thereof as of the date of determination) in the case of non-U.S. banks and other non-U.S. financial institutions and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;
(f)securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution meeting the qualifications specified in clause (e) above;
(g)marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(h)investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(i)[reserved];
(j)shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (i) above, (ii) net assets of not less than $100.0 million and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency);
(k)instruments equivalent to those referred to in clauses (a) through (j) above and clauses (l) and (m) below comparable in credit quality and tenor to those referred to in such clauses and customarily used by companies for cash management purposes in any jurisdiction outside the U.S. in which any Subsidiary operates;
(l)investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (e) above and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (k) of this definition;
(m)investment funds investing at least 90.0% of their assets in the types of investments referred to in clauses (a) through (l) above;

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(n)[reserved]; and
(o)(i) investments of the type and maturity described in clauses (a) through (n) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other investments utilized by any Foreign Subsidiary and customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes that are analogous to the investments described in clauses (a) through (n) above and in clause (i) of this clause (o).
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under this Agreement regardless of the treatment of such items under GAAP.
“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control”: the occurrence of one or more of the following events after the Closing Date:
(1)the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or
(2)the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Borrower (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) representing more than 50.0% of the total voting power of all of the outstanding Voting Stock of the Borrower, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors having a majority of the aggregate votes on the Board of Directors of the Borrower.
Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower owned, directly or indirectly, by any Permitted Holders that are

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part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50.0% of the total voting power of the Voting Stock of such Person’s parent and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.
“Class”: (a) when used with respect to Lenders, refers to whether such Lender has a Loan or Commitment with respect to the Senior Term Loan Facility or the Junior Term Loan Facility, (b) when used with respect to Commitments, refers to whether such Commitments are Senior Term Loan Commitments or Capital Raise New CoreCo Junior Term Loan Commitments, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Loans under the Senior Term Loan Facility or the Junior Term Loan Facility.
“Closing Date”: the date on which the conditions specified in Section 4.1 are satisfied (or waived).
“Code”: the Internal Revenue Code of 1986, as amended.
“Collateral”: all of the assets and property of the Borrower or any Guarantor, whether real, personal or mixed, securing or purported to secure any Obligations, other than Excluded Assets.
“Collateral Agent”: as defined in the preamble.
“Commitment”: with respect to any Lender, the amount of Loans of such Lender to be made on or after the Closing Date pursuant to this Agreement, as set forth on Schedule 1.1A, and “Commitments” means such amounts of all Lenders in the aggregate; it being understood that (i) the Take-Back Loans in an aggregate principal amount equal to the Allocated Amount shall be deemed made on the Closing Date and shall not constitute Commitments and (ii) Commitments in respect of Capital Raise New CoreCo Senior Term Loans and Capital Raise New CoreCo Junior Term Loans shall be funded in cash on each applicable Term Loan Funding Date. The aggregate amount of the Commitments as of the Closing Date is $136,458,333.00.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit A.
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes of the Borrower and its Restricted Subsidiaries on a consolidated basis.
“Consolidated Total Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date (assuming, for such purpose, that such Person’s only Subsidiaries are its Restricted Subsidiaries).
“Contingent Obligations”: with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

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(3)to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(4)to advance or supply funds:
(a)for the purchase or payment of any such primary obligation, or
(b)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(5)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Control”: as defined in the definition of Affiliate.
“Control Agreement”: each account control agreement (or similar agreement or local law equivalent), in form and substance reasonably acceptable to the Collateral Agent and the Required Lenders, executed by the applicable Loan Party, the Collateral Agent or, if applicable, the applicable controlling authorized representative under the Intercreditor Agreement and/or each applicable authorized representative under the Intercreditor Agreement, and the relevant bank, securities intermediary or commodity intermediary, as applicable, party thereto, in each case, the purpose of which is to perfect a security interest by control, subject to the Intercreditor Agreement; provided that, unless the Required Lenders object in writing to a Control Agreement within ten (10) Business Days following the date such Control Agreement is posted on a Platform, (a) such Control Agreement shall be deemed acceptable to the Required Lenders and (b) the Required Lenders shall be deemed to have directed the Collateral Agent (including in any other capacity party to such Control Agreement) to execute and deliver such Control Agreement; provided, further, that, any deadline under any Loan Document requiring the delivery of such Control Agreement shall be deemed satisfied upon such posting to a Platform and to the extent the Required Lenders have timely objected to such Control Agreement in accordance with the foregoing such deadline shall automatically be extended until the applicable Loan Party addresses such objection (using commercially reasonable efforts).
“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Conversion/Continuation Date”: the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice”: a Conversion/Continuation Notice substantially in the form of Exhibit E-2.
“CoreCo-BlockerCo & FLNG2 Management Agreement”: that certain management services agreement, dated as of September 11, 2026, by and between the Borrower, NFE FLNG 2 Parent LLC, a Delaware limited liability company (the “BlockerCo”) and NFE FLNG2 LLC, a Delaware limited liability company (the “FLNG2 Parent”), pursuant to which the Borrower and/or certain of its direct or indirect Subsidiaries provides management services to BlockerCo, FLNG2 Parent and their respective Subsidiaries.
“CoreCo-BrazilCo Transition Services Agreement”: that certain Transition Services Agreement, dated as of September 11, 2026, by and between the Borrower and New BrazilCo Parent, pursuant to

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which the Borrower and/or certain of its direct or indirect Subsidiaries provides certain transition services to New BrazilCo Parent and/or certain of its direct or indirect Subsidiaries.
“CoreCo MIP”: an equity incentive plan of the Borrower for the benefit of the directors, officers, and other employees of the Borrower and its Subsidiaries that provides for the issuance of Equity Interests and/or equity-based or other compensation.
“CoreCo Preferred Stock”: the Series A preferred stock of the Borrower from and after the Restructuring Effective Date (as defined in the Restructuring Support Agreement).
“Covered Entity”: any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Party”: the Administrative Agent, the Collateral Agent and each Lender.
“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent (acting at the direction of the Required Lenders) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent (acting at the direction of the Required Lenders) may establish another convention.
“date of determination”: the applicable date of determination for the specified ratio, amount or percentage.
“Declined Proceeds”: as defined in Section 2.10(b)(v).
“Default”: any event that is, or after notice or lapse of time or both would become, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.
“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender”: any Lender that:
(a)has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied,
(b)has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit,
(c)has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt (with a copy to the

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Borrower and the Administrative Agent) of such certification in form and substance satisfactory to it and the Borrower, or
(d)has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or Bail-In Action.
Any determination by the Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Administrative Agent and each other Lender. The Administrative Agent shall not be deemed to have knowledge or notice of the designation of a Lender as a “Defaulting Lender” hereunder unless the Administrative Agent has received written notice from the Borrower referring to this Agreement and notifying the Administrative Agent of the identity and designation of such Lender as a “Defaulting Lender” which the Administrative Agent may conclusively rely upon without incurring liability therefor, and absent receipt of such notice from the Borrower, the Administrative Agent may conclusively assume that no Lender under this Agreement has been designated as a “Defaulting Lender.”
“Deposit Account”: a demand, time, savings, passbook or like account with a bank, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).
“Derivative Transaction”: (a) any interest rate transaction, including any interest rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange rate transaction, including any cross currency interest rate swap, any forward foreign exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal and natural gas) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants of the Borrower or its Subsidiaries shall constitute a Derivative Transaction.
“Designs”: any and all and any part of the following: (a) all design patents and intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith; (b) all reissues, extensions or renewals thereof; (c) all income, royalties, damages and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing; and (e) all rights corresponding to any of the foregoing.
“Disposition”: as defined in the definition of Asset Sale.
“Disqualified Institutions”: (i) such Persons that have been specified in writing by the Borrower to the Administrative Agent (and consented to by the Required Lenders) prior to the Closing Date as being “Disqualified Institutions”, (ii) any Person who is a bona fide competitor of the Borrower or its Subsidiaries identified in writing by the Borrower to the Administrative Agent (and consented to by the Required Lenders) prior to the Closing Date, as such list of bona fide competitors may be updated by the Borrower (by furnishing such updates to the Administrative Agent) from time to time hereafter or (iii) any affiliate of any Person identified in clause (i) or (ii) that is (a) identified in writing by the Borrower from time to time or (b) clearly identifiable as an Affiliate solely on the basis of the similarity of its name (other than bona fide debt funds that purchase commercial loans in the ordinary course of business, other than such debt funds excluded pursuant to clause (i) or (ii) of this definition); provided that the Administrative Agent may conclusively assume that the Required Lenders have consented to the

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specification of any Disqualified Institution provided to the Administrative Agent in writing by the Borrower.
“Disqualified Stock”: any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), in whole or in part, on or prior to the date that is 91 days after the Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to the date that is 91 days following such maturity date shall constitute Disqualified Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Stock, in each case at any time on or prior to the date that is 91 days after the Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to the date that is 91 days following the Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the date that is 91 days following the Maturity Date shall constitute Disqualified Stock) or (d) provides for the scheduled or required payments of dividends in cash on or prior to the date that is 91 days following the Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof requiring the issuer thereof to, or provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to, redeem or purchase such Capital Stock upon the occurrence of any change of control, any disposition, asset sale (including pursuant to any casualty or condemnation event or eminent domain) or similar event shall not constitute Disqualified Stock.
Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants (or any Immediate Family Member of the foregoing) of the Borrower or any Restricted Subsidiary, or by any such plan to such directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants (or any Immediate Family Member of the foregoing), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management, member, partner, independent contractor or consultant (or by any Immediate Family Member of the foregoing) of the Borrower (or by any Subsidiary) shall be considered Disqualified Stock solely because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.
“Division”: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement that is established by the laws of the jurisdiction of organization of any of the foregoing Persons), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any institution

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established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: (a) any of the member states of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Environment”: ambient air, indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, sediments and natural resources such as wetlands, flora and fauna.
“Environmental Claim”: any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with the presence, Release of, or exposure to, any Hazardous Materials; or (c) in connection with any actual or alleged damage, injury, threat, or harm to the Environment.
“Environmental Laws”: any and all Laws regulating, relating to or imposing liability or standards of conduct concerning pollution, protection or regulation of the Environment or human health or safety in connection with exposure to Hazardous Materials, as has been, is now, or may at any time hereafter be, in effect and including the common law insofar as it relates to any of the foregoing.
“Environmental Permits”: any and all Permits required under, or issued pursuant to, any Environmental Law and including the common law insofar as it relates to any of the foregoing.
“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“ERISA”: the Employee Retirement Income Security Act of 1974.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default”: any of the events or conditions specified in Section 7.1(a); provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Ex-Im Laws”: any applicable export and import control laws including, to the extent applicable, such laws of the United States (including any administered by the U.S. Department of Commerce and U.S. Customs and Border Protection), the European Union, or the United Kingdom.
“Exchange Act”: the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Accounts”: (i) any accounts that are designated solely as accounts for, and are used solely for, employee benefits or taxes, (ii) any accounts that are designated solely as accounts for, and are used solely for, payroll funding obligations, (iii) any escrow account, trust or other fiduciary account solely used for purposes of transactions that are permitted under this Agreement, (iv) “zero balance” accounts, including accounts with no funds and no activity or to the extent any account to which the funds in such “zero balance” accounts sweep is subject to a Control Agreement, (v) any Deposit Account (other than a zero balance account) with an average daily balance during the applicable account statement period not exceeding $50,000 individually or $500,000 in the aggregate for all Excluded Accounts pursuant to this clause (v); provided that, solely for purposes of calculating the average daily balance under this

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clause (v), any balance in excess of the applicable threshold during any period in which the applicable Deposit Account maintains a balance in excess of the applicable threshold for no more than three (3) consecutive Business Days shall be excluded from such average daily balance calculation and (vi) any Deposit Account that would otherwise constitute an Excluded Asset, in each case of clauses (i) through (v), only to the extent that such amounts deposited in such accounts are used solely for such purposes listed above.
“Excluded Assets”: the following:
(e)any asset the grant of a security interest in which would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement, (ii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement (in the case of clause (i) above, this clause (ii) and clause (iii) below, after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirements of Law) or (iii) trigger termination of, or a right of termination or any other modification of any rights under, any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision; it being understood that (A) the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right, (B) the exclusions referenced in clauses (i), (ii) and (iii) above shall not apply to the extent that the relevant contract expressly permits the grant of a security interest in all or substantially all of the assets of the Borrower or any Guarantor and (C) the exclusion set forth in this clause (a) shall only apply if the contractual prohibitions or contractual provisions that would be so violated or that would trigger any such termination, right or modification under clauses (i), (ii) or (iii) above (x) existed on the Closing Date (or in the case of any contract of a Subsidiary that is acquired following the Closing Date, as of the date of such acquisition) and were not entered into in contemplation of the Closing Date (or such acquisition) and (y) cannot be waived unilaterally by the Borrower or any of its Wholly-Owned Subsidiaries;
(f)the Equity Interests of any (A) Unrestricted Subsidiary, (B) [reserved], (C) Immaterial Subsidiary, (D) NFE South Power Trading Limited, a Jamaican limited company (“NFE South Power”), and (E) [reserved];
(g)any intent-to-use (or similar) trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” notice and/or filing with respect thereto;
(h)any asset, the grant of a security interest in which would (i) require any governmental consent, approval, license, permit or authorization (collectively, “Governmental Consents”) that has not been obtained (provided that, in the case of the Borrower’s port lease in San Juan, Puerto Rico and the concession in respect of the Borrower’s LNG regasification terminal at the Puerto Pichilingue in Baja California Sur, Mexico (the “La Paz Facility Concession”), the Borrower has used commercially reasonable efforts to obtain any Governmental Consents necessary to grant a mortgage or similar security instrument thereon), (ii) be prohibited by applicable Requirements of Law, except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable Requirements of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clause (i) or clause (ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirements of Law notwithstanding the relevant requirement or prohibition or (iii) result in material adverse tax consequences to the Borrower or any of its direct or indirect Restricted Subsidiaries as reasonably determined by the Borrower, including as a result of the operation of Section 956 of the Code;
(i)(i) any leasehold real property interests or concessions (provided that, in the case of the port lease in San Juan, Puerto Rico and the La Paz Facility Concession, the Borrower has used commercially reasonable efforts to obtain any Governmental Consents necessary to grant a mortgage or similar security instrument thereon) and (ii) any fee owned real property that is not a Material Real

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Estate Asset or that is located in a “special flood zone” (and no landlord lien waivers, estoppels or collateral access letters shall be required to be delivered);
(j)any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary that cannot be pledged without (i) the consent of one or more third parties other than the Borrower or any of its Restricted Subsidiaries under the Organizational Documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non-Wholly-Owned-Subsidiary or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any third party other than the Borrower or any of its Restricted Subsidiaries in accordance with the Organizational Documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non-Wholly-Owned-Subsidiary; provided that no asset shall constitute an Excluded Asset under this clause (f) to the extent any such restriction was entered into with the substantial purpose of making such interest an Excluded Asset;
(k)(i) motor vehicles, tankers, marine vessels, ISO containers and other assets subject to certificates of title, other than any tankers or other marine vessels with a value (as reasonably estimated by the Borrower) in excess of $7.5 million, (ii) letter-of-credit rights not constituting supporting obligations of other Collateral and (iii) commercial tort claims with a value (as reasonably estimated by the Borrower) of less than $7.5 million, except, in each case of the foregoing clauses (i)-(iii), to the extent a security interest therein can be perfected solely by the filing of a UCC financing statement;
(l)any margin stock;
(m)any Excluded Account that is subject to a Permitted Lien;
(n)the assets listed on Appendix A;
(o)any lease, license or other agreement or contract or any asset subject thereto (including pursuant to a purchase money security interest, Financing Lease or similar arrangement) that is, in each case, not prohibited by the terms of this Agreement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or contract or purchase money, Financing Lease or similar arrangement or trigger a right of termination in favor of any other party thereto (other than the Borrower or any of its Restricted Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Requirements of Law; it being understood that the term “Excluded Asset” shall not include any proceeds or receivables arising out of any asset described in this clause (k) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirements of Law notwithstanding the relevant requirement or prohibition;
(p)any asset with respect to which the Borrower and the Required Lenders (it being understood and agreed that the Required Lenders shall be deemed to have so agreed that such asset constitutes “Excluded Assets” under and as defined in the Letter of Credit Agreement, but only so long as such asset constitutes “Excluded Assets” under and as defined in the Letter of Credit Agreement) have reasonably agreed that the cost, burden, difficulty or consequence (including any effect on the ability of the Borrower or any Guarantor to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the Secured Parties of the security afforded thereby, which determination is evidenced in writing;
(q)solely to the extent provided in Section 2.11 of the Intercreditor Agreement, the Collateral Account (as defined in the Letter of Credit Agreement), all cash, Cash Equivalents and other amounts from time to time on deposit therein and all rights with respect thereto, in each case, subject to the Existing Control Agreement (as defined in the Letter of Credit Agreement);
(r)any governmental licenses, permits or authorizations, or U.S. or foreign state or local franchises, charters or authorizations, to the extent a security interest in any such license, permit, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) or where the effect thereof would be to limit or diminish the Borrower’s or any Guarantor’s ability to utilize such license, permit franchise, charter or authorization in the conduct of its business in the ordinary course; and

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(s)any assets owned by the Borrower or any Restricted Subsidiary that are subject to transfer to a Person that is not the Borrower or a Restricted Subsidiary pursuant to the BrazilCo Separation Agreement.
Notwithstanding anything to the contrary, this definition of “Excluded Assets” shall not include any asset that the Borrower elects, in its sole discretion, to constitute Collateral, and any such asset shall automatically cease to be an Excluded Asset for all purposes of the Security Documents upon such election.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), branch profits, and franchise Taxes, in each case (i) imposed on any Recipient as a result of such Recipient being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction of the Governmental Authority imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) Taxes imposed on any Recipient that are attributable to such Recipient’s failure to comply with the requirements of clauses (f), (g) or (h) of Section 2.17; (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Commitment (or, to the extent such Lender did not fund an applicable Loan pursuant to a prior Commitment, on the date on which such Lender acquires interest in such Loan); provided that this clause (i) shall not apply to a Lender that became a Lender pursuant to an assignment request by the Borrower under Section 2.19, or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office and (d) Taxes that are imposed pursuant to FATCA.
“Existing Credit Agreement Lenders” as defined in the recitals.
“Existing Credit Agreement Participants” as defined in the recitals.
“Existing Credit Agreements”: collectively:
(a)that certain Indenture, dated as of April 12, 2021, by and among the Borrower, as issuer, the subsidiary guarantors from time to time party thereto and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), in its capacity as trustee and as collateral agent relating to those certain 6.500% Senior Secured Notes due 2026,
(b)that certain Credit Agreement, dated as of April 15, 2021 (the “Existing Revolving Credit Agreement”), among the Borrower, as borrower, the subsidiary guarantors from time to time party thereto, the lenders and issuing banks from time to time party thereto and MUFG Bank, Ltd. (as successor in interest to Morgan Stanley Senior Funding, Inc.), as administrative agent and as collateral agent,
(c)that certain Letter of Credit and Reimbursement Agreement, dated as of July 16, 2021 (the “Letter of Credit Agreement”), among the Borrower, as borrower, the subsidiary guarantors from time to time party thereto, the lenders and issuing banks from time to time party thereto and Natixis, New York Branch, as administrative agent and as collateral agent (in such capacities, individually and collectively, the “LC Agent”),
(d)that certain Credit Agreement, dated as of October 30, 2023 (the “Existing Term Loan B Credit Agreement”), among the Borrower, as borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and WTNA (as successor in interest to Morgan Stanley Senior Funding, Inc.), as administrative agent and as collateral agent,

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(e)that certain Indenture, dated as of March 8, 2024, by and among the Borrower, as issuer, the subsidiary guarantors from time to time party thereto and U.S. Bank Trust Company, National Association, in its capacity as trustee and as collateral agent relating to those certain 8.750% Senior Secured Notes due 2029,
(f)that certain Credit Agreement, dated as of July 19, 2024, among the Borrower, as borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and WTNA (as successor in interest to Morgan Stanley Senior Funding, Inc.), as administrative agent and as collateral agent,
(g)that certain Credit Agreement, dated as of November 22, 2024, among the Borrower, as borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and as collateral agent,
(h)that certain Credit Agreement, dated as of December 6, 2024, among the Borrower, as borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and as collateral agent,
(i)that certain Credit Agreement, dated as of November 22, 2024, among NFE Brazil Investments LLC, a Delaware limited liability company and a Subsidiary of the Borrower, as borrower, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and as collateral agent, and
(j)that certain Indenture, dated as of November 22, 2024, by and among NFE Financing LLC, a Delaware limited liability company and a Subsidiary of the Borrower, as issuer, the subsidiary guarantors from time to time party thereto and Wilmington Savings Fund Society, FSB, in its capacity as trustee and as collateral agent relating to those certain 12.000% Senior Secured Notes due 2029.
“Existing Term Loan Tranche”: has the meaning provided in Section 2.21(a).
“Extended Term Loans”: has the meaning provided in Section 2.21(a).
“Extending Term Lender”: has the meaning provided in Section 2.21(b).
“Extension Amendment”: has the meaning provided in Section 2.21(c).
“Extension Election”: has the meaning provided in Section 2.21(b).
“Extension Request”: has the meaning provided in Section 2.21(a).
“Facility”: as context may require, (a) the Senior Term Loan Facility and/or (b) the Junior Term Loan Facility.
“Fair Market Value”: with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Borrower, which determination will be conclusive (unless otherwise provided in this Agreement).
“FATCA”: Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement (and any related fiscal or regulatory legislation, administrative rules or official practices implementing the foregoing).

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“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to a financial institution selected by the Required Lenders on such day on such transactions (and notified to the Administrative Agent).
“Federal Reserve Board”: the Board of Governors of the Federal Reserve System.
“FEMA Make Whole”: the funds received by the Borrower or any Subsidiary as an equitable adjustment related to the early termination of the Borrower’s or any Subsidiary’s contract to provide emergency power services to support Puerto Rico’s grid stabilization project.
“Financing Lease”: as applied to any Person, any obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Fitch”: Fitch Ratings or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.
“FLNG1 Subsidiaries”: (i) NFE FLNG 1 Issuer LLC, a Delaware limited liability company and the direct parent of each other FLNG1 Subsidiary, (ii) NFE Pioneer 1 LLC, a Delaware limited liability company, which owns the natural gas processing unit, (iii) NFE Pioneer 2 LLC, a Delaware limited liability company, which owns the natural gas liquefaction unit, (iv) NFE Pioneer 3 LLC, a Delaware limited liability company, which owns the staff accommodation and utilities infrastructure, and (v) any other Wholly-Owned Restricted Subsidiary of the Borrower that is a Guarantor and that has a direct ownership interest in the natural gas liquefaction assets that are owned by the FLNG1 Subsidiaries and collectively comprise the natural gas liquefaction facility referred to by the Borrower as “FLNG1”.
“FLNG2 Assets”: (i) all Equity Interests in FLNG2 Parent and its Subsidiaries, (ii) all assets owned by FLNG2 Parent and its Subsidiaries, and (iii) any other assets owned by the Borrower or any of its Subsidiaries that are used in, or relate to, the natural gas liquefaction facility referred to by the Borrower as “FLNG2” and related assets owned by FLNG2 Parent and its Subsidiaries.
“FLNG2 MIP”: the cash incentive plan of the Borrower for the benefit of officers and other employees of the Borrower and its Subsidiaries that are involved in the development of the natural gas liquefaction facility referred to by the Borrower as “FLNG2,” which provides for cash incentive compensation based on the proceeds of a sale of FLNG2 Assets and includes a participation pool determined by reference to such proceeds.
“Floor”: the benchmark rate floor (which may be zero), if any, provided for in this Agreement with respect to Term SOFR or any Benchmark Replacement as determined for any Class of Loans. The Floor shall be (i) 1.00% per annum with respect to the Initial Term Loans (other than Capital Raise New CoreCo Junior Term Loans) and (ii) 2.00% per annum with respect to the Capital Raise New CoreCo Junior Term Loans.
“Foreign Disposition”: as defined in Section 2.10(b)(vi).
“Foreign Employee Benefit Plan”: any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower and its Subsidiaries, but which is not covered by ERISA pursuant to ERISA Section 4(b)(4).
“Foreign Lender”: as defined in Section 2.17(g)(ii).

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“Foreign Recovery Event”: as defined in Section 2.10(b)(vi).
“Foreign Subsidiary”: any Restricted Subsidiary that is not organized under the laws of the United States of America, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.
“Fronted Amounts”: the aggregate amount of the Capital Raise New CoreCo Senior Term Loans and Capital Raise New CoreCo Junior Term Loans funded by the Fronting Lender pursuant to the Fronting Arrangement that have not been assigned to the applicable Fronting Assignee Lenders.
“Fronting Arrangement”: refers to customary fronting arrangements as set forth in that certain Fronting Letter, dated as of the date hereof (the “Fronting Letter”), among the Assignee Lenders, the Fronting Lender and the Borrower, whereby the Fronting Lender will facilitate the provision of the Capital Raise Term Loans on behalf of the Capital Raise New CoreCo Senior Term Loan Lenders and the Capital Raise New CoreCo Junior Term Loan Lenders (that will include the Assignee Lenders and other Persons that have elected to hold Capital Raise Term Loans in accordance with the Restructuring Support Agreement) and subsequently assigning the Capital Raise Term Loans to the Assignee Lenders and such Persons as Fronting Assignee Lenders.
“Fronting Letter”: as defined in the definition of Fronting Arrangement.
“Fronting Assignee Lenders”: as defined in the definition of Lenders.
“Fronting Lender” means Barclays Bank PLC, in its capacity as fronting lender.
“Funding Notice”: a notice substantially in the form of Exhibit D.
“GAAP”: at the election of the Borrower, (i) the accounting standards and interpretations adopted by the International Accounting Standards Board, as in effect from time to time (“IFRS”) if the Borrower’s financial statements are at such time prepared in accordance with IFRS or (ii) generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time; provided that (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts referred to herein shall be made without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (b) any calculation or determination in this Agreement that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter.
“Governmental Authority”: any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, authority, court, central bank, agency, regulatory body or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supranational bodies such as the European Union or the European Central Bank).
“Granting Lender”: as defined in Section 9.6(o).

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“Guarantee”: the guarantee by any Guarantor of the Obligations.
“Guarantor”: each Subsidiary of the Borrower that executes this Agreement as a guarantor on the Closing Date and each other Subsidiary of the Borrower that thereafter guarantees the Obligations in accordance with the terms of this Agreement (but, in each case, excluding any Person released from its obligations hereunder pursuant to Section 9.20).
“Guarantor Junior Term Loan Obligations”: all obligations and liabilities of each Guarantor solely with respect to the Borrower Junior Term Loan Obligations (including interest, fees and expenses after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization, examinership or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interests, fees or expenses is allowed or allowable in such proceeding) which arise under or in connection with this Agreement or any other Loan Document, in each case whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.
“Guarantor Obligations”: collectively, the Guarantor Senior Term Loan Obligations and the Guarantor Junior Term Loan Obligations.
“Guarantor Senior Term Loan Obligations”: all obligations and liabilities of each Guarantor solely with respect to the Borrower Senior Term Loan Obligations (including interest, fees and expenses after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization, examinership or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interests, fees or expenses is allowed or allowable in such proceeding) which arise under or in connection with this Agreement or any other Loan Document, in each case whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.
“Hazardous Materials”: any material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law; or (b) can form the basis of any liability under any Environmental Law, including any Environmental Law relating to petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls and toxic mold.
“Hedge Agreement”: (a) any agreement with respect to any Derivative Transaction between the Borrower, any Guarantor or any Restricted Subsidiary and any other Person, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedging Obligations”: the obligations of the Borrower, any Guarantor or any Restricted Subsidiary under any Hedge Agreement.
“IFRS”: as defined in the definition of GAAP.
“Illegality Notice”: as defined in Section 2.15(b).
“Immaterial Subsidiary”: any Restricted Subsidiary that is not a Material Subsidiary.
“Immediate Family Member”: with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor

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or administrator acting on its behalf), heirs, legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Increased Cost Lender”: as defined in Section 2.19.
“Incremental Amendment”: as defined in Section 2.9(f).
“Incremental Cap”: means an amount equal to $50.0 million.
“Incremental Facility Closing Date”: as defined in Section 2.9(d).
“Incremental Lenders”: as defined in Section 2.9(c).
“Incremental Term Commitments”: as defined in Section 2.9(a).
“Incremental Term Loan”: as defined in Section 2.9(b).
“Incremental Term Loan Funding Date”: as defined in Section 2.5(f).
“Incremental Term Loan Request”: as defined in Section 2.9(a).
“Indebtedness”: as applied to any Person, without duplication:
(k)all indebtedness for borrowed money;
(l)all obligations with respect to Financing Leases;
(m)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
(n)any obligation of such Person to pay the deferred purchase price of property or services (excluding any such obligations incurred under ERISA) to the extent such obligations are treated as indebtedness under GAAP;
(o)all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person provided that the amount of Indebtedness of any Person for purposes of this clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby;
(p)letters of credit or bankers’ acceptances issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;
(q)the guarantee by such Person of the Indebtedness of another, other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided that the amount of Indebtedness of any Person for purposes of this clause (g) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) in the case of Indebtedness that is non-recourse to the credit of the Borrower or a Restricted Subsidiary, the Fair Market Value of the property encumbered thereby;
(r)all obligations of such Person in respect of any Disqualified Stock; and
(s)all net obligations of such Person in respect of any Derivative Transaction, whether or not entered into for hedging or speculative purposes, other than those providing for the delivery of a commodity pursuant to forward contracts;
in each case, to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

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For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, except to the extent the terms of such Indebtedness provided that such Person is not liable therefor; provided that, notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 or International Accounting Standard 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this proviso shall not be deemed an incurrence of Indebtedness under this Agreement) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amount that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement).
For all purposes hereof, the Indebtedness of the Borrower and its Restricted Subsidiaries shall exclude (i) intercompany liabilities arising from cash management and accounting operations and intercompany loans, advances or Indebtedness among the Borrower and its Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) any amounts payable or other liabilities to trade creditors (including undrawn letters of credit) arising in the ordinary course of business, consistent with past practice or consistent with industry norm, including any deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iv) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (v) Indebtedness appearing on the balance sheet of the Borrower solely by reason of pushdown accounting under GAAP, (vi) accrued expenses and royalties, (vii) asset retirement obligations and obligations in respect of performance bonds, reclamation and workers’ compensation claims, retirement, post-employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contributions, (viii) accrued expenses or current trade or other ordinary course payables or liabilities incurred in the ordinary course of business, consistent with past practice or consistent with industry norm (including on an intercompany basis), and obligations resulting from take-or-pay contracts entered into in the ordinary course of business, consistent with past practice or consistent with industry norm, and other liabilities associated with customer prepayments and deposits, (ix) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, consistent with past practice or consistent with industry norm, (x) Non-Financing Lease Obligations or other obligations under or in respect of straight line leases or operating leases (except to the extent resulting in a Financing Lease), any leases or rentals of equipment related to exploration, production and commercialization activities, including without limitation, leases or rentals of or related to drilling rigs, pipelines, supply boats and LNG carriers, FPSO (floating production storage and offloading) facilities, WHPs (wellhead platforms), TLWPs (tension leg wellhead platforms) and any other equipment or other assets, provided that such leases or rentals do not include a bargain purchase option, (xi) customary obligations under employment agreements and deferred compensation arrangements, (xii) Contingent Obligations, (xiii) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business, consistent with past practice or consistent with industry norm, (xiv) any liability for taxes and (xv) any land and port concessions.
“Indemnified Liabilities”: as defined in Section 9.5(a).
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

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“Indemnitee”: as defined in Section 9.5(a).
“Information”: as defined in Section 9.14.
“Initial Term Loans”: the term loans made or deemed made by the Lenders (including the Fronting Lender, if applicable) to the Borrower on the Closing Date pursuant to Section 2.1(a).
“Insolvency”: with respect to any Multiemployer Plan, the condition that such “plan” is insolvent within the meaning of Section 4245 of ERISA.
“Intercreditor Agreement”: that certain intercreditor agreement, dated as of the Closing Date, by and among, Natixis, New York Branch, as Super Priority Lien Collateral Agent, the Collateral Agent, as Senior Lien Collateral Agent, Natixis, New York Branch, as Initial Common Representative, and Natixis New York Branch, as Controlling Authorized Representative (each term as defined therein), and acknowledged and consented to by each Loan Party.
“Interest Payment Date”: with respect to (a) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and the final Maturity Date of such Loan; and (b) any Loan that is a SOFR Loan, the last day of each Interest Period applicable to such Loan and the final maturity of such Loan; provided that, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
“Interest Period”: in connection with a SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability of the Term SOFR applicable to the relevant Loan), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; (iii) no Interest Period with respect to any portion of Loans shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.12(d) shall be available for specification in such Funding Notice or Conversion/Continuation Notice.
“Investment”: (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the securities of any other Person (other than the Borrower or any Guarantor), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of (i) all or substantially all the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person or (ii) any Material Assets of any other Person other than (A) Material Assets that are or become owned by, or are acquired by, Loan Parties or (B) Material Assets that are or become owned by, or are acquired by, the Borrower or any Subsidiary and such Material Assets relate to the matters disclosed in the Business Plan and (c) any loan, advance or capital contribution (other than accounts receivable, trade credit, advances to customers, intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) or any advance to any current or former employee, officer, director, member of management, manager, member, partner, consultant or independent contractor of the Borrower or any Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case in the ordinary course of business, consistent with practice or consistent with industry norm of the Borrower and/or its Subsidiaries) by the Borrower or any of its Restricted Subsidiaries to any other Person.

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The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of an Investment made with assets of the Borrower or any Restricted Subsidiary, based on the net book value of the assets invested), minus any payments actually received by such investor representing a Return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.
If the Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.
“Investment Grade Assets”: (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests at least 90.0% of its assets in investments of the type described in the foregoing clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments utilized by any Foreign Subsidiary and customarily used by companies in the jurisdiction of such Foreign Subsidiary for high quality investments.
“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or Fitch or the equivalent investment grade credit rating from any other nationally recognized rating agency.
“IP Rights”: a license or right to use all rights in Designs, patents, trademarks, domain names, copyrights, software, Trade Secrets and all other intellectual property rights.
“IRS”: the U.S. Internal Revenue Service.
“Joinder Agreement”: a Joinder Agreement, substantially in the form of Exhibit B, duly executed by a Subsidiary made a party hereto pursuant to Section 5.10(a).
“Judgment Currency”: as defined in Section 9.17(b).
“Junior Term Loan Facility”: the extensions of credit to the Borrower and the payment of the Backstop Premium, in each case, in the form of Capital Raise New CoreCo Junior Term Loans.
“Junior Term Loan Obligations”: collectively, the Borrower Junior Term Loan Obligations and the Guarantor Junior Term Loan Obligations.
“Latest Maturity Date”: at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time, including the latest maturity date of any Extended Term Loan or any Incremental Term Loans, in each case as extended in accordance with this Agreement from time to time.
“Law”: all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, any Governmental Authority.
“LCA Election”: as defined in Section 1.6(a).
“LCA Test Date”: as defined in Section 1.6(a).

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“Lenders”: the Persons listed on Schedule 1.1A and thereafter any other Person that shall have become a party hereto (including the Existing Credit Agreement Lenders and the Existing Credit Agreement Participants, as applicable, that become party to this Agreement, and Persons that become Capital Raise New CoreCo Senior Term Loan Lenders or Capital Raise New CoreCo Junior Term Loan Lenders, as applicable, pursuant to the Fronting Arrangement (such Persons, the “Fronting Assignee Lenders”)) pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance; provided, however, that Section 9.5 shall continue to apply to each such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance as if such Person is a “Lender”; provided, further, however, that for purposes of (i) the definition of “Required Lenders” and “Super Majority Lenders” and (ii) the Lender indemnity set forth in Section 9.5(c), to the extent that Kroll Issuer Services Limited (“Kroll”) is a Lender, Kroll’s holdings as a Lender shall be disregarded from both the numerator and the denominator in determining Required Lenders, Super Majority Lenders or any Lender’s Pro Rata Share.
“Lien”: any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.
“Limited Condition Asset Sale”: any (i) Disposition or (ii) sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.3), whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise, in each case, not prohibited by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“LNG”: natural gas in its liquid state at or below its boiling point at or near atmospheric pressure.
“Loan Documents”: (i) this Agreement, the Security Documents and the Loan Notes, and (ii) solely for purposes of the rights, protections, obligations, duties, immunities and indemnities of the Agents, the Intercreditor Agreement, the Agent Fee Letter and each Funding Notice.
“Loan Note”: a promissory note substantially in the form of Exhibit G.
“Loan Parties”: the collective reference to the Borrower and each Guarantor.
“Loans”: the extensions of credit made (or deemed made) by the Lenders to the Borrower hereunder in the form of Term Loans, including the Senior Term Loans and the Capital Raise New CoreCo Junior Term Loans.
“Management Investors”: the current, former or future officers, directors, managers and employees (and any Immediate Family Members of the foregoing) of the Borrower or any of its Subsidiaries who are or who become direct or indirect investors in the Borrower.
“Material Adverse Effect”: any circumstances or conditions that would have a material adverse effect on (a) the ability of the Borrower to perform its payment obligations under this Agreement or any other Loan Document, (b) the rights or remedies of the Secured Parties under this Agreement or any other Loan Document or (c) the business, assets, properties, liabilities or financial condition of the Loan Parties, taken as a whole.
“Material Assets”: any assets with a value individually or in the aggregate greater than or equal to $25.0 million.
“Material Indebtedness”: (a) Indebtedness incurred under the Letter of Credit Agreement and (b) any other Indebtedness (other than the Obligations) for borrowed money or other obligations evidenced by any indenture, debenture, notes or similar instrument to the extent constituting Indebtedness, of any

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one or more of the Borrower or the Restricted Subsidiaries in an aggregate outstanding principal amount exceeding $50.0 million.
“Material Intellectual Property”: any Intellectual Property owned by the Borrower or any Restricted Subsidiary that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole.
“Material Real Estate Asset”: any “fee-owned” real estate asset owned by a Loan Party on the Closing Date, acquired by a Loan Party after the Closing Date or owned by any Person at the time such Person becomes a Loan Party, in each case, having a Fair Market Value in excess of $25.0 million as of the date of acquisition thereof (or the date of substantial completion of any material improvement thereon or new construction thereof) or if the owning entity becomes a Loan Party after the Closing Date, as of the date such Person becomes a Loan Party.
“Material Subsidiary”: as of any date of determination, any Restricted Subsidiary of the Borrower the assets of which (on a standalone basis, when combined with the assets of such Restricted Subsidiary’s Subsidiaries attributable to such Restricted Subsidiary’s economic interest therein, after intercompany eliminations) exceed 2.5% of Consolidated Total Assets of the Borrower as of the last day of the Test Period then most recently ended on or prior to such date of determination; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are Immaterial Subsidiaries have, in the aggregate, Consolidated Total Assets (on a standalone basis, when combined with the assets of such Restricted Subsidiary’s Subsidiaries attributable to such Restricted Subsidiary’s economic interest therein, after intercompany eliminations) at the last day of such Test Period equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries.”
“Maturity Date”: (i) with respect to the Initial Term Loans and Incremental Term Loans, the fifth anniversary of the Closing Date and (ii) with respect to any Class of Extended Term Loans, the final maturity date as specified in the Extension Request applicable to such Class; provided that if such date is not a Business Day, then the applicable Maturity Date shall be the immediately preceding Business Day.
“Maximum Rate”: as defined in Section 9.25.
“Moody’s”: Moody’s Investors Service, Inc. or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.
“Mortgage”: any mortgage, deed of trust or other similar agreement made by a Loan Party in favor of the Collateral Agent or any common representative under the Intercreditor Agreement, for the benefit of the Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall be in form reasonably satisfactory to the Collateral Agent, the Required Lenders and the Borrower; provided that, unless the Required Lenders object in writing to a Mortgage within ten (10) Business Days following the date such Mortgage is posted on a Platform, (a) such Mortgage shall be deemed acceptable to the Required Lenders and (b) the Required Lenders shall be deemed to have directed the Collateral Agent (including in any other capacity party to such Mortgage) to execute and deliver such Mortgage; provided, further, that, any deadline under any Loan Document requiring the delivery of such Mortgage shall be deemed satisfied upon such posting to a Platform and to the extent the Required Lenders have timely objected to such Mortgage in accordance with the foregoing such deadline shall automatically be extended until the applicable Loan Party addresses such objection (using commercially reasonable efforts).
“Multiemployer Plan”: a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any Commonly Controlled Entity has an obligation to make contributions or has any actual or contingent liability.
“Net Proceeds”:

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(t)100% of the cash proceeds and Cash Equivalents actually received by the Borrower or any of its Restricted Subsidiaries (including any cash payments or Cash Equivalents received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements (excluding any settlement received in connection with a business interruption insurance policy) and condemnation awards, but in each case only as and when received) from any Asset Sale or Recovery Event, net of:
(i)attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, including, without limitation, amounts required to be paid pursuant to the FLNG2 MIP and/or in respect of permitted management services in connection with an Asset Sale or Recovery Event of FLNG2 Assets,
(ii)the (A) principal amount of any Indebtedness that is secured by a Lien (other than Indebtedness under the Loan Documents and other than Indebtedness secured by Liens that rank pari passu with or are subordinated to the Liens securing the Obligations) on the asset subject to such Asset Sale or Recovery Event or (B) solely in the case of any Disposition or Recovery Event in respect of the FLNG2 Assets, the liquidation preference of any preferred Equity Interests of FLNG2 Parent or its Subsidiaries, and, in each case, that is required to be repaid solely as a result of such Asset Sale or Recovery Event, solely to the extent so repaid, together with any applicable premium, penalty, interest and breakage costs,
(iii)in the case of any Asset Sale, or Recovery Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower as a result thereof,
(iv)Taxes paid or reasonably estimated to be payable by the Borrower or any of its Restricted Subsidiaries or beneficial owners, directly or indirectly, as a result thereof, and
(v)the amount of any reasonable reserve required to be established in accordance with GAAP against any adjustment to the sale price or any liabilities (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale or Recovery Event occurring on the date of such reduction); and
(u)100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, net of all Taxes paid or reasonably estimated to be payable by the Borrower or any of its Restricted Subsidiaries or any beneficial owner, directly or indirectly, as a result thereof and fees (including investment banking fees, underwriting fees and discounts), commissions, costs and other expenses, in each case incurred by the Borrower or any of its Restricted Subsidiaries in connection with such issuance or sale.
“Net Short Lender”: as defined in Section 9.26(a).
“Non-Consenting Lender”: as defined in Section 2.19.
“Non-Defaulting Lender”: at any time, any Lender that is not a Defaulting Lender at such time.
“Non-Financing Lease Obligation”: a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight line or operating lease shall be considered a Non-Financing Lease Obligation.

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“Non-Public Information”: material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower and its Subsidiaries or their securities.
“Notice”: a Funding Notice or a Conversion/Continuation Notice.
“Obligations”: the collective reference to (a) the Borrower Obligations and (b) the Guarantor Obligations.
“Officer’s Certificate”: a certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Agreement.
“OID”: original issue discount.
“Organizational Documents”: with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and bylaws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (v) in the case of any trust, the declaration of trust and trust agreement (or similar document) of such Person and (vi) in any other case, the functional equivalent of the foregoing.
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (and any interest, additions to Tax or penalties applicable thereto), except any such Taxes that are Other Connection Taxes imposed as a result of an assignment by a Recipient (other than an assignment made pursuant to Section 2.19).
“Outstanding Amount”: with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans (including any capitalized PIK Interest).
“Participant”: as defined in Section 9.6(b).
“Participant Register”: as defined in Section 9.6(b).
“PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Direction Letter”: if applicable, the Flow of Funds Direction Letter, dated as of the Closing Date, from the Borrower to the Administrative Agent.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Pension Plan”: a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which the Borrower may have liability, including any liability by reason of the Borrower’s (a) being jointly and severally liable for liabilities of any Commonly Controlled Entity in connection with such Pension Plan, (b) having been a

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substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or (c) being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permit”: any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, registration, notification, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or bylaw, rule or regulation of, by or from any Governmental Authority.
“Permitted Holders”: as set forth in Appendix B.
“Permitted Investments”:
(v)cash or Investments that were Cash Equivalents or Investment Grade Assets at the time made;
(w)(i) Investments existing on the Closing Date in any Restricted Subsidiary or (ii) Investments made after the Closing Date in one or more Restricted Subsidiaries (including, in each case, guarantees of obligations of Restricted Subsidiaries);
(x)Investments (i) constituting deposits, prepayments, trade credit (including the creation of receivables) and/or other credits to suppliers or lessors, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, lessors, licensors and licensees, in each case, in the ordinary course of business, consistent with past practice or consistent with industry norm or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;
(y)[reserved];
(z)any Investment by the Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets of, or any business line, unit, division or product line (including research and development and related assets in respect of any product):
(i)in any Person or the Equity Interests of any Person who is engaged in a Similar Business and becomes a Restricted Subsidiary (and, in any event, including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or by means of a Division); or
(ii)if as a result of such Investment, such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit, product line or line of business) to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, Division, consolidation, transfer, conveyance or redesignation;
(aa)(i) Investments existing on, or contractually committed to or contemplated as of, the Closing Date and as set forth on Schedule 6.1 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, replacement, renewal or extension increases the amount of such Investment except by the terms thereof in effect on the Closing Date (including as a result of the accrual or accretion of interest or OID or the issuance of pay in kind securities) or as otherwise not prohibited by this Agreement;
(ab)Investments (including earn-outs) received in lieu of cash in connection with an Asset Sale made pursuant to the provisions of Section 6.4 or any other disposition of assets not constituting an Asset Sale;

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(ac)[reserved];
(ad)Investments (i) made in the ordinary course of business, consistent with past practice or consistent with industry norm in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business, consistent with past practice or consistent with industry norm or (ii) consisting of extensions of credit in the nature of accounts receivable, performance guarantees or Contingent Obligations or notes receivable arising from the grant of trade credit in the ordinary course of business, consistent with past practice or consistent with industry norm;
(ae)Investments consisting of (or resulting from) (i) Indebtedness otherwise permitted under Section 6.3, (ii) Permitted Liens, (iii) Restricted Payments otherwise permitted under Section 6.1 (other than a Restricted Payment permitted under Section 6.1(b)(ix)) and (iv) Asset Sales otherwise permitted under Section 6.4 or any other disposition not constituting an Asset Sale (other than pursuant to clause (a), (b), (c)(ii) (if made in reliance on clause (b) therein) and (g) of the definition thereof);
(af)Investments in the ordinary course of business, consistent with past practice or consistent with industry norm consisting of endorsements for collection or deposit and customary trade arrangements with customers;
(ag)Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, consistent with past practice or consistent with industry norm, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;
(ah)loans and advances of payroll payments or other compensation (including deferred compensation) to present or former employees, directors, members of management, officers, managers, members, partners, independent contractors or consultants of the Borrower and/or any Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm;
(ai)[reserved];
(aj)[reserved];
(ak)[reserved];
(al)Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries when no Event of Default shall have occurred and be continuing or would occur as a consequence thereof in an aggregate amount (with respect to each such Investment, as valued at the Fair Market Value of such Investment at the time such Investment is made or, at the option of the Borrower, committed to be made) then outstanding under this clause (q) not to exceed $25.0 million;
(am)[reserved];
(an)to the extent constituting Investments, (i) guarantees of leases (other than Financing Leases) or of other obligations not constituting Indebtedness of the Borrower and/or its Restricted Subsidiaries and (ii) guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business, consistent with past practice or consistent with industry norm;
(ao)to the extent constituting an Investment, Investments in FLNG2 Parent and BlockerCo consisting of obligations of FLNG2 Parent or BlockerCo, as applicable, in respect of management services, the performance of obligations, the provision of management services and the

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payment of costs and expenses provided to FLNG2 Parent or BlockerCo, as applicable, pursuant to the CoreCo-BlockerCo & FLNG2 Management Agreement;
(ap)to the extent constituting an Investment, Investments consisting of obligations in respect of transition services, the performance of obligations and the provision of transition services pursuant to the CoreCo-BrazilCo Transition Services Agreement;
(aq)to the extent constituting an Investment, Investments made pursuant to the BrazilCo Separation Agreement;
(ar)any Derivative Transactions of the type permitted under Section 6.3(b)(xix);
(as)Investments consisting of the licensing of intellectual property or other works of authorship for the purpose of joint marketing arrangements with other Persons;
(at)[reserved];
(au)(i) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law and (ii) Investments of assets relating to any non-qualified deferred payment plan or similar employee compensation plan in the ordinary course of business, consistent with past practice or consistent with industry norm;
(av)Investments in the Borrower, any Restricted Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities and/or customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements, in each case, entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;
(aw)[reserved];
(ax)[reserved];
(ay)to the extent constituting an Investment, Investments consisting of the acquisition (including pursuant to the exercise of any option) of any equipment or other assets subject to the Turbines Sale-Leaseback Transaction Documents or otherwise set forth on Appendix A;
(az)[reserved];
(ba)contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust (or any Immediate Family Member of the foregoing) subject to claims of creditors in the case of a bankruptcy of the Borrower or any Restricted Subsidiary;
(bb)to the extent that they constitute Investments, purchases, acquisitions, licenses or leases of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights or the contribution of IP Rights pursuant to joint marketing arrangements, in each case in the ordinary course of business, consistent with past practice or consistent with industry norm;
(bc)intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business, consistent with past practice or consistent with industry norm in connection with cash management operations of the Borrower and its Subsidiaries;
(bd)Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event;

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(be)Investments to the extent required by applicable rules under the Exchange Act or by any governmental authority, including any Investment made in order to avoid early warning or notice requirements under such rules or requirements;
(bf)[reserved]; and
(bg)any transaction to the extent it constitutes an Investment that is not prohibited by and is made in accordance with the provisions of Section 6.5 (except transactions permitted by Section 6.5(b)(iv) by reference to Section 6.1 or this definition and Section 6.5(b)(xv) and (xix)).
“Permitted Liens”:
(bh)(i) Liens securing Indebtedness incurred under any Loan Document (including any Incremental Amendment) and (ii) Liens securing the Indebtedness incurred under the Letter of Credit Agreement, in the case of this clause (ii), subject to the Intercreditor Agreement;
(bi)Liens for taxes, assessments or other governmental charges (i) which are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment, (ii) which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Restricted Subsidiaries in accordance with GAAP, or (iii) which are on property that the Borrower or any of its Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;
(bj)Liens (and rights of setoff) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens (including, without limitation, any maritime liens, whether or not statutory, that are recognized or given effect to as such by the law of any applicable jurisdiction) imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business, consistent with past practice or consistent with industry norm (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days or that are unfiled and no other action has been taken to enforce such Liens or those that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;
(bk)Liens incurred or deposits made in the ordinary course of business, consistent with past practice or consistent with industry norm (i) in connection with workers’ compensation, pension, unemployment insurance, employers’ health tax and other types of social security or similar laws and regulations or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (ii) to secure the performance of tenders, statutory obligations, surety, stay, customs, appeal, performance and/or completion bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including those to secure health, safety and environmental obligations but exclusive of obligations for the payment of borrowed money), (iii) securing or in connection with (x) any liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty, liability or other insurance (including self-insurance) to the Borrower or its Subsidiaries or otherwise supporting the payment of items set forth in the foregoing clause (i) or (y) leases or licenses of property otherwise not prohibited by this Agreement and use and occupancy agreements, utility services and similar transactions entered into in the ordinary course of business, consistent with past practice or consistent with industry norm and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds, completion bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;
(bl)Liens consisting of survey exceptions, easements, rights-of-way, restrictions, encroachments, and other similar encumbrances or minor defects or irregularities in title, in each case that would not reasonably be expected to result in a Material Adverse Effect;

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(bm)Liens consisting of any (i) interest or title of a lessor or sublessor under any lease of real estate entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) landlord lien not prohibited by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject or (iv) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);
(bn)Liens solely on any cash advance, earnest money or escrow deposits made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment or disposition not prohibited under this Agreement;
(bo)Liens or purported Liens evidenced by the filing of UCC financing statements, including precautionary UCC financing statements, or any similar filings made in respect of (i) Non-Financing Lease Obligations or consignment or bailee arrangements entered into by the Borrower or any of its Restricted Subsidiaries and/or (ii) the sale of accounts receivable in the ordinary course of business, consistent with past practice or consistent with industry norm (to the extent otherwise permitted herein) for which a UCC financing statement is required;
(bp)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(bq)Liens in connection with any zoning, building, land use or similar Requirements of Law or right reserved to or vested in any governmental authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Borrower or any of its Restricted Subsidiaries to (i) control or regulate the use of any or dimensions of real property or the structure thereon that would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order or (ii) terminate any such lease, license, franchise, grant or permit or to require annual or other payments as a condition to the continuation thereof;
(br)Liens securing Refinancing Indebtedness permitted pursuant to Section 6.3(b)(xvii) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Sections 6.3(b)(i), (ii), (x), (xi), (xiv), (xv), (xvii), (xviii), (xxi), (xxii), (xxiii), (xxiv), (xxv), (xxvi), (xxxvi), (xxxviii), (xli) or (xlii), or (y) Indebtedness that is secured in reliance on clause (u) below (without duplication of any amount outstanding thereunder)); provided that (i) no such Lien extends to any property or asset of the Borrower or any Restricted Subsidiary that did not secure the Indebtedness being refinanced, other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of any property or assets financed by Indebtedness, Disqualified Stock or Preferred Stock or subject to a Lien securing Indebtedness, in each case, not prohibited by Section 6.3, the terms of which Indebtedness, Disqualified Stock or Preferred Stock require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.3(b)(xiv) or (xv) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) such Liens shall not secure Indebtedness having a priority in right of payment or Lien priority that is senior to the Indebtedness being refinanced;
(bs)Liens existing on the Closing Date set forth on Schedule 6.6 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any property or asset of the Borrower or any Restricted Subsidiary that was not subject to the original Lien, other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in either case permitted under Section 6.3, the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.3(b)(xiv) or (xv) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing,

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renewal or extension of the obligations secured or benefited by such Liens, if the same constitute Indebtedness, is not prohibited by Section 6.3;
(bt)Liens securing Indebtedness permitted pursuant to Section 6.3(b)(xiv) (including with respect to Financing Leases and purchase money Indebtedness) of the Borrower and/or any Restricted Subsidiary incurred or issued to finance or refinance the acquisition, construction, lease, expansion, development, design, installation, repair, replacement, relocation, renewal, maintenance, upgrade or improvement of property (real or personal), equipment or any other asset (through the direct purchase of property, equipment or other assets but excluding any acquisition of Equity Interests of any Person owning such property, equipment or other assets) in the ordinary course of business, consistent with past practice or consistent with industry norm, used to purchase assets that are used directly or indirectly to produce, transport or deliver liquefied natural gas or power to customers (including tugs, iso containers, turbines, regasification equipment, ancillary equipment useful to ensure the proper functioning of this equipment) and is prior to, at the time of or within 270 days after the completion of such acquisition, construction, lease, expansion, development, installation, repair, replacement, relocation, renewal, maintenance, upgrade or improvement; provided that, the aggregate principal amount of such Indebtedness secured by Liens permitted pursuant to this clause (m) shall not exceed an amount equal to $100.0 million;
(bu)Liens securing Indebtedness permitted pursuant to Section 6.3(b)(xviii) or (xxi);
(bv)Liens securing Indebtedness with respect to Financing Leases and obligations in respect of charters or similar arrangements of the Borrower and/or any Restricted Subsidiary incurred or issued to finance or refinance the chartering, leasing or acquisition of maritime vessels used to produce, transport, store, regasify or deliver liquefied natural gas, LNG cargoes or power to customers, in any case, in a Specified Jurisdiction, in each case in the ordinary course of business, consistent with past practice or consistent with industry norm, and incurred prior to, at the time of or within 270 days after the completion of such chartering, leasing or acquisition; provided that such Liens may only extend or cover the maritime vessels which are financed thereby plus (x) any replacements, additions and accessions thereto, any improvements thereon and customary security deposits in respect thereof and (y) in the case of multiple financings provided by any lender or its Affiliates, other assets financed by such lender or its Affiliates, provided further that the aggregate principal amount of Indebtedness secured by such Liens permitted pursuant to this clause (o) shall not exceed $150.0 million;
(bw)(i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, consistent with past practice or consistent with industry norm of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens on the proceeds of any Indebtedness in favor of the holders of such Indebtedness incurred in connection with any transaction permitted under this Agreement, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (v) Liens consisting of an agreement to dispose of any property in a disposition permitted under Section 6.4, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(bx)Liens on assets of Restricted Subsidiaries that are not Guarantors (including Equity Interests owned by such Persons);
(by)(i) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm of

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the Borrower and/or its Restricted Subsidiaries and (ii) Liens not securing Indebtedness for borrowed money that are granted in the ordinary course of business, consistent with past practice or consistent with industry norm and customary in the operation of the business of the Borrower and its Restricted Subsidiaries;
(bz)Liens securing obligations under the Turbine and Intermediation Facility and any other Liens on assets listed on Appendix A hereto;
(ca)[reserved];
(cb)Liens on assets otherwise permitted by the Loan Documents; provided that (i) the aggregate amount of Indebtedness or other obligations then outstanding and secured thereby shall not exceed an amount equal to $25.0 million in the aggregate pursuant to this clause (u) and (ii) to the extent such Liens secure Indebtedness, such Indebtedness is permitted under Section 6.3(b)(xxi);
(cc)(i) Liens on assets securing, or otherwise arising from, judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation not constituting an Event of Default under Section 7.1(a)(6) and (ii) any pledge and/or deposit securing any settlement of litigation;
(cd)(i) leases (including ground leases and leases of vehicles, tankers and ISO containers), licenses, subleases or sublicenses granted to others in the ordinary course of business, consistent with past practice or consistent with industry norm (and other agreements pursuant to which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies or services), or which would not reasonably be expected to result in a Material Adverse Effect, and (ii) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;
(ce)Liens on securities that are the subject of repurchase agreements constituting Permitted Investments or any Investment permitted under Section 6.1 arising out of such repurchase transactions and reasonable customary initial deposits and margin deposits and similar Liens attaching to pooling, commodity trading accounts or other brokerage accounts maintained in the ordinary course of business, consistent with past practice or consistent with industry norm and not for speculative purposes;
(cf)Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds, completion bonds or similar instruments, in each case, permitted under Section 6.3(b)(v), (vi), (viii), or (xxvii);
(cg)Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of any asset in the ordinary course of business, consistent with past practice or consistent with industry norm or (ii) by operation of law under Article 2 of the UCC (or any similar Requirements of Law under any jurisdiction);
(ch)[reserved];
(ci)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(cj)(i) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s accounts payable or other obligations in respect of documentary or trade letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (ii) Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (iii) receipt of progress payments and advances from customers in the ordinary course of business, consistent with past practice or consistent with industry norm to the extent the same creates a Lien on the related inventory and proceeds thereof;

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(ck)Liens securing obligations of the type described in Section 6.3(b)(vii) and/or (xix);
(cl) (i) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;
(cm)[reserved];
(cn)Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;
(co)Liens disclosed in any mortgage policy or survey with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof;
(cp)[reserved];
(cq)Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the UCC (or any comparable or successor provision) on the items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service provider arising as a matter of law or under general terms and conditions encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;
(cr)security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business, consistent with past practice or consistent with industry norm;
(cs)[reserved];
(ct)[reserved];
(cu)[reserved];
(cv)[reserved];
(cw)[reserved];
(cx)[reserved];
(cy)Liens with respect to any vessel for maritime torts with respect to damage resulting from allisions, collisions, cargo damage, property damage, conversion (wrongful possession), pollution, personal injury and death, maintenance and cure, and unseaworthiness, in each case, that are covered by insurance (subject to reasonable deductibles); and
(cz)Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary arising from vessel chartering, drydocking, maintenance, repair, refurbishment, the furnishing of supplies and bunkers to vessels or masters’, officers’ or crews’ wages and maritime Liens, that, in the case of each of the foregoing, were not incurred or created to secure the payment of Indebtedness and that in the aggregate do not materially adversely affect the value of the properties subject to such Liens or materially impair the use for the purposes of which such properties are held by the Borrower and its Restricted Subsidiaries.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or any other entity.

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“PIK Interest”: as defined in Section 2.5(f).
“PIK Option”: as defined in Section 2.5(f).
“Platform”: Debt Domain, Intralinks, SyndTrak, DebtX or a substantially similar electronic transmission system.
“Post-Closing Actions”: as defined in Section 5.12.
“Preferred Stock”: any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Prime Rate”: the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Required Lenders) or any similar release by the Federal Reserve Board (as determined by the Required Lenders); and each change in the Prime Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate.
“Principal Office”: the Administrative Agent’s “Principal Office” as set forth in Section 9.2, or such other office or office of a third party or subagent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.
“Private Side Information”: as defined in Section 5.2.
“Pro Rata Share”: with respect to any Lender and any Class of Commitments or Loans, either (a) the percentage of the aggregate Commitments or Loans of such Class represented by such Lender’s Commitments or Loans at such time, (b) the percentage of the Senior Term Loan Aggregate Commitment represented by such Lender’s Senior Term Loan Commitment at such time or (c) the percentage of the Capital Raise New CoreCo Junior Term Loan Aggregate Commitment represented by such Lender’s Capital Raise New CoreCo Junior Term Loan Commitment at such time. After the funding and the deemed funding of the Loans on the Closing Date, “Pro Rata Share” shall be obtained by dividing (i) the Outstanding Amount of such Lender’s Loans of such Class at such time by (ii) the Total Outstandings of such Class at such time. Notwithstanding the foregoing, for purposes of Section 9.5(c), “Pro Rata Share” shall be obtained by dividing (i) the Outstanding Amount of such Lender’s Loans by (ii) the Total Outstandings at such time.
“Property”: any right or interest in or to property of any kind whatsoever, whether real or immovable, personal or moveable or mixed and whether tangible or intangible, corporeal or incorporeal, including Equity Interests.
“Public Lenders”: Lenders that do not wish to receive Non-Public Information with respect to the Borrower and its Subsidiaries or their securities.
“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualified Capital Stock”: of any Person means any Equity Interests of such Person that is not Disqualified Stock.
“Recipient”: (a) the Administrative Agent, (b) the Collateral Agent or (c) any Lender, as applicable.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim (excluding the proceeds of business interruption insurance and any proceeds of property or casualty insurance which are paid directly to, or paid upon receipt by the Borrower or its Subsidiaries to, a third

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party loss payee (other than the Collateral Agent)) or any condemnation proceeding relating to any asset of Borrower or its Subsidiaries.
“Refinancing Indebtedness”: as defined in Section 6.3(b)(xvii).
“Register”: as defined in Section 2.4(b).
“Regulated Bank”: any insured depository institution that is regulated by foreign, federal or state banking regulators, including the United States Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Board.
“Regulation D”: Regulation D of the Board as in effect from time to time.
“Regulation T”: Regulation T of the Board as in effect from time to time.
“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release”: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or through any structure or facility.
“Relevant Governmental Body”: the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.
“Relevant Transaction”: as defined in Section 2.10(b)(ii).
“Replacement Lender”: as defined in Section 2.19.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement is waived.
“Required Lenders”: as of any date of determination, Lenders having more than 50% of the Commitments or Loans or, if the Commitment of each Lender to make Loans has been terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings.
“Requirements of Law”: with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, municipal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any governmental authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: with respect to any Loan Party, the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer, controller, secretary, assistant secretary, board member or manager of such Loan Party, or any other authorized officer or signatory of such Loan Party reasonably acceptable to the Administrative Agent.
“Restricted Debt Payments”: as defined in Section 6.1(a)(iii).

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“Restricted Investment”: an Investment other than a Permitted Investment.
“Restricted Payments”: as defined in Section 6.1(a).
“Restricted Person”: any Person that is, or is acting for, on behalf or at the direction of any Person that is (a) the target of any Sanctions, including any Person designated on a list of sanctioned Persons maintained under any Sanctions, (b) located, organized or ordinarily resident in a Sanctioned Country, or (c) 50% or more owned or controlled by any of the Person(s) described in clause (a)-(b) to the extent the owned and/or controlled Person would itself be subject to the same Sanctions as the Person(s) described in clause (a)-(b).
“Restricted Subsidiary”: at any time, with respect to any Person, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary. Upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be a “Restricted Subsidiary”. Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of the Borrower.
“Restructuring Support Agreement”: as defined in the recitals.
“Return”: with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other similar amount received or realized in respect thereof.
“S&P”: S&P Global Ratings, a division of S&P Global Inc., or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.
“Sanctioned Country”: a country, region, or territory that is the subject of comprehensive Sanctions (at the time of this Agreement, the Crimea region of Ukraine, the non-government controlled Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine).
“Sanctions”: economic, financial or trade sanctions administered or enforced by the United States, United Nations Security Council, United Kingdom or the European Union.
“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
“Secured Indebtedness”: any Indebtedness secured by a Lien.
“Secured Parties”: a collective reference to the Administrative Agent, the Collateral Agent and the Lenders.
“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement”: that certain Pledge and Security Agreement, dated as of the Closing Date, among the Borrower, the Guarantors and the Collateral Agent.
“Security Documents”: the Security Agreement, the Mortgages, the Ship Mortgages, the Control Agreements and any other security agreements relating to the Collateral securing the Obligations and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral securing the Obligations (including financing statements under the Uniform Commercial Code of the relevant states), each for the benefit of the Collateral Agent.
“Senior Term Loan Aggregate Commitment”: the sum of the Senior Term Loan Commitment of all the Capital Raise New CoreCo Senior Term Loan Lenders at such time. The Senior Term Loan Aggregate Commitment as of the Closing Date is $36,458,333.00.

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“Senior Term Loan Commitment”: the commitment of a Capital Raise New CoreCo Senior Term Loan Lender to make Capital Raise New CoreCo Senior Term Loans, as such amount may be reduced from time to time pursuant to the terms hereof. The initial amount of each Capital Raise New CoreCo Senior Term Loan Lender’s Senior Term Loan Commitment is set forth on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Capital Raise New CoreCo Senior Term Loan Lender shall have assumed its Senior Term Loan Commitment, as applicable.
“Senior Term Loan Facility”: the extensions of credit to the Borrower in the form of Senior Term Loans.
“Senior Term Loan Lenders”: the Take-Back Loan Lenders, the Capital Raise New CoreCo Senior Term Loan Lenders and any other Person that shall have become a party hereto as a Senior Term Loan Lender pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance; provided, however, that Section 9.5 shall continue to apply to each such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance as if such Person is a “Lender”. As of the Closing Date, the Fronting Lender is the initial Capital Raise New CoreCo Senior Term Loan Lender pursuant to the Fronting Arrangement.
“Senior Term Loan Obligations”: collectively, the Borrower Senior Term Loan Obligations and the Guarantor Senior Term Loan Obligations.
“Senior Term Loans”: collectively, the Take-Back Loans and the Capital Raise New CoreCo Senior Term Loans. The Senior Term Loans are intended to be treated as a single Class and as a single “issue” of debt instruments for U.S. federal income tax purposes.
“Series”: with respect to any Obligations or Super Priority Obligations, the holders of such obligations that are represented by a common agent or representative (in such capacity) pursuant to the applicable documentation governing such obligations; provided that each such group of holders represented by a different agent or representative shall constitute a separate Series.
“Shared Collateral”: at any time, Collateral in which the holders of two or more Series hold a valid and perfected security interest at such time. If more than two Series are outstanding at any time and the holders of less than all Series hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series that does not have a valid and perfected security interest in such Collateral at such time.
“Ship Mortgage”: any mortgage, deed of trust or other similar agreement made by a Loan Party in favor of the Collateral Agent or any common representative under the Intercreditor Agreement, for the benefit of the Collateral Agent and the Secured Parties, on any tanker or other marine vessel constituting Collateral, which shall be in form reasonably satisfactory to the Collateral Agent and the Borrower.
“Similar Business”: any business conducted, engaged in or proposed to be conducted by the Borrower or any of its Subsidiaries on the Closing Date or any business that is similar, incidental, complementary, ancillary, supportive, synergetic or reasonably related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any acquisition or Investment or other immaterial businesses).
“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

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“SOFR Administrator’s Website”: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Borrowing”: as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Solvent”: with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, respectively; (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted on such date.
“SPC”: as defined in Section 9.6(o).
“Specified Asset Sale”: (a) the Dispositions on the Closing Date contemplated by or in relation to that certain Transaction and Membership Interest Transfer Agreement, dated as of September 11, 2026, by and among ZeroPark Holdings LLC, a Delaware limited liability company, ZeroPark I LLC, a Delaware limited liability company (“ZP1”), the Borrower and the buyer party thereto and (b) any Disposition of any asset listed on Appendix A hereto.
“Specified Basket”:
(a) a new exception to Section 6.3 of this Agreement that allows the incurrence of Indebtedness (or the issuance of Disqualified Stock) in an aggregate principal amount not to exceed $350 million; provided that the Net Proceeds thereof are used to repay the amounts payable under the form contract for the supply of natural gas to the FLNG1 Subsidiaries and their assets (the “FLNG1 Debt Basket”), and reasonably required conforming changes (including relating to the definition of “Net Proceeds”) in respect thereof;
(b) a new component to the definition of “Permitted Liens” in this Agreement that allows Liens on Collateral securing the FLNG1 Debt Basket that are senior to the Liens on Collateral securing the Obligations, and reasonably required conforming changes (including relating to authorizations to enter into any relevant intercreditor arrangement) in respect thereof; or
(c) a new exception to Section 5.17(a) of this Agreement that allows transactions for bona fide business purposes (including the incurrence of Indebtedness, the issuance of Disqualified Stock, the creation of Liens and other transactions restricted by Section  5.17(a)) in relation to the Borrower’s and any of its Subsidiaries’ operations in any Specified Jurisdiction, and reasonably required conforming changes in respect thereof.
“Specified Jurisdiction”: Ecuador and Nicaragua.
“Specified Non-Guarantor”: any Restricted Subsidiary that is not a Guarantor.
“Specified Subsidiary”: any Immaterial Subsidiary (a) whose Indebtedness is (i) guaranteed by any Loan Party or (ii) secured by a Lien on any assets of a Loan Party or (b) which guarantees the Indebtedness of any Loan Party.

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“Subordinated Indebtedness”: (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.
“Subsidiary”: with respect to any Person:
(1)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and
(2)any partnership, joint venture, limited liability company or similar entity of which
(a)more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
(b)such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under the Loan Documents, regardless of whether such entity is consolidated on the Borrower’s or any of its Restricted Subsidiaries’ financial statements. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Successor Guarantor”: as defined in Section 6.9(b)(i).
“Super Majority Lenders”: as of any date of determination, Lenders having more than 75.0% of the Commitments or Loans or, if the Commitment of each Lender to make Loans has been terminated, Lenders holding in the aggregate more than 75.0% of the Total Outstandings.
“Super Priority Obligations”: the obligations incurred pursuant to the Letter of Credit Agreement.
“Supported QFC”: as defined in Section 9.28.
“Take-Back Loan”: as defined in the recitals.
“Take-Back Loan Lender”: each Lender that holds Take-Back Loans. The Take-Back Loan Lenders as of the Closing Date are set forth on Schedule 1.1A under the heading “Take-Back Term Loan Allocated Amount.”
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan”: any Initial Term Loan, Incremental Term Loan or Extended Term Loan, as the context may require.
“Term Loan Extension Series”: has the meaning provided in Section 2.21(a).
“Term Loan Funding Date”: with respect to any Term Loan, the Business Day on which such Term Loan is borrowed.

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“Term SOFR”:
(c)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(d)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (acting at the direction of the Required Lenders in their reasonable discretion)).
“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.
“Terminated Lender”: as defined in Section 2.19.
“Termination Conditions”: collectively, (a) the payment in full in cash of the Obligations (other than Unasserted Contingent Obligations) and (b) the expiration or termination of the Commitments.
“Test Period”: for any date of determination under this Agreement, the period of four consecutive fiscal quarters then most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1.
“Total Outstandings”: the aggregate Outstanding Amount of (a) all Loans of all Lenders or (b) to the extent that the applicable provision expressly contemplates an approval, consent, direction or other action solely by the Lenders of a specific Class, all Loans of all Lenders of the applicable Class.
“Trade Secrets”: any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, software (to the extent not a copyright) and data collections.
“Transaction Costs”: fees, premiums, expenses, closing payments and other similar transaction costs (including OID or upfront fees) payable or otherwise borne by the Borrower and/or its Subsidiaries in connection with the Transactions.

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“Transactions”: collectively, any or all of the following: (i) the entry into this Agreement and the other Loan Documents and the incurrence of Indebtedness hereunder by the Borrower, (ii) the entry into and consummation of the transactions contemplated by the Restructuring Support Agreement, including the extinguishment of outstanding obligations in accordance with the terms of the Restructuring Support Agreement, and (iii) all other transactions relating to any of the foregoing (including payment of Transaction Costs).
“Transferee”: as defined in Section 9.14.
“Treasury Rate” means, as of the date of any prepayment of Term Loans, the yield to maturity as of such date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such day of prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of prepayment to the date that is twenty-four (24) months following the Closing Date.
“Turbine and Intermediation Facility”: that certain Master Sale and Purchase Agreement, dated as of June 11, 2025, by and between NFE North Trading, LLC, a Delaware limited company, and the beneficiary party thereto.
“Turbines Sale-Leaseback Transaction Documents”: that certain (a) Master Lease Agreement, dated as of April 1, 2026, by and between NFE Turbines LLC, a Delaware limited liability company and subsidiary of the Borrower (“NFE Turbines”) as lessee, and the lessor party thereto (such Person, the “Specified Counterparty”), together with any schedules, riders, certificates and other instruments delivered in connection therewith, (b) Parent Company Guarantee, dated as of April 1, 2026, made by the Borrower in favor of the Specified Counterparty, (c) Bailment Agreement, dated as of April 1, 2026, by and between NFE Turbines and the Specified Counterparty, and (d) Asset Purchase Agreement, dated as of April 1, 2026, by and among NFE PR Power LLC, a Puerto Rico limited liability company and subsidiary of the Borrower, as seller, the Borrower, as guarantor, and the Specified Counterparty, as buyer.
“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Base Rate.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the Prudential Regulation Authority Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the Financial Conduct Authority Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unasserted Contingent Obligations”: at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, any Obligation) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee at such time).
“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“Unrestricted Subsidiary”:

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(1)any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below);
(2)any Subsidiary of an Unrestricted Subsidiary; and
(3)as of the Closing Date, NFE South Power Buyback Holdings Limited, FLNG2 Parent, ZP1 and the BlockerCo.
The Borrower may designate (or redesignate) any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:
(a)immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary);
(b)as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Borrower or hold any Indebtedness of or any Lien on any property of the Borrower or any Restricted Subsidiary; and
(c)as of the date of the designation thereof, such Unrestricted Subsidiary is not a “restricted subsidiary” for purposes of any agreement governing the Super Priority Obligations.
The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the Fair Market Value of the net assets of such Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably determined by the Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.1). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable and (ii) a Return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s Investment in such Subsidiary.
Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly providing an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
No Unrestricted Subsidiary shall receive proceeds of any FEMA Make Whole.
“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate”: as defined in Section 2.17(g)(ii).
“Voting Stock”: of any Person, as of any date, means shares of such Person’s Capital Stock that are at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity”: when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity

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shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness, Disqualified Stock or Preferred Stock.
“Wholly-Owned Restricted Subsidiary”: any Wholly-Owned Subsidiary that is a Restricted Subsidiary.
“Wholly-Owned Subsidiary”: of any Person means a Subsidiary of such Person, 100.0% of the outstanding Capital Stock of which (other than directors’ qualifying shares and/or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“ZP1 Note”: that certain Promissory Note, dated as of September 11, 2026, by and between the Borrower and the lender party thereto.
2.Other Definitional Provisions; Rules of Construction.
(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Provisions apply to successive events and transactions.
(c)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms; “or” is not exclusive.
(d)As used herein and in the other Loan Documents, references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, replacements, refinancings, supplements or other modifications set forth herein or in any other Loan Document). Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, supplemented or otherwise modified from time to time.
(e)The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(f)Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.

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(g)Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary of such Person as if such Unrestricted Subsidiary were not an Affiliate of such Person.
(h)The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation, administration, submission, performance, calculation or any other matter related to any interest rate used in this Agreement or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability or (v) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in or rate referred to in this Agreement or any alternative or successor rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Loan Parties. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and, without limiting the express terms hereof, shall have no liability to any Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (where in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) made by any such information source or service. Under no circumstances will the Administrative Agent be responsible for selecting or determining any Benchmark Replacement (or any Benchmark Replacement Adjustment) or any Benchmark Replacement Conforming Changes if Term SOFR or any other Benchmark will no longer be available past the Benchmark Replacement Date. In the case of a Benchmark Transition Event, the Required Lenders will select the Benchmark Replacement and any Benchmark Replacement Adjustment in consultation with the Borrower prior to the Benchmark Replacement Date and in consultation with the Administrative Agent, ensuring that the Administrative Agent will be able to meet its obligations and requirements under this Agreement with respect to the Benchmark Replacement replacing the applicable Benchmark. Neither the Administrative Agent nor the Collateral Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or any other Loan Document as a result of the unavailability of any Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other party, including, without limitation, the Required Lenders or the Loan Parties, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. No such replacement (including any Benchmark Replacement Conforming Changes to any Loan Document) shall affect the Administrative Agent’s own rights, duties or immunities under the Loan Documents or otherwise.
3.Accounting Terms and Principles.
(a)Generally. Except as otherwise specifically provided in this Agreement, all accounting or financial terms not specifically or completely defined herein shall be construed in conformity with, and all computations and determinations as to accounting or financial matters and all financial statements and other financial data (including financial calculations, and principles of consolidation, where appropriate) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other

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documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.
4.Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period” and in the definition of “Maturity Date”) or performance shall extend to the immediately succeeding Business Day.
5.Currency Equivalents Generally.
(a)For purposes of determining compliance with Sections 6.1, 6.3 and 6.6 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).
(b)For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determination of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the exchange rate in effect on the Business Day immediately preceding the date of such transaction or determination and shall not be affected by subsequent fluctuations in exchange rates.
6.Limited Condition Asset Sales.
(a)In connection with any action being taken solely in connection with a Limited Condition Asset Sale, for purposes of:
(i)determining whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or
(ii)testing availability under baskets or financial metrics under this Agreement (including those measured as a percentage of Consolidated Total Assets);
in each case, at the option of the Borrower, any of its Restricted Subsidiaries or any successor entity of any of the foregoing (including a third party) (the “Testing Party”, and the election to exercise such option in connection with any Limited Condition Asset Sale, an “LCA Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements, submission of notice or the making of a definitive declaration, as applicable, with respect to such Limited Condition Asset Sale, the date of determination of whether any such action is permitted under this Agreement, shall be deemed to be (a) the date the definitive agreements (or, if applicable, a binding offer or launch of a “certain funds” tender offer), notice (which may be conditional) or declaration with respect to such Limited Condition Asset Sale are entered into, provided or made, as applicable, or the date that an Officer’s Certificate is given with respect to the designation of a Subsidiary as restricted or unrestricted, or (b) with respect to sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intent to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers (as applicable, the “LCA Test Date”) is made, and if, after giving pro forma effect to the Limited Condition Asset Sale and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such basket or financial metric, such basket or financial metric shall be deemed to have been complied with.

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(b)For the avoidance of doubt, if the Testing Party has made an LCA Election and any of the baskets or financial metrics for which compliance was determined or tested as of the LCA Test Date are exceeded or not complied with as a result of fluctuations in any such basket or financial metrics, the target company or the Person subject to such Limited Condition Asset Sale, at or prior to the consummation of the relevant transaction or action, such baskets or financial metrics will not be deemed to have been exceeded as a result of such fluctuations and such baskets or financial metrics shall not be tested at the consummation of the Limited Condition Asset Sale except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to redetermine all such baskets and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCA Test Date and (b) if any financial metrics improve or baskets increase as a result of such fluctuations, such improved financial metrics or baskets may be utilized. If the Testing Party has made an LCA Election for any Limited Condition Asset Sale, then, in connection with any subsequent calculation of the baskets or financial metrics on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Asset Sale is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Asset Sale is abandoned, terminated or expires without consummation of such Limited Condition Asset Sale, any such basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Asset Sale and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the LCA Test Date (including any new LCA Test Date) for the applicable Limited Condition Asset Sale and prior to or on the date of the consummation of such Limited Condition Asset Sale, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Asset Sale is permitted under this Agreement.
7.Certain Compliance Determinations.
(a)For purposes of determining compliance at any time with Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6 and the definition of “Permitted Investments”, in the event that any Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition or Affiliate Transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to Section 6.3, any clause of the definition of “Permitted Liens” or any clause of Section 6.1(b), any clause of Section 6.2(b), any clause of the definition of “Permitted Investment”, any clause of the definition of “Asset Sale” and any dispositions constituting exceptions thereto and any clause under Section 6.5, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. It is understood and agreed that any Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition and/or Affiliate Transaction need not be permitted solely by reference to one category of permitted Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition and/or Affiliate Transaction under such sections, respectively, but may instead be permitted in part under any combination thereof.
(b)Notwithstanding anything in this Agreement to the contrary, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Agreement that was calculated or determined in good faith by a responsible financial or accounting officer of the Borrower based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Agreement at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Agreement.
(c)For purposes of any determination under this Agreement with respect to the amount of any Indebtedness, Lien, Restricted Payment, Investment, Asset Sale, Affiliate Transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “specified transaction”) requiring the use of a current exchange rate, (i) the equivalent amount in U.S. dollars of a specified transaction in a currency other than U.S. dollars

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shall be calculated based on the relevant exchange rate, as may be determined by the Borrower in good faith, for such foreign currency (the “Exchange Rate”) on the date of such determination (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than U.S. dollars, and the relevant refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of the Refinanced Indebtedness, except by an amount equal to (x) unpaid accrued interest and premiums (including premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and OID) incurred in connection with such refinancing or replacement, (y) any existing unutilized commitments and letters of credit undrawn thereunder and (z) additional amounts permitted to be incurred under Section 6.3 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the Exchange Rate occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i).
8.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 2.LOANS
1.Loans.
(a)Loan Commitments. Subject to the terms and conditions hereof, (i) each Take-Back Loan Lender shall be deemed to have made the Take-Back Loans to the Borrower on the Closing Date, in an aggregate amount equal to the amount of such Take-Back Loan Lender’s Allocated Amount at such time as set forth opposite such Take-Back Loan Lender’s name in Schedule 1.1A under the heading “Take-Back Term Loan Allocated Amount”, (ii) the Fronting Lender, pursuant to the Fronting Arrangement, agrees to make the Capital Raise New CoreCo Senior Term Loans to the Borrower on the Closing Date on behalf of each other Capital Raise New CoreCo Senior Term Loan Lender, in an amount not to exceed the amount set forth in Schedule 1.1A under the heading “Senior Term Loan Commitment”, and (iii) the Fronting Lender, pursuant to the Fronting Arrangement, agrees to make the Capital Raise New CoreCo Junior Term Loans to the Borrower on the Closing Date on behalf of each other Capital Raise New CoreCo Junior Term Loan Lender in an amount not to exceed the amount set forth in Schedule 1.1A under the heading “Capital Raise New CoreCo Junior Term Loan Commitment”. Notwithstanding anything herein to the contrary, solely as between the Fronting Lender and the Fronting Assignee Lenders, any Loans funded by the Fronting Lender and any Commitments held by the Fronting Lender shall be subject to the Fronting Arrangement. Upon the deemed making of any Take-Back Loan pursuant to Section 2.1(a)(i), such Take-Back Loan shall be deemed issued with no OID. Upon the making of any Capital Raise New CoreCo Senior Term Loan pursuant to Section 2.1(a)(iii), such Capital Raise New CoreCo Senior Term Loan shall be issued with an OID equal to 4.0% of the principal amount thereof. Upon the making of any Capital Raise New CoreCo Junior Term Loan pursuant to Section 2.1(a)(iv), such Capital Raise New CoreCo Junior Term Loan shall be deemed issued with no OID. All Loans shall be denominated in Dollars. Each Lender’s Commitment shall automatically be reduced by the amount of each Loan made (or deemed to have been made) by such Lender, such reduction to be effective immediately upon the funding of such Loan by such Lender (including, if applicable, the Fronting Lender pursuant to the Fronting Arrangement) to the Borrower in accordance with this Agreement. The Loans are not revolving in nature, and amounts borrowed (or deemed borrowed) under this Section 2.1 and repaid may not be reborrowed. The Loans may be SOFR Loans or Base Rate Loans, as provided herein.

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(b)Borrowing Mechanics for Loans.
(i)The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice for all Loans to be made or deemed made no later than 12:00 p.m. (noon) (New York City time) (x) on the Business Day prior to the date of the proposed Borrowing with respect to Base Rate Loans and (y) three Business Days prior to the date of the proposed Borrowing with respect to SOFR Loans (or such later time as may be acceptable to the Administrative Agent and the Required Lenders). Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(ii)Each Lender (including the Fronting Lender, if applicable) shall make its Loan (other than the Take-Back Loans) available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable funding date, by wire transfer of same day funds in Dollars, to the account specified by the Administrative Agent. Upon receipt of all such funds required to be made available to the Administrative Agent, the Administrative Agent shall make the proceeds of the Loans so received (other than the Take-Back Loans) available to the Borrower on the applicable funding date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower designated in writing to the Administrative Agent by the Borrower in the Payment Direction Letter, if any, or Funding Notice. For the avoidance of doubt, the Take-Back Loans shall be deemed funded on the Closing Date through a cashless exchange or rollover of the existing Indebtedness under the Existing Revolving Credit Agreement and the Existing Term Loan B Credit Agreement in accordance with this Agreement.
(iii)At the commencement of each Interest Period for any Borrowing of SOFR Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that a Borrowing of SOFR Loans that results from a continuation of an outstanding Borrowing of SOFR Loans may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each Borrowing of Base Rate Loans is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.
2.Pro Rata Shares; Availability of Funds.
(a)Pro Rata Shares. Except as otherwise provided with respect to Take-Back Loans, all Loans (other than Take-Back Loans) of any Class shall be made by Lenders of such Class simultaneously and proportionately to their respective Pro Rata Shares in respect of such Class, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
(b)Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender, together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such corresponding amount is not in fact made available to the Administrative Agent

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forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such duplicative interest paid by the Borrower for such period. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
3.Repayment of Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (A) on the last Business Day of each March, June, September and December, commencing with the first full fiscal quarter after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate original principal amount of the Term Loans funded (or deemed funded) on the Closing Date, (B) on the last Business Day of each March, June, September and December, commencing with the first full fiscal quarter after each Incremental Term Loan Funding Date that occurs after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate original principal amount of the Incremental Term Loans funded on such Incremental Term Loan Funding Date and (C) on the Maturity Date for any Class of Term Loans, the aggregate principal amount of all Term Loans of such Class outstanding on such date. To the extent not previously paid, all Loans shall be due and payable on the Maturity Date. The amount of any then remaining scheduled payment set forth in clause (A) above shall be adjusted to account for the addition of any Extended Term Loans or Incremental Term Loans by multiplying each such remaining scheduled payment by a fraction, the numerator of which is the aggregate principal amount of the applicable Class of Term Loans outstanding immediately after such transaction and the denominator of which is the aggregate principal amount of such Class of Term Loans outstanding immediately prior to such transaction.
4.Evidence of Debt; Register; Lenders’ Books and Records; Loan Notes.
(a)Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Borrower Obligations to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower and each other Loan Party, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower Obligations in respect of any Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordation in the Register shall govern.
(b)Register. The Administrative Agent (or its agent or sub-agent appointed by it), acting solely as a non-fiduciary agent of the Borrower for purposes of maintaining the Register (as defined below), shall maintain at its Principal Office (which Principal Office shall be in the United States) a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of Lenders (and each assignee thereof) and the Commitments and Loans (and related stated interest amounts) of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (provided that any such Lender may only inspect any entry relating to such Lender’s Commitments and Loans) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans (and related interest amounts), as well as any assignments thereof, in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount (and related interest amounts) of the Loans, and any such recordation shall be conclusive and binding on the Borrower, each other Loan Party and each Lender, absent manifest error. The parties hereto shall treat each Person listed in the Register as the owner of the applicable Loan, notwithstanding notice to the contrary. This Section 2.4(b) is intended to establish a “book entry system” within the meaning of United States Treasury Regulations Section 5f.103-1(c)(1)(ii) and shall be interpreted consistently with such intent. The Administrative Agent shall be entitled to conclusively rely on the information set forth on Schedule 1.1A as to the Allocated Amounts and the Lenders deemed to have funded such Allocated Amounts as of the Closing Date. Without limiting the foregoing, the Administrative Agent shall further be entitled to conclusively rely on instructions from individual Lenders providing corrections to such Lender’s or its affiliated Lenders’ details as set forth on Schedule 1.1A (other than with respect to the amount of Loans set forth therein). For the avoidance of doubt, the

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Administrative Agent shall not be responsible for ensuring that the proper Lender of record is specified on Schedule 1.1A or the Register or confirming that any such information is consistent with the plan creditor letters delivered to the Borrower and/or Kroll.
(c)Loan Notes. If so requested by any Lender by written notice to the Borrower at least two Business Days prior to the applicable Term Loan Funding Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an Assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Loan Note to evidence such Lender’s Loans provided that the delivery of such Loan Notes shall not be a condition to closing on the Closing Date or on any other Term Loan Funding Date.
5.Interest on Loans.
(a)Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made available to the Borrower through repayment (whether by acceleration or otherwise) thereof as follows:
(i)if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
(ii)if a SOFR Loan, at the Term SOFR plus the Applicable Margin.
(b)The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any SOFR Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.
(c)In connection with SOFR Loans there shall be no more than ten (10) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a SOFR Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Periodic Term SOFR Determination Day, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to the Borrower and each Lender.
(d)Interest payable pursuant to clause (a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of SOFR Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a SOFR Loan, the date of conversion of such Base Rate Loan to such SOFR Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e)Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears in cash on (i) each Interest Payment Date with respect to interest accrued on and to each such payment date; and (ii) upon any prepayment of that Loan, to the extent accrued on the amount being prepaid (provided, however, for the avoidance of doubt with respect

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to any prepayment of any Loan, all accrued interest on the amount being prepaid shall be paid in cash on the date of such prepayment).
(f)At the option of the Borrower, (i)(x) with respect to any Senior Term Loans funded (or deemed funded) on the Closing Date, during the period commencing on the Closing Date and ending on the last day of the first full fiscal quarter ending after the 18-month anniversary of the Closing Date and (y) with respect to any Capital Raise New CoreCo Junior Term Loans funded (or deemed funded) on the Closing Date, during the period commencing on such Term Loan Funding Date and ending on the last day of the first full fiscal quarter ending after the 18-month anniversary of such Term Loan Funding Date or (ii) with respect to any Incremental Term Loans funded after the Closing Date, during the period commencing on the date the applicable Incremental Term Loans are incurred (an “Incremental Term Loan Funding Date”) for such Incremental Facility Closing Date and ending on the last day of the first full fiscal quarter ending after the 18-month anniversary of such Incremental Term Loan Funding Date, the Borrower may elect that all or a portion of the interest otherwise payable in cash on any applicable Interest Payment Date be paid in kind and added to the outstanding principal amount of the applicable Loans (the “PIK Option” and, such interest subject to the PIK Option, the “PIK Interest”). Any such election shall be made by written notice to the Administrative Agent not later than five (5) Business Days prior to the applicable Interest Payment Date. The Borrower may not exercise the PIK Option at any time that an Event of Default has occurred and is continuing. To the extent the Borrower has elected the PIK Option with respect to any Interest Payment Date, all PIK Interest shall be payable in-kind rather than in cash on the applicable date set forth in clause (e) above, and the amount of such PIK Interest shall be capitalized and added to the outstanding principal amount of the applicable Loans on each such date. On each date on which PIK Interest is capitalized and added to the outstanding principal amount of the applicable Loans, the outstanding principal amount of such Loans shall without further action by any party hereto be increased by the aggregate amount of PIK Interest so capitalized and added to such Loans, whereupon such PIK Interest so capitalized and added shall also accrue interest in accordance with the terms of this Section 2.5.
(g)In connection with the use or administration of Term SOFR, the Administrative Agent (acting at the direction of the Required Lenders) will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower (provided that, any such consultation shall not be required with respect to any determination by the Administrative Agent as to whether any market practice or convention is administratively feasible) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent (acting at the direction of the Required Lenders) will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR.
6.Conversion/Continuation.
(a)Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:
(i)to convert at any time all or any part of any Loan (in an amount permitted by Section 2.1(b)(iii)) from one Type of Loan to another Type of Loan; provided, a SOFR Loan may only be converted on the expiration of the Interest Period applicable to such SOFR Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or
(ii)upon the expiration of any Interest Period applicable to any SOFR Loan, to continue all or any portion of such Loan (in an amount permitted by Section 2.1(b)(iii)) as a SOFR Loan.
(b)Subject to clause (c) below, the Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the

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case of a conversion to, or a continuation of, a SOFR Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any SOFR Loans shall be irrevocable on and after the related Periodic Term SOFR Determination Day, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
(c)Any Conversion/Continuation Notice shall be executed by a Responsible Officer of the Borrower in a writing delivered to the Administrative Agent.
7.Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any accrued and unpaid interest payments on the Loans or any fees owed hereunder or in respect hereof shall bear interest (including post-petition interest in any proceeding under Bankruptcy Laws (or interest that would have accrued after the commencement of a proceeding but for the commencement of such proceeding)) payable on demand at a rate that is 2.00% per annum in excess of (i) in the case of principal of any Loan, the interest rate otherwise payable hereunder with respect to the applicable Loans and (ii) in the case of any other amount, the rate applicable to Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.
8.Fees.
(a)The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts and at the times set forth in the Agent Fee Letter.
(b)All fees payable to Lenders hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto.
(c)The Borrower shall pay to the Fronting Lender for the benefit of the Backstop Lenders a backstop premium in respect of their Backstop Commitments (as defined in the Backstop Fee Letter) in the amounts so specified in the Backstop Fee Letter (as such aggregate amount is specified in the Funding Notice, the “Backstop Premium”).  Such Backstop Premium shall be due and payable on the Closing Date in kind and added to the outstanding principal amount of the Capital Raise New CoreCo Junior Term Loans issued to, and owing to, the Fronting Lender as of the Closing Date.   The Backstop Premium, once paid, shall be treated as Capital Raise New CoreCo Junior Term Loans hereunder for all purposes.  For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement or any other agreement, the Administrative Agent (i) shall not be deemed to have knowledge of the contents of the Backstop Fee Letter and shall not be responsible or liable for monitoring or confirming compliance therewith or making any payments contemplated thereby and (ii) shall have no obligation to monitor or confirm the amount of the Backstop Premium to be assigned by the Fronting Lender to each Backstop Lender and shall update the Register solely on the basis of the applicable Assignment and Acceptance delivered to it.
9.Incremental Borrowings.
(a)Incremental Term Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice from the Borrower to the Administrative Agent (an “Incremental Term Loan Request”), request one or more new commitments which shall be of the same Class as the Capital Raise New CoreCo Junior Term Loans (the “Incremental Term Commitments”).
(b)Incremental Term Loans. On any Incremental Facility Closing Date on which any Incremental Term Commitments are effected, subject to the satisfaction of the terms and conditions in this Section 2.9, (i) each Incremental Lender with an Incremental Term Commitment that becomes effective on such date shall make a Capital Raise New CoreCo Junior Term Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to the Incremental Term Commitment of such Lender that becomes effective on such date and (ii) each Incremental Lender shall become a Lender

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hereunder with respect to the Incremental Term Commitment and the Incremental Term Loans made pursuant thereto.
(c)Incremental Term Loan Request. Each Incremental Term Loan Request from the Borrower pursuant to this Section 2.9 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Incremental Term Commitment, provided that the Borrower shall not offer any Incremental Term Commitments to an Additional Lender until each existing Capital Raise New CoreCo Junior Term Loan Lender has been afforded not less than five (5) Business Days to elect to participate on a pro rata basis) or by any Additional Lender (each such existing Lender or Additional Lender providing such Incremental Term Commitment or Incremental Term Loan, an “Incremental Lender”)); provided that the Administrative Agent shall have consented (not to be unreasonably withheld, conditioned or delayed) to any such Additional Lender’s making such Incremental Term Loans to the extent such consent, if any, would be required under Section 9.6 for an assignment of Term Loans to such Additional Lender.
(d)Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Term Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:
(i)after giving effect to such Incremental Term Commitments, the conditions of Section 4.2 shall be satisfied (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.2 shall be deemed to refer to the Incremental Facility Closing Date); provided that the Incremental Lenders party to such Incremental Amendment and (in the case of clause (A) below, the Administrative Agent) shall be permitted, in connection with any Incremental Term Commitment, the primary purpose of which is to finance a Limited Condition Asset Sale, to (A) reduce any delivery deadline with respect to the condition set forth in Section 4.2(a)(iii) and (B) waive in full or in part any of the conditions set forth in Section 4.2(a)(i) (other than, in connection with a Limited Condition Asset Sale, the accuracy, to the extent required under Section 4.2(a)(i), of any representations and warranties made in Sections 3.3(a), 3.3(d), 3.4(a), 3.4(b), 3.4(d), 3.14, 3.19 (subject to customary limitations on the perfection of Liens on the Collateral in financing commitments obtained in connection with Limited Condition Transactions), 3.20 and 3.22 (unless otherwise waived by the Incremental Lenders party to such Incremental Amendment)) and Section 4.2(a)(ii) (other than with respect to any Event of Default under Section 7.1(a)(1), Section 7.1(a)(7) or Section 7.1(a)(8));
(ii)each Incremental Term Commitment shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000;
(iii)the aggregate principal amount of all Incremental Term Loans shall not exceed the Incremental Cap; and
(iv)to the extent reasonably requested by the Incremental Lenders party to such Incremental Amendment, the Administrative Agent and such Incremental Lenders shall have received customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements substantially consistent with those delivered on the Closing Date under Section 4.1 or otherwise reasonably satisfactory to the Incremental Lenders party to such Incremental Amendment.
(e)Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments (other than the Incremental Amendment evidencing such increase) of such Incremental Term Commitments shall be identical (including with respect to the maturity date, but excluding, with respect to upfront fees, OID or similar fees) to the Capital Raise New CoreCo Junior Term Loans being increased, in each case, as existing on the Incremental

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Facility Closing Date. In any event, the Incremental Term Loans shall have fees determined by the Borrower and the applicable Incremental Term Loan arranger(s).
(f)Incremental Amendment. Commitments in respect of Incremental Term Loans shall become additional Commitments pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Loan Parties, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower, (i) to effect the provisions of this Section 2.9 and (ii) to modify the terms or conditions applicable to (x) all Classes of Term Loans outstanding prior to the effectiveness of such Incremental Amendment to the extent reasonably determined by the Borrower to be beneficial to all of the existing Lenders relative to such terms or conditions as in effect prior to the effectiveness of such Incremental Amendment (provided that such modification must be made to all applicable Classes of Term Loans) or (y) any one or more Classes of Loans outstanding prior to the effectiveness of such Incremental Amendment (any such Class of Loans, “Existing Loans”) necessary for any such Existing Loans to be “fungible” for tax purposes with any Class of Incremental Term Loans or Incremental Term Commitments incurred pursuant to such Incremental Amendment, by increasing the All-In Yield (or any component thereof) applicable to any such Existing Loans and/or by imposing, increasing the amount of, or extending the period of applicability of, any premiums or fees payable upon the prepayment or repricing of such Existing Loans. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement.
(g)This Section 2.9 shall supersede any provisions in Section 2.14 or 9.1 to the contrary.
10.Voluntary and Mandatory Prepayments.
(a)Voluntary Prepayments.
(i)Subject to the Intercreditor Agreement, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.10. Voluntary prepayments of any Class of Term Loans permitted pursuant to this Section 2.10(a)(i) shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.3 in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).
Notwithstanding the foregoing, in the event that the Borrower voluntarily prepays any Term Loans pursuant to this Section 2.10(a), the Borrower shall pay to the Administrative Agent, at the time of such voluntary prepayment, for the ratable account of each of the applicable Lenders: (I) in the case of the Capital Raise New CoreCo Junior Term Loans, (A) at any time prior to the second anniversary of the Closing Date, a prepayment premium in an amount equal to the Applicable Premium, calculated on the aggregate principal amount of the Term Loans so prepaid; (B) at any time on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, a prepayment premium in an amount equal to 3.00% of the principal amount so prepaid; and (C) at any time on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, a prepayment premium in an amount equal to 1.50% of the principal amount so prepaid and (II) in the case of the other Term Loans, at any time prior to the first anniversary of the Closing Date, a prepayment premium in an amount equal to 2.00% of the principal amount so prepaid. For the avoidance of doubt, no prepayment premium will be applicable if such prepayment or refinancing is made on or after (x) in the case of the Capital Raise New CoreCo Junior Term Loans, the fourth anniversary of the Closing Date and (y) in the case of the other Term Loans, the first anniversary of the Closing Date. In addition to any prepayment premium payable pursuant to this Section 2.10(a), the Borrower shall pay all accrued and

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unpaid interest on the principal amount of the Term Loans so prepaid to, but excluding, the date of such prepayment. Such amounts shall be due and payable on the date of effectiveness of such prepayment.
(ii)Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default has occurred and is continuing, the Borrower may prepay any Class of outstanding Term Loans at any time on at least three (3) Business Days’ prior written notice by Borrower to the Administrative Agent; provided that any such prepayments or reductions shall be in a minimum principal amount of $1,000,000 or a whole multiple thereof. Any voluntary prepayment must be accompanied by the payment of any Term SOFR funding breakage costs, as applicable, in accordance with Section 2.15(c) and the fee payable in accordance with Section 2.10(a)(ii), if any. Each notice of partial prepayment shall designate the Loans or other Obligations hereunder to which such prepayment is to be applied, and any notice delivered pursuant to this Section 2.10 may be conditioned on the occurrence of one or more events described in the applicable notice. If no direction is given as to the application of prepayments in respect of the Term Loans of the applicable Class, such prepayments shall be applied first to the amortization payments required by Section 2.3, if any, in direct order of maturity and, thereafter, to the remaining balance of Term Loans of the applicable Class then outstanding.
(b)Mandatory.
(i)Within three (3) Business Days after receipt of any net proceeds of the FEMA Make Whole after the Closing Date in excess of $140.0 million by the Borrower or any Subsidiary, the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 100% of such FEMA Make Whole proceeds on such date.
(ii)Subject to clause (vi) below, if (x) the Borrower or any of its Subsidiaries consummates an Asset Sale or (y) any Recovery Event occurs, and the transactions described in the foregoing clauses (x) or (y) result in the receipt by the Borrower and its Subsidiaries of Net Proceeds (any such transaction or series of related transactions being a “Relevant Transaction”), the Borrower shall give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Proceeds and the Borrower shall, prepay an aggregate principal amount of Term Loans in an amount equal to such Net Proceeds received in the aggregate since the Closing Date received from such Relevant Transaction within five (5) Business Days of receipt thereof by the Borrower or such Subsidiary;
provided that, notwithstanding anything to the contrary herein, to the extent required pursuant to the documentation governing any Super Priority Obligations, Net Proceeds of any Asset Sale shall be applied by the Borrower first to prepay or cash collateralize such Super Priority Obligations (including with respect to unreimbursed drawings, reimbursement obligations or cash collateral requirements) to the extent required by the terms thereof, and any remaining Net Proceeds shall be applied in accordance with this clause (i); provided further that, notwithstanding anything to the contrary herein, any prepayment of the Capital Raise New CoreCo Junior Term Loans made pursuant to this Section 2.10(b)(ii) in connection with any Asset Sale shall be accompanied by a prepayment premium in an amount equal to 3.00% of the principal amount so prepaid to the Administrative Agent, at the time of such prepayment, for the ratable account of each of the applicable Capital Raise New CoreCo Junior Term Loan Lenders, which premium shall be due and payable on the date of each such prepayment regardless of when such Asset Sale occurs.
(iii)[Reserved].
(iv)Each prepayment of Term Loans pursuant to Section 2.10(a)(ii) (A) shall be applied first, to the prepayment of Senior Term Loans and second, to the extent no Senior Term Loan Obligations are then-outstanding, to the prepayment of the Capital Raise New CoreCo Junior Term Loans, (B) shall be applied, with respect to each such Class for which

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prepayments will be made, in a manner determined at the discretion of the Borrower in the applicable notice and, if not specified, in direct order of maturity to repayments thereof required pursuant to Section 2.3 and (C) shall be paid to the Appropriate Lenders in accordance with their respective pro rata share (or other applicable share provided by this Agreement) of each such Class of Term Loans, subject to clause (vi) of this Section (b).
(v)The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made by the Borrower pursuant to clauses (i) through (iv) of this Section (b) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Lender holding Term Loans may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) one (1) Business Day prior to the date of such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower.
(vi)Foreign Dispositions. Notwithstanding any other provisions of this Section 2.10, (i) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”), the Net Proceeds of any Recovery Event from a Foreign Subsidiary (a “Foreign Recovery Event”) would be (x) prohibited or delayed by applicable local law from being repatriated to the United States or (y) restricted by applicable material constituent documents, solely as a result of minority ownership and so long as such restrictions were not implemented for the purpose of avoiding such mandatory prepayment requirements, an amount equal to the Net Proceeds that would be so affected were a Borrower or a Restricted Subsidiary to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.10(b) but shall be placed in a Deposit Account subject to a Control Agreement and segregated from other funds of such Foreign Subsidiary and may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable material constituent documents (solely as a result of minority ownership) would not permit repatriation to the United States and, if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Proceeds is permissible under the applicable local law documents or applicable material constituent documents (solely as a result of minority ownership), even if such cash is not actually repatriated at such time, an amount equal to the amount of the Net Proceeds, as applicable, will be promptly (and in any event not later than five Business Days) applied (net of an amount equal to the additional taxes of the Borrower, the Subsidiaries and the direct and indirect holders of Equity Interests in the Borrower that would be payable or reserved against and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrower or the Restricted Subsidiaries to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent provided herein and (ii) to the extent that a Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or any Foreign Recovery Event attributable to Foreign Subsidiaries would have material adverse Tax consequences to Borrower or any of its Affiliates, such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.10(b); provided that the Borrower will use commercially reasonable efforts to eliminate or reduce any such material adverse Tax consequences to enable such repayment to be made.
(c)Prepayment Procedures. Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be prepaid

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and shall specify such selection in the notice of such prepayment delivered pursuant to the following sentence. All such voluntary or mandatory prepayments shall be made (i) upon written notice on the Business Day prior to the date of prepayment, in the case of Base Rate Loans,(ii) upon not less than three Business Days’ prior written notice in the case of SOFR Loans, and (iii) upon written notice in accordance with Section 2.10(b)(v), in the case of a mandatory prepayment pursuant to clauses (i) through (iv) of Section 2.10(b), in each case of (i),(ii) and (iii), given to the Administrative Agent by 1:00 p.m. (New York City time) on the date required (and the Administrative Agent will promptly advise each applicable Lender of the contents thereof). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the Disposition of assets or the closing of a merger, amalgamation or acquisition transaction, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness; provided that the Borrower shall make any payments required to be made pursuant to Section 2.15(c) in connection therewith. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.1(b), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.5(e). Notwithstanding anything herein to the contrary, prepayments pursuant to Section 2.10(a) and 2.10(b) shall be applied, first, to the prepayment of the Senior Term Loans and second, to the extent no Senior Term Loan Obligations are then-outstanding, to the prepayment of Capital Raise New CoreCo Junior Term Loans.
11.Reduction of Senior Term Loan Commitments and Capital Raise New CoreCo Junior Term Loan Commitments.
(a)The Borrower may from time to time reduce, in whole or in part, the Senior Term Loan Commitments and the Capital Raise New CoreCo Junior Term Loan Commitments; provided that each partial reduction of the Senior Term Loan Commitments or the Capital Raise New CoreCo Junior Term Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.
(b)The Borrower shall notify the Administrative Agent of any election to reduce the Senior Term Loan Commitments or the Capital Raise New CoreCo Junior Term Loan Commitments at least three (3) Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section 2.11 shall be irrevocable; provided that a notice of reduction of the Senior Term Loan Commitments or the Capital Raise New CoreCo Junior Term Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or the consummation of an acquisition or divestiture, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction of the Senior Term Loan Commitments or the Capital Raise New CoreCo Junior Term Loan Commitments shall be permanent and may not be reinstated. Each reduction of the Senior Term Loan Commitments or the Capital Raise New CoreCo Junior Term Loan Commitments shall be made ratably among the Senior Term Loan Lenders or the Capital Raise New CoreCo Junior Term Loan Lenders in accordance with each Senior Term Loan Lender’s Pro Rata Share of the Senior Term Loan Commitments or each Capital Raise New CoreCo Junior Term Loan Lender’s Pro Rata Share of the Capital Raise New CoreCo Junior Term Loan Commitments, as applicable.
12.Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then:
(i)if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date,

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such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, and
(ii)if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (acting at the direction of the Required Lenders) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document but subject to the Borrower’s consultation rights set forth in this Agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent (acting at the direction of the Required Lenders) will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, and (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its (or their) sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued

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during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
13.General Provisions Regarding Payments.
(a)All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders.
(b)All payments in respect of the principal amount of any Loan shall be accompanied by payment of any fees required to be paid in connection with such principal payment pursuant to Section 2.8 and payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(c)The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due related thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.
(d)Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any SOFR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(e)Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.
(f)The Administrative Agent, may, in its sole discretion, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) (unless a later time is otherwise specified herein with respect to such payment) to be a non-conforming payment. Any such non-conforming payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7, if applicable, from the date such amount was due and payable until the date such amount is paid in full.
14.Ratable Sharing. The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, or by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under Bankruptcy Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have

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purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it. For purposes of clause  (c) of the definition of “Excluded Taxes”, a Lender that acquires a participation pursuant to this Section 2.14 shall be treated as having acquired such participation on the earlier date on which such Lender acquired the applicable interest in the Loan to which such participation relates.
15.Making or Maintaining SOFR Loans.
(a)Inability to Determine Applicable Interest Rate. Subject to Section 2.12, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(i)the Administrative Agent or the Required Lenders determine (which determination shall be conclusive and binding absent manifest error but shall be made only after consultation with the Borrower) that Term SOFR cannot be determined pursuant to the definition thereof, or
(ii)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan (which determination shall be conclusive and binding absent manifest error but shall be made only after consultation with the Borrower and the Administrative Agent), and the Required Lenders have provided notice of such determination to the Administrative Agent and the Borrower, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.15(c). Subject to Section 2.12, if the Administrative Agent or the Required Lenders determine (which determination shall be conclusive and binding absent manifest error but shall be made only after consultation with the Borrower) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination. Notwithstanding anything to the contrary set forth herein, any consultation

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with the Borrower pursuant to the foregoing provisions of this Section 2.15(a) shall not be required with respect to any determination by the Administrative Agent or the Required Lenders as to whether any market practice or convention is administratively feasible.
(b)Illegality of SOFR Loans. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (ii) the interest rate on which Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each Affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all Affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each Affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15(c).
(c)Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts in reasonable detail), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any SOFR Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its SOFR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower.
(d)Booking of SOFR Loans. Any Lender may make, carry or transfer SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
16.Increased Costs; Capital Requirements.
(a)Increased Costs. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR);
(ii)subject any Recipient to any Taxes (other than (A) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (B) Indemnified Taxes indemnifiable under Section 2.17 and (C) Connection Income Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
17.Taxes.
(a)All payments made by or on behalf of any Loan Party to a Recipient under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes (except as required by applicable Law). If applicable Law (as determined in the good faith discretion of any applicable withholding agent) requires any Indemnified Taxes to be withheld by any applicable withholding agent from any amounts payable under any Loan Document, the amounts so payable by or on behalf of any Loan Party shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of any amounts received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Without duplication of Section 2.17(a), the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Whenever any Indemnified Taxes are payable or remittable by a Loan Party, as soon as practicable thereafter the Loan Party shall send to the applicable Recipient the original

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or a certified copy of an original official receipt received by the Loan Party or other reasonably satisfactory evidence showing payment thereof.
(d)Without duplication of Section 2.17(a), the Loan Parties shall indemnify each Recipient for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed on amounts payable under this Section 2.17) payable or paid by such Recipient, and any liability (including penalties, additions to Tax, interest and any reasonable expenses, in each case other than those arising from the gross negligence, willful misconduct or (other than with respect to an Agent) bad faith of a Recipient as determined by a final non-appealable judgment of a court of competent jurisdiction) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be made within 10 days after the date the Recipient makes written demand therefor (which demand shall set forth in reasonable detail the nature and amount of Indemnified Taxes for which indemnification is being sought). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), the Collateral Agent or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of such Recipient, agrees to repay the amount paid over to the Loan Party (plus interest attributable to the period during which the Loan Party held such funds and any penalties, additions to Tax, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. This Section 2.17(e) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(f)Upon the reasonable request of the Borrower or the Administrative Agent, a Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent (in such number of copies as shall be reasonably requested by the Borrower or the Administrative Agent, as applicable) as will permit such payments to be made without withholding or at a reduced rate prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent); provided that the completion, execution or submission of such documentation required under this Section 2.17(f) (other than such documentation set forth in Section 2.17(g)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall deliver the forms and other documentation required to be provided under this Section 2.17: (i) on or before the date it becomes a party to this Agreement, (ii) promptly upon the obsolescence, expiration, inaccuracy, or invalidity of any form previously delivered by such Lender, and (iii) at such other times as may be reasonably requested by the Borrower or the Administrative Agent or as required by Law. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any documentation previously delivered to the Borrower or the Administrative Agent. Notwithstanding anything in this Section 2.17 to the contrary, no Lender shall be required to provide any form or other documentation pursuant to this Section 2.17 that it is not legally eligible to provide.

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(g)Without limiting the generality of Section 2.17(f):
(i)Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.
(ii)Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of whichever of the following is applicable:
(A)In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;
(B)IRS Form W-8ECI;
(C)In the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or Form W-8BEN-E, as applicable; or
(D)To the extent a Foreign Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by IRS Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.
(iii)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv)If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

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Solely for the purpose of this Section 2.17(g)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)If the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is exempt from U.S. federal back-up withholding. If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with, (i) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8), and (ii) with respect to payments made to the Administrative Agent for the account of any Lender, a properly completed and duly executed IRS Form W-8IMY confirming that the Administrative Agent agrees to be treated as a “United States person” for U.S. federal withholding Tax purposes. The Administrative Agent shall, (A) promptly upon the obsolescence, expiration, inaccuracy or invalidity of any form previously delivered by the Administrative Agent under this clause (h), and (B) at such other times as may be reasonably requested by the Borrower or as required by Law, deliver promptly to the Borrower an updated form or other appropriate documentation (in such number of copies as shall be reasonably requested by the Borrower) or promptly notify the Borrower in writing of its legal ineligibility to do so. Notwithstanding anything in this clause (h) to the contrary, the Administrative Agent shall not be required to provide any documentation pursuant to this clause (h) that the Administrative Agent is unable to deliver as a result of a Change in Law after the date of this Agreement.
(i)The agreements in this Section 2.17 shall survive the resignation and/or replacement of the Administrative Agent and/or the Collateral Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement or any other Loan Document and the repayment, satisfaction or discharge of all other Obligations.
(j)For U.S. federal, state and local income tax purposes, the Loan Parties intend, and agree, that the Loans and the other Obligations (i) constitute indebtedness of the applicable Loan Parties and (ii) shall not be treated as contingent payment debt instruments within the meaning of Treasury Regulation Section 1.1275-4 (or any successor regulation). The Loan Parties agree to file all tax returns and reports, and to take no position inconsistent with the foregoing, unless otherwise required by applicable Law.
18.Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments or would require the Borrower to pay amounts under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or by the Borrower pursuant to Section 2.15, 2.16 or 2.17 would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office or take such other measures pursuant to this Section 2.18 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office or taking such other measures as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the

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Administrative Agent) shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
19.Removal or Replacement of a Lender. Notwithstanding anything contained herein to the contrary, in the event that: (a)(i) any Lender shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments or that the Borrower is required to make payments under Section 2.15, 2.16 or 2.17 (an “Increased Cost Lender”), (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive or the Borrower to make such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.1, the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Persons permitted to become Lenders hereunder pursuant to and in accordance with the provisions of Section 9.6 (each a “Replacement Lender”) and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender; provided that, (A) on the date of such assignment, such Terminated Lender shall have received payment from the Replacement Lender or the Borrower in an amount equal to the sum of (1) the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (2) all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (B) in the case of any such assignment resulting from a claim for compensation under Section 2.15(c), 2.16 or 2.17, such assignment will result in a material reduction in such compensation and on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15, 2.16 or 2.17; or otherwise as if it were a prepayment and (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6; provided that each party hereto agrees that an assignment required pursuant to this Section 2.19 may be effected pursuant to an Assignment and Acceptance executed by the Borrower and the assignee and that the Lender required to make such assignment need not be a party thereto, and each Lender required to make such assignment shall be deemed to have executed and delivered such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so deemed executed shall be effective for purposes of documenting an assignment pursuant to Section 9.6.
20.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the Commitment and Outstanding Amount of such Defaulting Lender shall not be included in determining whether the Required Lenders, or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.1); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.1, require the consent of such Defaulting Lender in accordance with the terms hereof. In the event that the Borrower agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the applicable Class of the other Lenders of such Class as the Borrower shall determine may be necessary in order for such Lender to hold such Loans of each applicable Class in accordance with its Pro Rata Share in respect of such Class; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided

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further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
21.Extension of Term Loans.
(a)Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class or Classes (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled Maturity Date with respect to all or a portion of the Term Loans of such Existing Term Loan Tranche (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.21. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent for further distribution to the Lenders (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under the same Class in such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any customary arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders of such Class) and offered pro rata to each Lender under the same Class in such Existing Term Loan Tranche and (y) be identical in all respects to the Term Loans under the same Class in the Existing Term Loan Tranche from which such Extended Term Loans are intended to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Extended Term Loans hereunder which have more than five (5) different Maturity Dates; (ii) [reserved]; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have prepayment terms (including call protection) as may be agreed by the Borrower and the Lenders thereof; provided, however, that (A) in no event shall the Maturity Date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans), (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the Existing Term Loan Tranche, (C) no Extension Amendment shall include any provision that subordinates, or has the effect of subordinating, the one or more Classes of Term Loans or the Liens securing such Class or Classes of Term Loans to the payment of any Extended Term Loans or the Liens securing any Extended Term Loans, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis (except in the case of a prepayment under Section 2.10(b)(iv))), in any mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Extension Request. Any Extended Term Loans amended pursuant to any Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class of Term Loans (in which case scheduled amortization with respect thereto shall be proportionately increased). Each request for Extended Term Loans proposed to be incurred under this Section 2.21 shall be in an aggregate principal amount that is not less than $15,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount).
(b)Extension Request. The Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall establish such procedures, if any, acting reasonably to accomplish the purposes of this Section 2.21. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing

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Term Loan Tranche amended into Extended Term Loans. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Borrower). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Borrower, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.
(c)Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent (acting at the direction of the Extending Term Lenders) and each Extending Term Lender providing an Extended Term Loan thereunder, which comply in all respects with the provisions set forth in Section 2.15(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the following conditions:
(i)subject to Section 1.6(a), the representations and warranties of each Loan Party set forth in Section 3 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Extension Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;
(ii)subject to Section 1.6(a), no Default or Event of Default shall exist or would result from such Extension Amendment; and
(iii)to the extent reasonably requested by the Extending Term Lenders, receipt by the Administrative Agent and the Extending Term Lenders of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions that are reasonably satisfactory to the Extending Term Lenders and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Extending Term Lenders in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents.
The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, solely in compliance with Section 2.21(a) to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.3 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.3), (iii) modify the prepayments set forth in Section 2.10 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) address technical issues relating to funding and payments and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate,

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in the reasonable opinion of the Administrative Agent (acting at the direction of the Extending Term Lenders) and the Borrower, to effect the provisions of this Section 2.21 and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.
No conversion or extension of Loans or Commitments pursuant to any extension in accordance with this Section 2.21 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. This Section 2.21 shall supersede any provisions in Section 2.14 or 9.1 to the contrary.
Section 3.REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loans, the Borrower represents and warrants to the Administrative Agent and each Lender that:
1.Financial Condition. The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2025 and the audited consolidated statements of operations, comprehensive loss and cash flow of the Borrower and its consolidated Subsidiaries for such fiscal period then ended, copies of which have heretofore been furnished to the Administrative Agent for delivery to each Lender, in each case, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of operations and consolidated cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2025 and the unaudited consolidated statements of operations, comprehensive loss and cash flow of the Borrower and its consolidated Subsidiaries for the fiscal period then ended, copies of which have heretofore been furnished to the Administrative Agent for delivery to each Lender, in each case, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of operations and consolidated cash flows of the Borrower and its consolidated Subsidiaries for the fiscal period then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (except as disclosed therein).
2.No Change. Since the Closing Date, there has been no development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.Existence; Compliance with Law. Each Loan Party (a) is duly incorporated, organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the organizational power and authority and all requisite Permits from Governmental Authorities to own and operate its Property, to lease the Property it leases as a lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization or body corporate and in good standing under the laws of each jurisdiction (if applicable) where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with such Loan Party’s Organizational Documents and all Requirements of Law, except, in the case of clause (a) above with respect to any Loan Party other than the Borrower, and in the cases of clauses (b), (c) and (d) above, to the extent that failure of the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the requisite corporate or other organizational power and authority to make, deliver and perform the Loan Documents to which it is a party. (b) Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. (c) No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder, the granting of Liens pursuant to the Security Documents or the execution, delivery or performance of this Agreement or any of the other Loan Documents, except (i) those consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings or other actions referred to in Section 3.19. (d) Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except

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as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not contravene, violate or result in a breach of or default under any Loan Party’s Organizational Documents, any Requirement of Law or any Contractual Obligation of any Loan Party, other than any violation that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).
6.No Material Litigation. No litigation, action, suit, claim, dispute, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues that (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) as of the Closing Date, purports to affect or pertain to any of the Loan Documents or any of the transactions contemplated hereby or thereby.
7.No Default. No Default or Event of Default has occurred and is continuing. No Loan Party is in default under or with respect to any Contractual Obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
8.Ownership of Property; Liens. Each of the Loan Parties has title in fee simple or good and valid title, as the case may be, to, or a valid leasehold interest in, or easements or other limited property interests in, all its real or immoveable property necessary in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, or valid license of or other right to use, all its other Property necessary for the conduct of its business as currently conducted, in each case except where the failure to have such title, interest, license or right could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section 6.6.
9.IP Rights. Each of the Loan Parties owns, or is licensed or otherwise has the right to use, all IP Rights necessary for the conduct of its business as currently conducted except to the extent such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights by any Loan Party or the validity or effectiveness of any IP Rights, and the Borrower does not know of any valid basis for any such claim, in each case except to the extent that any such claim could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, the use of IP Rights by the Loan Parties does not infringe on the IP Rights of any Person, except for such infringements which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
10.Taxes. Each of the Loan Parties has filed or caused to be filed all tax returns that are required to be filed and has paid all Taxes due and payable by it (including in its capacity as a withholding agent) other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party or (b) where the failure to make such filing, payment, deduction, withholding, collection or remittance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and no Lien for Tax has been filed, other than a Permitted Lien, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
11.Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulations T, U or X.
12.Labor Matters. There are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Borrower threatened, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All payments due from the Loan Parties on account of employee health and welfare insurance that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Loan Party.
13.ERISA. As of the date hereof, there are no Pension Plans or Multiemployer Plans. None of the Borrower or any Commonly Controlled Entity has had a complete or partial

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withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
14.Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.
15.Subsidiaries.
(a)The Persons listed on Schedule 3.15 constitute all the Subsidiaries of the Borrower as of the Closing Date. Schedule 3.15 sets forth as of the Closing Date the name and jurisdiction of incorporation or organization of each Person listed therein and the percentage of each class of Capital Stock of such Person owned by the Borrower and each Subsidiary.
(b)As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments granted to any Person other than the Borrower and its Subsidiaries (other than directors’ qualifying shares or other similar shares required pursuant to applicable Law) of any nature relating to any Capital Stock of any Subsidiary owned directly or indirectly by the Borrower; provided that, with respect to any non-Wholly-Owned Subsidiary, its Capital Stock may be subject to customary rights of first refusal, tag-along, drag-along and other similar rights.
16.Use of Proceeds. The proceeds of the Loans are being used (a) to consummate the transactions contemplated by the Restructuring Support Agreement and the Restructuring Plan (including, without limitation, the refinancing, exchange, compromise or discharge of certain existing Indebtedness of the Borrower and its Subsidiaries), (b) to fund, to the extent applicable, the issuance of the Initial Term Loans (including any cashless roll or exchange of existing Indebtedness into such Initial Term Loans), (c) to satisfy the Minimum Liquidity Condition (as defined in the Restructuring Support Agreement), (d) to pay fees, costs and expenses incurred in connection with the foregoing and the Transactions and (e) for general corporate purposes of the Borrower and its Restricted Subsidiaries. For the avoidance of doubt, to the extent any Initial Term Loans are deemed funded through a cashless roll, exchange or other non-cash mechanism, such Loans are deemed to have been applied in accordance with this Section 3.16.
17.Environmental Matters. Other than exceptions to any of the following that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:
(a)The Loan Parties and each of their respective facilities and operations: (i) are in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; (iii) are in compliance with all of their Environmental Permits; (iv) have taken reasonable steps to ensure each of their Environmental Permits will be timely maintained, renewed and complied with; and (v) have no knowledge of any facts or circumstances upon which any such Environmental Permits could reasonably be expected to be adversely amended or revoked.
(b)Hazardous Materials are not present at, on, under, in, or emanating from any property now or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of the Loan Parties, or, to the knowledge of the Borrower, at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or Loan Party under any applicable Environmental Law or otherwise result in costs to the Borrower or any Loan Party, or (ii) interfere with the Borrower’s or any Loan Party’s continued operations.
(c)There are no Environmental Claims to which the Borrower or any of the Loan Parties is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened. To the knowledge of the Borrower, there are no facts or circumstances that could reasonably be expected to give rise to any such Environmental Claim.
(d)None of the Borrower nor any Loan Party has received any written request for information, or been notified that it is a potentially responsible party or subject to liability

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under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law, or with respect to any Hazardous Materials, excluding any such matters that have been fully resolved with no further obligation or liability on the part of the Borrower or any Loan Party.
(e)None of the Borrower nor any Loan Party has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral or other form of dispute resolution, relating to compliance with or liability under any Environmental Law, excluding any such matters that have been fully resolved with no further obligation or possible liability on the part of the Borrower or any Loan Party.
18.Accuracy of Information, Etc
. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or written statement (other than any projections and information of a general economic or general industry nature) furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (as modified or supplemented by other information so furnished), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
19.Security Documents. Each of the Security Documents is effective to create in favor of the Collateral Agent (or any common representative under the Intercreditor Agreement, if applicable), a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) any Pledged Stock (as defined in the Security Agreement) which is in certificated form, when any stock, membership or partnership unit certificates representing such Pledged Stock are delivered to, and in the possession of, the Collateral Agent (or the controlling authorized representative in accordance with the Intercreditor Agreement) and (ii) the other Collateral described in the Security Documents, when financing statements and other filings in appropriate form are filed or registered in the office specified on Schedule 3.19, the security interest created in favor of the Collateral Agent (or any common representative under the Intercreditor Agreement, if applicable), in such Pledged Stock and other Collateral shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Stock, other Collateral and the proceeds thereof, in which a security interest may be perfected by delivery to the Collateral Agent (or, if applicable, the controlling authorized representative in accordance with the Intercreditor Agreement) of such Pledged Stock or by filing a financing statement in the United States or other filing or registration in any applicable non-U.S. jurisdiction as security for the Obligations, in each case, prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights that are permitted by this Agreement to be incurred pursuant to Section 6.6).
20.Solvency. As of the Closing Date and after giving effect to any Loans made on the Closing Date and the consummation of the other Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
21.[Reserved].
22.Anti-Money Laundering, Anti-Corruption Laws, Ex-Im Laws and Sanctions.
(a)Each of the Loan Parties and each of their Subsidiaries is in compliance in all material respects with Ex-Im Laws, Anti-Corruption Laws, and Sanctions. None of the Loan Parties or any of their Subsidiaries is in violation of any Anti-Money Laundering Laws in any material respect.

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(b)No action, suit, proceeding, claim, dispute, cause of action, investigation or enforcement action by or before any Governmental Authority involving any of the Loan Parties or any of their Subsidiaries, or any of their respective directors, managers, officers, or, to the knowledge of any Loan Party, employees, agents or other Persons acting on behalf of or at the direction of any of the Loan Parties or Subsidiaries thereof, with respect to Anti-Money Laundering Laws, Anti-Corruption Laws, Ex-Im Laws or Sanctions is pending or, to the knowledge of the Loan Parties party hereto, threatened.
(c)Each of the Loan Parties has instituted and maintains policies or procedures that are reasonably designed to promote compliance by it and its Subsidiaries, and their respective directors, managers, officers and employees with applicable Anti-Corruption Laws, Ex-Im Laws, and Sanctions.
(d)None of the Loan Parties nor any Subsidiary thereof, nor, any director, manager, officer, or to the knowledge of the Loan Parties, employee, agent, Affiliate, or other Person acting on behalf of or at the direction of any Loan Party or Subsidiary thereof, is a Person that is a Restricted Person.
(e)No Restricted Person has or holds a property interest (as defined by the relevant Sanctions) in the Collateral and the Collateral is not Blocked Property. The granting or maintenance of the Collateral to or by any Person, and the enforcement of the Collateral to or by any of the Agents, will not violate nor cause a violation by any Person (including any Lender) of, Sanctions.
23.Insurance. The properties of the Borrower and the other Loan Parties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Loan Party operates.
Section 4.CONDITIONS PRECEDENT
1.Closing Date. (x) The obligation of the Fronting Lender, in accordance with the Fronting Arrangement, to make the Capital Raise New CoreCo Senior Term Loans and the Capital Raise New CoreCo Junior Term Loans, in each case, required to be funded to the Borrower on the Closing Date, (y) the deemed issuance of Take-Back Loans on the Closing Date and (z) the effectiveness of any unfunded Senior Term Loan Commitments and the Capital Raise New CoreCo Junior Term Loan Commitments, in each case, shall be subject solely to the prior or concurrent satisfaction (or waiver by the Required Lenders) of each of the following conditions precedent:
(a)Loan Documents. The Administrative Agent and the Lenders shall have received (i) this Agreement, executed and delivered by a duly authorized officer or signatory of the Borrower, (ii) the Security Documents, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto and (iii) the Intercreditor Agreement, executed and delivered by a duly authorized officer or signatory of each party thereto.
(b)Fees and Expenses. All fees due to the Administrative Agent, the Collateral Agent, the Fronting Lender and the other Lenders on the Closing Date shall have been paid, and all reasonable and documented out-of-pocket expenses to be paid or reimbursed to the Administrative Agent and the Collateral Agent on the Closing Date (or with respect to fees and reasonable and documented out-of-pocket expenses required to be paid or reimbursed pursuant to the Existing Credit Agreements and outstanding at such time, including pursuant to the Agent Fee Letter and the fees and expenses of counsel to the Administrative Agent and the Collateral Agent) that have been invoiced at least three Business Days prior to the Closing Date shall have been paid (which amounts may be offset against the cash proceeds of the Loans, if any).
(c)Solvency Certificate. The Lenders shall have received a solvency certificate, substantially in the form of Exhibit E-1, executed by a Responsible Officer (which shall be the chief financial officer, chief accounting officer or other officer with equivalent duties) of the Borrower.

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(d)Lien Searches. The Administrative Agent and the Lenders shall have received the results of recent Uniform Commercial Code searches in each relevant jurisdiction reasonably requested by the Required Lenders with respect to each of the Loan Parties.
(e)Closing Certificate. The Administrative Agent and the Lenders shall have received a certificate signed by a Responsible Officer of the Borrower, certifying that the representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text hereof.
(f)Legal Opinions. The Administrative Agent and the Lenders shall have received, in form and substance reasonably acceptable to the Required Lenders, (i) a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Borrower and the Guarantors dated the date hereof and addressed to the Administrative Agent, the Collateral Agent and the Lenders and (ii) legal opinions of applicable local counsel to the Borrower or to the Lenders, as applicable, dated the date hereof and addressed to the Administrative Agent, the Collateral Agent and the Lenders, in each case of clauses (i) through (ii), customary for transactions of the type contemplated by this Agreement.
(g)Organizational Documents. The Administrative Agent and the Lenders shall have received a certificate of a Responsible Officer of each Loan Party, certifying (A) as to copies of the Organizational Documents of such Loan Party, together with all amendments thereto, (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith and (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of the Borrower, including, without limitation, Funding Notices, and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers.
(h)Uniform Commercial Code Filings. Each Uniform Commercial Code financing statement required as of the Closing Date by the Security Documents to be filed in order to create in favor of the Collateral Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.6), shall have been filed, or a copy thereof shall have been delivered to the Collateral Agent in proper form for filing by counsel to the Borrower, or arrangements reasonably satisfactory to the Required Lenders for such filing shall have been made.
(i)PATRIOT Act; Beneficial Ownership. The Agents and the Lenders, as applicable shall have received at least five (5) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors requested by the Agents and the Lenders, respectively, in connection with Anti-Money Laundering Laws and Sanctions, including required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested by the Agents or the Lenders, as applicable, in writing at least ten (10) Business Days prior to the Closing Date. At least five (5) Business Days prior to the Closing Date, the Borrower shall have delivered a Beneficial Ownership Certification to any Lender that has requested such certification, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities and Industry and Financial Markets Association, in relation to the Borrower.
(j)Financial Statements. The Administrative Agent and the Lenders shall have received (a) audited consolidated balance sheets and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for the three most recently completed fiscal years ended at

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least 75 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for each fiscal quarter (other than any fourth fiscal quarter) ended after the most recent audited financial statements delivered pursuant to clause (a) above and at least 45 days prior to the Closing Date.
(k)Restructuring Plan. Prior to or substantially concurrently with the effectiveness of this Agreement, the Restructuring Plan (as defined in the Restructuring Support Agreement) shall be consummated (or become effective, as applicable) and an order recognizing the Sanction Orders (as defined in the Restructuring Support Agreement) shall have been entered in the Chapter 15 Proceedings (as defined in the Restructuring Support Agreement).
(l)Restructuring Support Agreement. Prior to or substantially concurrently with the effectiveness of this Agreement, the Restructuring Conditions Precedent set forth and defined in the Restructuring Support Agreement shall have been satisfied or waived in accordance with the terms thereof.
(m)Funding Notice. The Administrative Agent shall have received a Funding Notice.
2.Conditions to Incremental Borrowings.
(a)The obligation of each Incremental Lender to honor any Funding Notice and fund the Incremental Term Loans after the Closing Date is subject to the satisfaction (or waiver by the applicable Incremental Lenders funding more than 50.0% of such Incremental Term Loans) of the following conditions precedent:
(i)Subject to Section 1.6(a) and Section 2.9, the representations and warranties of each Loan Party set forth in Section 3 and in each other Loan Document shall be true and correct in all material respects on and as of the applicable Term Loan Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(ii)Subject to Section 1.6(a) and Section 2.9, no Default or Event of Default shall exist or would result from such proposed Borrowing or from the application of the proceeds therefrom.
(iii)The Administrative Agent shall have received a Funding Notice in accordance with the requirements hereof.
The making and/or deemed making of the Initial Term Loans and/or the Incremental Term Loans by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgment by each Lender that each of the conditions precedent set forth in this Section 4 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person. For purposes of this Section 4, delivery to the Administrative Agent or the Collateral Agent of any document, instrument or agreement required to be delivered to the Lenders pursuant to this Section 4 shall be deemed delivered to each Lender upon receipt of such document, instrument or agreement by the Administrative Agent or the Collateral Agent; provided that the Administrative Agent or the Collateral Agent shall have no obligation to distribute such documents, instruments or agreements to the Lenders.
Section 5.AFFIRMATIVE COVENANTS
The Borrower agrees that, so long as the Termination Conditions have not been satisfied, the Borrower shall and shall cause each of the Restricted Subsidiaries to:

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1.Financial Statements. Furnish to the Administrative Agent for delivery to each Lender and take the following actions:
(a)within 90 days (or the successor time period then in effect under the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2026, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, audited by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing, together with a report and opinion by such certified public accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than solely as a result of (a) the impending maturity of any Indebtedness or (b) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period); and
(b)not later than 45 days (or the successor time period then in effect under the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of each of the first three fiscal quarters of the Borrower, beginning with the fiscal quarter ending September 30, 2026, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).
(c)If the Borrower has designated any of its Subsidiaries as an Unrestricted Subsidiary, then the annual and quarterly information required by Section 5.1(a) and 5.1(b) shall include information (which need not be audited or reviewed by the Borrower’s auditors) regarding such Unrestricted Subsidiaries, including a presentation, either on the face of the financial statements or in footnotes thereto, to reflect the adjustments which would be necessary to eliminate the accounts of Unrestricted Subsidiaries from such financial statements; provided that no such information shall be required if such financial information is not material compared to the applicable financial information of the Borrower and its Subsidiaries on a consolidated basis or if such Unrestricted Subsidiaries are not material to the Borrower and its Subsidiaries on a consolidated basis.
Financial statements, segment information and other information required to be delivered pursuant to this Section 5.1, Section 5.2 or Section 5.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower, as applicable, posts such financial statements, segment information or other information, or provides a link thereto, on the website of the Borrower, as applicable; (ii) on which such financial statements, segment information or other information is posted on behalf of the Borrower on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or third-party website or whether sponsored by the Administrative Agent); or (iii) to the extent such financial statements, segment information or other information are set forth in the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC, on which date such documents are filed for public availability on the SEC’s Electronic Data Gathering, Analysis and Retrieval system; provided that except in the case of clause (iii) the Borrower shall notify the Administrative Agent by electronic mail of the posting of any such documents and provide to the Administrative Agent electronic versions of such documents.
2.Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender:

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(a)concurrently with the delivery of any financial statements pursuant to Section 5.1, a Compliance Certificate of the Borrower (the first such Compliance Certificate to be delivered for the first full fiscal quarter of the Borrower ending after the Closing Date) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;
(b)no later than 60 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2026, a consolidated budget for the Borrower and its Subsidiaries for the following fiscal year (including a consolidated statement of projected results of operations of the Borrower and its consolidated Subsidiaries as of the end of the following fiscal year presented on a quarterly basis);
(c)concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, in each case, for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter; and
(d)promptly, from time to time, such other customary information regarding the operations, business affairs and financial condition of the Borrower and its Restricted Subsidiaries and their compliance with the terms of any Loan Document, in each case, as the Administrative Agent may reasonably request (at the direction of any Lender).
The Borrower hereby acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or this Section 5.2 or otherwise are being distributed through the Platform, any document or notice that the Borrower has not clearly and conspicuously marked “PUBLIC” shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this paragraph contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries and their securities (“Private Side Information”). Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected to receive Private Side Information in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to communications that are not made through the “Public” portion of the Platform and that may contain Non-Public Information.
3.Payment of Taxes. Pay, before the same shall become delinquent or in default, all Taxes required to be paid except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries or (b) the failure to make payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
4.Conduct of Business and Maintenance of Existence; Compliance with Law. (a)(i) Except as otherwise permitted by Section 6.4 or 6.9, preserve, renew and keep in full force and effect its organizational existence and good standing in its jurisdiction of incorporation or organization and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 or 6.9 or, other than with respect to the organizational existence of the Borrower, to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) comply with all Requirements of Law, except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.Maintenance of Property; Insurance. (a) Keep all real and tangible Property and systems used, useful, or necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have,

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individually or in the aggregate, a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses) as are customarily carried under similar circumstances by such other Persons.
6.Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries which are full, true and correct, in all material respects, in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities, (b) [reserved] and (c) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired (but the Administrative Agent may not have more than one visit per any twelve month period except during an Event of Default), upon reasonable advance notice to the Borrower, and to discuss the business, operations, properties and financial and other condition of the Borrower and the Borrower’s Restricted Subsidiaries with officers and employees of the Borrower and the Borrower’s Restricted Subsidiaries and with their independent certified public accountants (and the Borrower will be given the opportunity to participate in any such discussions with such independent certified accountants). So long as no Event of Default has occurred and is continuing at the time of such inspection, the Borrower shall not bear the cost of more than one such inspection per calendar year by the Administrative Agent (or its representatives); provided that in any event, no more than two such inspections shall be conducted in any calendar year if no Event of Default has occurred and is continuing. Notwithstanding anything to the contrary in this Section 5.6, none of the Borrower and its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives) is prohibited by any Requirement of Law or any binding agreement (provided that, with respect to any prohibition by any binding agreement, the Borrower shall attempt to obtain consent to such disclosure if requested by the Administrative Agent) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.
7.Notices. Promptly after obtaining knowledge of the same, give notice to the Administrative Agent of:
(a)the occurrence of any Default or Event of Default;
(b)any dispute, claim, litigation, investigation or proceeding (i) affecting the Borrower or any of its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby; and
(c)any other development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary has taken or proposes to take with respect thereto.
8.Environmental Laws.
(a)Except in each case to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all material Environmental Permits.
(b)Except in each case to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions required

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by any Governmental Authority under Environmental Laws, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
9.Plan Compliance. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, establish, maintain and operate any and all Pension Plans, Multiemployer Plans and Foreign Employee Benefit Plans (other than government-sponsored plans) in compliance with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plans to the extent the Borrower or any Commonly Controlled Entity has the authority to establish, maintain and operate such plans.
10.Additional Guarantors; Additional Collateral, Collateral Limitations.
(a)Subject to Section 5.12 and the Intercreditor Agreement, the Borrower shall cause each of its Wholly-Owned Restricted Subsidiaries (other than (a) the Guarantors, (b) [reserved], (c) any Immaterial Subsidiaries, (d) NFE South Power, (e) NFE Turbines, and (f) any Subsidiary with respect to which a guarantee by it of the Obligations would result in material adverse tax consequences to any Loan Party, as reasonably determined by the Borrower and notified to the Administrative Agent and the Collateral Agent in writing) to become a Guarantor under this Agreement and satisfy the requirements of this Section 5.10 within 60 days (subject to extensions, and exceptions as to scope of foreign security and perfection requirements, as are reasonably agreed by the Required Lenders or the LC Agent pursuant to Section 5.10(h), as applicable) of the later of (i) such Subsidiary becoming a Wholly-Owned Restricted Subsidiary, a Material Subsidiary or conversion into another form of entity and (ii) the Borrower determining such Subsidiary ceased to meet any of the exceptions set forth in the preceding parenthetical. Such Subsidiary shall execute and deliver (A) a Joinder Agreement, (B) a joinder to the Security Agreement substantially in the form of Exhibit B thereto, (C) an acknowledgment to the Intercreditor Agreement, (D) subject to the applicable limitations set forth in this Section 5.10, Security Documents in respect of the Collateral in the relevant jurisdictions outside of the United States, (E) a perfection certificate for such Wholly-Owned Restricted Subsidiary substantially in the form of the Perfection Certificate delivered on the Closing Date and (F) all filings and other documents required by such Security Documents to create or perfect (to the extent required by such Security Documents) the security interests for the benefit of the Secured Parties in the Collateral of such Wholly-Owned Restricted Subsidiary. The Borrower may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor (and no 60-day period described in the foregoing sentence shall apply to such Subsidiary).
(b)From and after the Closing Date, and subject to the applicable time periods, limitations and exceptions set forth in the Security Documents and this Agreement (including the limitations and exceptions in this Section 5.10), if the Borrower or any Guarantor acquires any Property or asset that would constitute Collateral (which, for the avoidance of doubt, does not include any Excluded Assets), the Borrower or such Guarantor must grant a perfected security interest (subject to Permitted Liens) upon any such Collateral, as security for the Obligations within 90 days of such acquisition (subject to extensions and exceptions as to scope of foreign security and perfection requirements as are reasonably agreed by the Required Lenders or the LC Agent pursuant to Section 5.10(h), as applicable). Notwithstanding the foregoing, any Deposit Account, securities account, and commodities account (other than Excluded Accounts) that is acquired or created after the Closing Date or that ceases to constitute an Excluded Account shall, subject to the applicable time periods and limitations and exceptions set forth in the Security Documents, be subject to a Control Agreement within sixty (60) days of such acquisition, creation or cessation (or such later time as the Required Lenders or the LC Agent pursuant to Section 5.10(h), as applicable, may agree in their reasonable discretion).
(c)Subject to the applicable terms of the Security Documents and the Intercreditor Agreement, within 90 days after the acquisition by any Loan Party of any Material Real Estate Asset (or within 90 days after the acquisition of a Person that becomes a Loan Party and that owns any Material Real Estate Asset) (in each case, other than any Excluded Asset) (or as soon as practicable thereafter using commercially reasonable efforts, but subject to extensions, and exceptions as to scope of foreign security and perfection requirements, as are reasonably agreed by the Required Lenders or the LC Agent pursuant to Section 5.10(h), as applicable), the Borrower shall cause such Loan Party to (i) execute, deliver and record a Mortgage with respect thereto, (ii) deliver a fully paid extended coverage policy or policies of title insurance (or executed proforma therefor) from a national title insurance company with respect to such Material Real Estate Asset in an amount not to exceed 100.0% of the Fair Market Value of

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such Material Real Estate Asset, as reasonably determined by the Borrower, naming the Collateral Agent for the benefit of the Secured Parties as the insured, insuring such Mortgage to be a valid first priority Lien on the real property described therein, free and clear of all Liens other than Permitted Liens and containing reasonable and customary endorsements (each, a “Title Policy”), (iii) deliver legal opinions of local counsel or Borrower’s counsel with respect to enforceability of such Mortgage and other customary matters; (iv) deliver an existing or new ALTA survey of such Material Real Estate Asset or with such affidavits as shall be sufficient for the title insurance company to delete the standard survey exception in the applicable Title Policy; and (v) deliver an updated perfection certificate; it being understood and agreed that with respect to any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Guarantor under this Agreement, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Guarantor under this Agreement.
(d)Subject to the applicable terms of the Security Documents and the Intercreditor Agreement, and to the extent not otherwise constituting Excluded Assets, after the acquisition by any Loan Party of any tanker or other marine vessel with a value (as reasonably estimated by the Borrower) in excess of $8.0 million, the Borrower, as soon as practicable thereafter using commercially reasonable efforts, shall cause such Loan Party to (i) execute, deliver and record a Ship Mortgage with respect thereto; (ii) deliver customary legal opinions of admiralty counsel; and (iii) deliver an updated perfection certificate; it being understood and agreed that with respect to any tanker or other marine vessel with a value (as reasonably estimated by the Borrower) in excess of $8.0 million owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Guarantor under this Agreement, such tanker or other marine vessel shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Guarantor under this Agreement.
(e)Notwithstanding anything to the contrary, to the extent that the Lien on any Collateral is not or cannot be created and/or perfected on the Closing Date, the Borrower shall take all necessary actions to create and/or perfect such Lien pursuant to arrangements to be mutually agreed between the Borrower and the Required Lenders or the LC Agent pursuant to Section 5.10(h), as applicable, acting reasonably, including those Post-Closing Actions set forth on Schedule 5.12. In addition, notwithstanding anything to the contrary, it is understood and agreed that:
(i)(x) the Required Lenders may waive or grant or (y) the LC Agent in accordance with Section 5.10(h) may grant, in each case, extensions of time for the creation and perfection of security interests in, or obtaining Mortgages, policies of title insurance, legal opinions, surveys, appraisals or other deliverables with respect to, particular assets or the provision of any Guarantee by any Restricted Subsidiary;
(ii)other than with respect to the Deposit Accounts, securities accounts and commodities accounts (other than Excluded Accounts) with respect to which Borrower is required to deliver a Control Agreement pursuant to Section 5.10(b), perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements (other than control or possession of pledged Equity Interests (to the extent certificated) that constitute Collateral);
(iii)the Collateral Agent will only be authorized (but shall not be obligated) to take actions in any non-U.S. jurisdiction or under the laws of any non-U.S. jurisdiction to create security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets as follows:
(1)with respect to Equity Interests in, and Collateral owned by, Guarantors located in Bermuda as of the Closing Date, a share charge under the Laws of Bermuda and any customary filings associated therewith;
(2)with respect to Equity Interests in, and Collateral owned by, Guarantors located in Ireland as of the Closing Date, a charge over shares under the laws of Ireland and any customary filings associated therewith;

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(3)with respect to Equity Interests in, and Collateral owned by, Guarantors located in Mexico as of the Closing Date, equity interests pledge agreements and non-possessory pledge agreements under the Laws of Mexico, and any customary filings associated therewith;
(4)with respect to Collateral owned by, Guarantors located in Nicaragua as of the Closing Date, movable pledge over a Power Purchase Agreement under the laws of Nicaragua, and any customary filings associated therewith;
(5)with respect to Equity Interests in, and Collateral owned by, Guarantors located in Puerto Rico as of the Closing Date, a filing of the applicable financing statement before the Commonwealth of Puerto Rico Department of State’s Secured Transactions Registry and any customary filings associated therewith;
(6)with respect to Equity Interests in, and Collateral owned by, Guarantors incorporated in England and Wales as of the Closing Date, a charge over shares and debentures under the Laws of England and Wales and any customary filings associated therewith; and
(7)with respect to Equity Interests in, and Collateral owned by, Foreign Subsidiaries that become Guarantors after the Closing Date, only such share pledges, debentures and similar instruments as are substantially consistent with those described in the foregoing clauses(1) through (6), as applicable.
(f)No actions shall be required to perfect a security interest in (1) any vehicle, tanker, marine vessel, ISO container or other asset subject to a certificate of title, other than tankers or other marine vessels with a value (as reasonably estimated by the Borrower) in excess of $8.0 million, (2) letter-of-credit rights not constituting supporting obligations of other Collateral, (3) the Equity Interests of any Immaterial Subsidiary not constituting Collateral, (4) the Equity Interests of any Person that is not a Subsidiary or (5) commercial tort claims with a value of less than $10.0 million, except in the case of each of clauses (1) through (5), perfection actions limited solely to the filing of a UCC financing statement.
(g)Subject to Section 5.12 and the Intercreditor Agreement, the Borrower shall cause each Subsidiary that is a guarantor under the Super Priority Obligations to become a Guarantor under this Agreement and satisfy the requirements of this Section 5.10, and the Borrower shall, and shall cause each Guarantor to, grant a perfected security interest upon any Property (including, for the avoidance of doubt, any real property, tankers and other marine vessels and any cash or Cash Equivalents) that constitutes collateral under the Super Priority Obligations and satisfy the requirements of this Section 5.10 with regards to such Property, in each case substantially concurrently with (and in no event later than 90 days of) such Subsidiary becoming a guarantor under the Super Priority Obligations and such Property becoming collateral under the Super Priority Obligations (subject to extensions as are reasonably agreed by the Required Lenders or the LC Agent pursuant to Section 5.10(h), as applicable).
(h)Notwithstanding anything herein or in any other Loan Document to the contrary, with respect to routine administrative matters, collateral extensions and similar ministerial actions related to the Shared Collateral, subject to the Intercreditor Agreement, any consent, approval or direction given by the LC Agent shall be deemed to constitute the consent, approval or direction of the Administrative Agent and/or Collateral Agent, as applicable, for such purposes, without the need to obtain separate consent from the Agent; provided, however, no such consent, approval or direction shall affect the rights, duties, protections, immunities, indemnities or obligations of the Administrative Agent or the Collateral Agent without the consent of the Administrative Agent and the Collateral Agent, as applicable.
11.Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Required Lenders may, subject to the Intercreditor Agreement, reasonably request for the purposes of more fully creating, maintaining, preserving, perfecting or renewing the Liens granted in favor of (together with the other rights of) the Collateral Agent and the Secured Parties with respect to the

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Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which are required to become part of the Collateral pursuant to Section 5.10) pursuant hereto or thereto. Upon the exercise by the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Collateral Agent or the Required Lenders may be reasonably required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
12.Post-Closing Covenants. The Borrower shall, and shall cause the Restricted Subsidiaries to, take the actions set forth on Schedule 5.12 (the “Post-Closing Actions”) within the time periods specified therein (it being understood that (i) no Foreign Subsidiary shall be required to enter into any Loan Document and (ii) the Borrower and its Subsidiaries shall not be required to enter into any Loan Documents governed by the laws of a jurisdiction outside of the United States, in each case, until 90 days after the Closing Date (subject to extensions, and exceptions as to scope of foreign security and perfection requirements, as are reasonably agreed by the Required Lenders or the LC Agent pursuant to Section 5.10(h), as applicable, in their sole discretion, in each case as applicable)). Notwithstanding anything to the contrary herein or in any other Loan Document, all representations, warranties, covenants and other provisions in this Agreement and the other Loan Documents shall take into account any time extensions provided this Section 5.12, Schedule 5.12 and any post-closing letter agreement and in any amendment or extension agreement related thereto (and any time extension agreement related thereto) shall automatically be applied to any relevant representation, warranty, covenant or other provision in this Agreement and the other Loan Document.
13.Use of Proceeds. Use the proceeds of the Loans only for those purposes set forth in Section 3.16.
14.Maintenance of Ratings
. The Borrower shall use commercially reasonable efforts to obtain within ninety (90) days following the Closing Date (or as soon as reasonably practicable thereafter) and thereafter maintain a private or public corporate credit rating (or similar rating) for (a) the Senior Term Loan Facility and (b) the Junior Term Loan Facility, in each case, from any two of Moody’s, Fitch and S&P; provided that in no event shall the Borrower be required to obtain or maintain any specific rating with any such agency.
15.Payment of Advisor Fees
. The Borrower shall pay, or cause to be paid, all fees, costs and expenses required to be paid by it under the Loan Documents, including, without limitation, all reasonable and documented out-of-pocket fees and expenses due to the Administrative Agent, the Collateral Agent and their legal advisors, in each case to the extent invoiced in reasonable detail and when due (after giving effect to any applicable grace periods) in accordance with the applicable terms of the Loan Documents, the Agent Fee Letter, any other fee letters and any related engagement letters; provided that such fees and expenses shall not be duplicative.
16.Lender Meetings
. The Borrower shall participate in a meeting or conference call with the Administrative Agent (acting at the direction of the Required Lenders) and the Lenders once during each fiscal quarter at such time as may be agreed to by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) (provided that the requirements of this Section 5.16 shall be satisfied by the Borrower providing the Lenders with access to any earnings call for such fiscal quarter with the holders of the Capital Stock of the Borrower).
17.Anti-Money Laundering, Anti-Corruption Laws, Ex-Im Laws and Sanctions.
(a)Comply in all material respects with Anti-Corruption Laws, Ex-Im Laws and Sanctions.

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(b)Maintain policies or procedures that are reasonably designed to promote compliance by it and its Subsidiaries, and their respective directors, managers, officers and employees with applicable Anti-Corruption Laws, Ex-Im Laws, and Sanctions.
Section 6.NEGATIVE COVENANTS
The Borrower agrees that, so long as the Termination Conditions are not satisfied:
1.Limitation on Restricted Payments.
(a)The Borrower shall not, and shall not permit any Restricted Subsidiary to directly or indirectly:
(i)declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:
(A)dividends, payments or distributions by the Borrower payable solely in Qualified Capital Stock of the Borrower or in options, warrants or other rights to purchase Qualified Capital Stock; or
(B)dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;
(ii)redeem, purchase, repurchase, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any merger, amalgamation or consolidation, in each case, held by a Person other than the Borrower or a Restricted Subsidiary;
(iii)make any principal payment on, or redeem, purchase, repurchase, defease, discharge or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (such payment and other actions described in the foregoing (subject to the exceptions in clauses (A) and (B) below), “Restricted Debt Payments”), other than:
(A)Indebtedness permitted to be incurred or issued under Section 6.3(b)(iii); or
(B)the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness (x) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, redemption, purchase, repurchase, defeasance, discharge or acquisition or retirement, or (y) as permitted by the applicable subordination agreement to which such Subordinated Indebtedness is subject; provided that such subordination agreement shall be in form and substance reasonably acceptable to the Required Lenders; provided further that, unless the Required Lenders object in writing to such subordination agreement within ten (10) Business Days following the date such subordination agreement is posted on a Platform, such subordination agreement shall be deemed acceptable to the Required Lenders; or
(iv)make any Restricted Investment,

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(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”).
(b)Section 6.1(a) shall not prohibit any of the following:
(i)Restricted Payments made pursuant to the CoreCo MIP and the FLNG2 MIP;
(ii)any payments by the Borrower to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests (other than Disqualified Stock) of the Borrower held by any future, present or former employee, director, member of management, officer, manager, member, partner, independent contractor or consultant (or any Immediate Family Member thereof) of the Borrower or any Restricted Subsidiary of any of the foregoing (or any options, warrants, profits interests, restricted stock units or equity appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests), in each case pursuant to any management, director, employee, consultant and/or advisor equity plan or equity option plan, equity appreciation rights plan, or any other management, director, employee, consultant and/or advisor benefit plan or agreement or any equity subscription or equityholder agreement, any employment termination agreement or any other employment agreement or equityholders’ or similar agreement: with cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of Indebtedness issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests of the Borrower held by any future, present or former employee, director, member of management, officer, manager, member, partner, independent contractor or consultant (or any Immediate Family Member of the foregoing) of the Borrower or any Restricted Subsidiary of any of the foregoing), including any Equity Interests rolled over by management, directors, employees or consultants (or any Immediate Family Member of the foregoing) of the Borrower or any of its Restricted Subsidiaries in connection with any corporate transaction; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (ii) in any fiscal year shall not exceed $25.0 million, which, if not used in such fiscal year, may be carried forward to succeeding fiscal years; provided further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary for no consideration from any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Immediate Family Members) of the Borrower or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 6.1 or any other provision of this Agreement;
(iii)[reserved];
(iv)Restricted Payments (1) to make cash payments in lieu of the issuance of fractional shares or interests in connection with any share dividend, share split or share combination or any acquisition or Investment (or other similar transaction) or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests (other than Disqualified Stock) of the Borrower or any Restricted Subsidiary and (2) consisting of (A) repurchases of Equity Interests in connection with the exercise of warrants, options or other securities convertible with or exchangeable for Equity Interests or upon the vesting of any profits interests, restricted stock units or similar incentive interests, and (B) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former officer, director, employee, member of management, manager, member, partner, independent contractor and/or consultant (or any of their respective Immediate Family Members) of the Borrower or any Restricted Subsidiary in connection with or in lieu of repurchases described in the foregoing clause (A);
(v)repurchases of Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests (other than Disqualified Stock) or upon the vesting of any profits interests, restricted stock units or similar incentive interests, in each case if such Equity Interests represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Equity

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Interests (other than Disqualified Stock) as part of a “cashless” exercise upon such exercise or vesting, as applicable;
(vi)[reserved];
(vii)[reserved];
(viii)[reserved];
(ix)to the extent otherwise constituting a Restricted Payment, the making or consummation of any Asset Sale or Disposition not constituting an Asset Sale pursuant to the exclusions from the definition thereof or transaction in accordance with the provisions of Section 6.5(b) (other than pursuant to clause (iv) of such paragraph);
(x)[reserved];
(xi)[reserved];
(xii)[reserved];
(xiii)payments or distributions (1) to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (2) made in connection with working capital adjustments or purchase price adjustments or (3) made in connection with the satisfaction of indemnity and other similar obligations, in each case pursuant to or in connection with any acquisition, other Investment, disposition or consolidation, amalgamation, merger or transfer of assets that is not prohibited under this Agreement;
(xiv)[reserved];
(xv)the declaration and payment of regular dividends or distributions to holders of the CoreCo Preferred Stock for so long as such Preferred Stock is outstanding and solely to the extent that the payment of such dividends are required by the terms thereof; provided that the amount of such dividends or distributions are not increased from the amounts of such dividends or distributions in effect or otherwise authorized on the Closing Date, other than increases resulting from compounding, accretion or other mechanics provided for in the terms of such Preferred Stock as in effect on the Closing Date;
(xvi)[reserved];
(xvii)[reserved];
(xviii)[reserved];
(xix)[reserved];
(xx)[reserved];
(xxi)[reserved];
(xxii)the making of any Restricted Payment within 60 days after the date of declaration thereof or the giving of irrevocable notice thereof, as applicable, if, at such date of declaration or the giving of such notice, such payment would have been permitted by any of the other clauses in this Section 6.1 (and any Restricted Payment made in reliance on this clause (xxii) shall also be deemed to have been made under such applicable clause, except for the purpose of testing the permissibility of such Restricted Payment on the date it is actually made);
(xxiii)[reserved];

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(xxiv)[reserved];
(xxv)[reserved];
(xxvi)[reserved];
(xxvii)[reserved];
(xxviii)[reserved];
(xxix)[reserved];
(xxx)[reserved];
(xxxi)[reserved]; and
(xxxii)so long as no Event of Default then exists or would result therefrom, any mandatory redemption, repurchase, retirement, termination or cancellation of Disqualified Stock (to the extent treated as Indebtedness outstanding and/or incurred in compliance with Section 6.3).
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Notwithstanding anything to the contrary herein or in any other Loan Document, no Restricted Payment may be made using proceeds of the FEMA Make Whole.
(c)As of the Closing Date, each Unrestricted Subsidiary identified in clause (3) of the definition of “Unrestricted Subsidiary” will be Unrestricted Subsidiaries, and all of the Borrower’s other Subsidiaries will be Restricted Subsidiaries. The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second and third paragraphs of the definition of “Unrestricted Subsidiary”. Unless otherwise specified in this Agreement, Unrestricted Subsidiaries will not be subject to any of the covenants set forth in this Agreement and will not be obligated to guarantee the Obligations. No Restricted Subsidiary may be designated as an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary (or any Subsidiary thereof) would own (or hold an exclusive license with respect to) any Material Intellectual Property, no Material Intellectual Property may be transferred (including by way of an exclusive license) to an existing Unrestricted Subsidiary and no Unrestricted Subsidiary may, at any time, own (or hold an exclusive license with respect to) Material Intellectual Property; provided further the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, any sale, lease, conveyance, transfer or other disposition whether in a single transaction or a series of related transactions (including by way of an exclusive license), contribution, dividend or other investment of any Material Intellectual Property to any Subsidiary of the Borrower other than a Loan Party.
(d)Unrestricted Subsidiaries may not use value transferred from the Borrower and its Restricted Subsidiaries pursuant to this Section 6.1 or in a Permitted Investment to purchase or otherwise acquire Indebtedness or Equity Interests of the Borrower or any of the Borrower’s Restricted Subsidiaries.
2.Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction which prohibits or limits the ability of any Restricted Subsidiary to:
(i)(1) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries that is a Guarantor on its Equity Interests or with

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respect to any other interest or participation in, or measured by, its profits, (2) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries that is a Guarantor, (3) grant a Lien in favor of the Collateral Agent on any Collateral; provided that, for purposes of this clause (3), a consensual restriction on granting Liens on property or assets that would constitute Collateral shall not constitute a restriction described in this clause (3) unless such restriction expressly prohibits or limits the grant of a Lien in favor of the Collateral Agent or (4) pay the Obligations;
(ii)make loans or advances to the Borrower or any of its Restricted Subsidiaries that is a Guarantor; or
(iii)sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries that is a Guarantor.
(b)The restrictions in Section 6.2(a) shall not apply to encumbrances or restrictions:
(i)set forth in any agreement evidencing or governing (1) Indebtedness of a Restricted Subsidiary that is not a Guarantor permitted to be incurred pursuant to Section 6.3 and any corresponding Organizational Documents of any such Restricted Subsidiary structured as a special purpose entity incurring such Indebtedness, (2) Secured Indebtedness permitted to be incurred pursuant to Sections 6.3 and 6.6 if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness, and (3) Indebtedness permitted to be incurred pursuant to Sections 6.3(b)(i), (ii), and (xiv) (as it relates to Indebtedness in respect of Sections  6.3(b)(i), (ii), (xiv), (xv), (xli) and/or (xlii)), and Sections 6.3(b)(xviii), (xxxix), (xli) and/or (xlii);
(ii)arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;
(iii)that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Equity Interests not otherwise prohibited under this Agreement;
(iv)that are assumed in connection with any acquisition of property or the Equity Interests of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Equity Interests of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;
(v)set forth in any agreement for any disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such disposition;
(vi)set forth in provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;
(vii)imposed by customary provisions in partnership agreements, limited liability company agreements, joint venture agreements, other organizational and governance documents and other similar agreements;
(viii)on cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such cash, other deposits or net worth or similar restrictions exist;

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(ix)set forth in documents that exist on the Closing Date, including pursuant to the Letter of Credit Agreement, this Agreement, the other Loan Documents or the other Definitive Documents (as defined in the Restructuring Support Agreement) and, in each case, related documentation and related Derivative Transactions;
(x)(1) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date or (2) arising under customary separateness, bankruptcy remoteness and similar provisions included in governing or other documents related to entities structured as special purpose entities in anticipation of financing arrangements, acquisition of assets or similar transactions, in each case, if the relevant restrictions, taken as a whole (as determined in good faith by the Borrower) (A) are not materially less favorable to the holders than the restrictions contained in this Agreement, (B) generally represent market terms at the time of incurrence or structuring, as applicable, taken as a whole, or (C) would not, in the good faith determination of senior management of the Borrower, at the time of incurrence or structuring, as applicable, materially impair the Borrower’s ability to pay the Obligations when due;
(xi)arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;
(xii)arising in any Hedge Agreement and/or any agreement relating to Banking Services;
(xiii)relating to any asset (or all of the assets) of and/or the Equity Interests of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any disposition of such asset (or assets) and/or all or a portion of the Equity Interests of the relevant Person that is not prohibited by the terms of this Agreement;
(xiv)set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Restricted Subsidiary to dispose of or encumber the assets subject thereto;
(xv)restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business, consistent with past practice or consistent with industry norm; provided that such agreement (i) prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are subject to such agreements, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary or (ii) would not, in the good faith of the Borrower, at the time such Indebtedness is incurred, materially impair the Borrower’s ability to make payments under the Loan Documents when due;
(xvi)any encumbrance or restriction with respect to a Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became or is redesignated as a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming or being redesignated as a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any Restricted Subsidiary other than the assets and property of such Subsidiary and its Subsidiaries;
(xvii)imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xvi) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions,

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taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and/or
(xviii)arising under or in connection with the transactions contemplated by the Restructuring Support Agreement and the Definitive Documents (as defined in the Restructuring Support Agreement).
For purposes of determining compliance with this Section 6.2, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (2) the subordination of (including the application of any standstill requirements to) loans and advances made to the Borrower or a Restricted Subsidiary to other Indebtedness incurred by the Borrower or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
3.Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, suffer or permit to exist, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness, and the Borrower shall not issue any shares of Disqualified Stock or Preferred Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not a Guarantor to issue Preferred Stock.
(b)The provisions of Section 6.3(a) shall not apply to:
(i)Indebtedness under the Loan Documents (including the incurrence of the Obligations under this Agreement or any Incremental Amendment);
(ii)the Indebtedness represented by or arising out of (A) the Letter of Credit Agreement (so long as such Indebtedness is subject to the Intercreditor Agreement) in an aggregate amount of LC Exposure (as defined in the Letter of Credit Agreement) not to exceed $250.0 million, plus any accrued and unpaid interest, fees, premiums, reimbursement obligations, costs, expenses payable in respect thereof and any increase resulting from fluctuations in applicable currency exchange rates, (B) the Turbine and Intermediation Facility (to the extent constituting Indebtedness), the Turbines Sale-Leaseback Transaction Documents (to the extent constituting Indebtedness) and (C) the ZP1 Note;
(iii)Unsecured Indebtedness of the Borrower issued or owing to any Restricted Subsidiary and/or of any Restricted Subsidiary issued or owing to the Borrower and/or any other Restricted Subsidiary; provided that any such Indebtedness of the Borrower or a Guarantor owing to any Specified Non-Guarantor is expressly subordinated in right of payment to the Obligations;
(iv)[reserved];
(v)Indebtedness, Disqualified Stock and Preferred Stock arising from any agreement providing for indemnification, adjustment of purchase price, earn out or similar obligations (including contingent earn out obligations), in each case, incurred, issued or assumed in connection with any disposition, any acquisition or Investment otherwise permitted under this Agreement or consummated prior to the Closing Date and set forth on Schedule 6.3;
(vi)Indebtedness, Disqualified Stock and Preferred Stock of the Borrower and/or any Restricted Subsidiary (1) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, completion, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary

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course of business and consistent with past practice or consistent with industry norm (including relating to any litigation not constituting an Event of Default under Section 7.1(a)(6)) and (2) in respect of letters of credit, bank guaranties, surety bonds, performance bonds, completion bonds or similar instruments solely to support any of the items in the foregoing clause (1);
(vii)Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of Banking Services and incentive, supplier finance or similar programs, in each case, incurred in the ordinary course of business, consistent with past practice or consistent with industry norm;
(viii)(1) guaranties by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, consistent with past practice or consistent with industry norm, (2) Indebtedness incurred in the ordinary course of business and consistent with past practice or consistent with industry norm in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, and (3) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business, and consistent with past practice or consistent with industry norm;
(ix)guarantees by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to the terms of this Agreement or other obligations not prohibited by this Agreement;
(x)Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing on the Closing Date (other than Indebtedness described in clause (i) or (ii) above) and set forth on Schedule 6.3;
(xi)Indebtedness secured by the assets listed on Appendix A hereto in an amount not to exceed, when aggregated with the amount of outstanding Indebtedness permitted by the Turbines Sale-Leaseback Transaction Documents (to the extent constituting Indebtedness), $400.0 million;
(xii)Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;
(xiii)Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (1) the financing of insurance premiums, (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business consistent with past practice or consistent with industry norm, and/or (3) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business consistent with past practice or consistent with industry norm;
(xiv)Indebtedness (including with respect to Financing Leases and purchase money Indebtedness) of the Borrower and/or any Restricted Subsidiary incurred or issued to finance or refinance the acquisition, construction, lease, expansion, development, design, installation, repair, replacement, relocation, renewal, maintenance, upgrade or improvement of property (real or personal), equipment or any other asset (through the direct purchase of property, equipment or other assets but excluding any acquisition of Equity Interests of any Person owning such property, equipment or other assets) in the ordinary course of business, consistent with past practice or consistent with industry norm, used to purchase assets that are used directly or indirectly to produce, transport or deliver liquefied natural gas or power to customers (including tugs, iso containers, turbines, regasification equipment, ancillary equipment useful to ensure the proper functioning of this equipment) and is prior to, at the time of or within 270 days after the completion of such acquisition, construction, lease, expansion,

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development, installation, repair, replacement, relocation, renewal, maintenance, upgrade or improvement; provided that, the aggregate principal amount of such Indebtedness incurred pursuant to this clause (xiv) shall not exceed an amount equal to $100.0 million;
(xv)Indebtedness with respect to Financing Leases and obligations in respect of charters or similar arrangements of the Borrower and/or any Restricted Subsidiary incurred or issued to finance or refinance the chartering, leasing or acquisition of maritime vessels used to produce, transport, store, regasify or deliver liquefied natural gas, LNG cargoes or power to customers (including vessels, tugs, ISO containers, regasification equipment and other ancillary equipment useful to ensure the proper functioning of such assets), in any case, in a Specified Jurisdiction, in each case in the ordinary course of business, consistent with past practice or consistent with industry norm, and incurred prior to, at the time of or within 270 days after the completion of such chartering, leasing or acquisition; provided that the aggregate principal amount of such Indebtedness incurred pursuant to this clause (xv) shall not exceed $150.0 million;
(xvi)Indebtedness issued by the Borrower to any shareholder of the Borrower or any future, current or former director, officer, employee, member of management, manager, member, partner, independent contractor or consultant (or any Immediate Family Member of the foregoing) of the Borrower or any Subsidiary solely used to finance the purchase or redemption of Equity Interests of the Borrower by such Person to the extent permitted under Section 6.1 in an aggregate principal amount not to exceed $1.0 million;
(xvii)the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, the Borrower and/or guarantors, or, after the original instrument giving rise to such Indebtedness, Disqualified Stock or Preferred Stock has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively, “refinance” with “refinances”, “refinanced” and “refinancing” having a correlative meaning) any Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock incurred or issued as permitted under any of clauses (i), (ii), (iii), (x), (xi), (xiv), (xv), (xvii), (xviii), (xxi), (xxii), (xxiii), (xxiv), (xxv), (xxvi), (xxxvi), (xxxvii), (xli) and (xlii) of this Section 6.3(b) (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness” and such Indebtedness, Disqualified Stock or Preferred Stock being refinanced, the “Refinanced Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:
(1)the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such refinancing, except by (A) an amount equal to unpaid accrued interest, dividends and premiums (including tender premiums) thereon plus defeasance costs, underwriting discounts and other fees, commissions and expenses (including upfront fees, closing payments, OID, initial yield payments and similar fees) incurred in connection with the relevant refinancing, (B) an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.3 (provided that (1) any additional Indebtedness, Disqualified Stock or Preferred Stock referenced in this clause (C) satisfies the other applicable requirements of this clause (xvii) (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Refinancing Indebtedness is permitted pursuant to Section 6.6);
(2)solely in the case of Refinancing Indebtedness with respect to Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under

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Section 6.3(b)(x), (A) such Refinancing Indebtedness either (1) has a final maturity the same as or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) or (2) requires no or nominal payments in cash (other than interest payments) prior to, in each case, the earlier of (x) the final maturity of the Refinanced Indebtedness and (y) the Maturity Date and (B) other than with respect to revolving Indebtedness, such Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness (without giving effect to any amortization or prepayments in respect of such Refinanced Indebtedness);
(3)such Refinancing Indebtedness shall not include:
(A)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Borrower;
(B)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or
(C)Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
(4)in the case of Refinancing Indebtedness with respect to the Letter of Credit Agreement, such Refinancing Indebtedness may not include or be refinanced with a credit facility of a different type other than with respect to outstanding LC Disbursements (as defined in the Letter of Credit Agreement) and (without duplication) Reimbursement Obligations (as defined in the Letter of Credit Agreement) and shall be subject to the Intercreditor Agreement; and
(5)in the case of Refinancing Indebtedness incurred in respect of Indebtedness that is secured by Liens on the Collateral, such Refinancing Indebtedness shall be secured by Liens on the Collateral that do not have a higher priority than the Liens securing the Indebtedness being refinanced and shall not have a greater priority in right of payment than such Indebtedness;
(xviii)to the extent constituting Indebtedness, Indebtedness and guarantees incurred by the Borrower or any Restricted Subsidiary pursuant to the BrazilCo Separation Agreement;
(xix)Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction that was, at the time entered into, not for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;
(xx)Indebtedness of the Borrower and/or any Restricted Subsidiary representing deferred compensation to current or former directors, officers, employees, members of management, managers, members, partners, independent contractors and consultants of the Borrower and/or any Restricted Subsidiary in the ordinary course of business and consistent with past practice of the Borrower and/or its Subsidiaries in an aggregate amount not to exceed $10.0 million; provided that any compensation payable in the form of Qualified Capital Stock shall not constitute Indebtedness for purposes of this clause (xx);
(xxi)Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and/or any Restricted Subsidiary; provided that, at the time of incurrence or issuance

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thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness, Disqualified Stock or Preferred Stock then outstanding pursuant to this clause (xxi) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to Section 6.3(b)(xvii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.3(b)(xvii), exceed an amount equal to $25.0 million;
(xxii)[reserved];
(xxiii)[reserved];
(xxiv)[reserved];
(xxv)[reserved];
(xxvi)[reserved];
(xxvii)Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds, completion bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance compensation claims;
(xxviii)[reserved];
(xxix)[reserved];
(xxx)Indebtedness of the Borrower or any Restricted Subsidiary supported by any letter of credit, bank guaranty or similar instrument issued in compliance with this Section 6.3 in a principal amount not exceeding the face amount of such instrument;
(xxxi)unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business, consistent with past practice;
(xxxii)(i) customer deposits and advance payments (including progress premiums) received in the ordinary course of business consistent with past practice or consistent with industry norm or (ii) obligations to pay, in each case, for goods and services purchased or sold in the ordinary course of business and consistent with past practice;
(xxxiii)without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of OID, fees, expenses, charges and additional or contingent interest with respect to Indebtedness of the Borrower and/or any Restricted Subsidiary otherwise permitted under this Agreement;
(xxxiv)[reserved];
(xxxv)[reserved];
(xxxvi)[reserved];
(xxxvii)[reserved];
(xxxviii)Preferred Stock of the Borrower in respect of the CoreCo Preferred Stock in an aggregate principal amount not to exceed the amount of the CoreCo

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Preferred Stock outstanding on the Restructuring Effective Date (as defined in the Restructuring Support Agreement) (plus any accrued, capitalized or compounding dividends and premiums or other amounts contemplated by the CoreCo Preferred Stock as of the Restructuring Effective Date);
(xxxix)[reserved];
(xl)Indebtedness of the Borrower or any Restricted Subsidiary incurred for bonds, guarantees, letters of credit or similar instruments required by any maritime commission or authority or other governmental or regulatory agencies, including, without limitation, customs authorities in connection with ships owned or chartered or ordinary course business conducted by the Borrower or any Restricted Subsidiary, not to exceed the amount required by such governmental or regulatory authority;
(xli)the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness required for: (i) regular maintenance required to maintain the classification of any of the ships owned or chartered on bareboat terms by the Borrower or any Restricted Subsidiary, (ii) scheduled dry-docking of any of the ships owned by the Borrower or any Restricted Subsidiary for normal maintenance purposes and (iii) any expenditures that will or reasonably may be expected to be recoverable from insurance on such ships; and
(xlii)the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness to finance the replacement of a marine vessel upon the total loss, destruction, condemnation, confiscation, requisition, seizure or forfeiture of, or other taking of title to or use of, such marine vessel (collectively, a “Total Loss”) in an aggregate principal amount no greater than the amount that is equal to the contract price for such replacement marine vessel less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) received by the Borrower or any Restricted Subsidiary from any Person in connection with such Total Loss in excess of amounts actually used to repay Indebtedness secured by the marine vessel subject to such Total Loss.
(c)For the avoidance of doubt and notwithstanding anything herein to the contrary, (i) the accrual of interest or dividends and the accretion or amortization of OID and (ii) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 6.3.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because such Indebtedness is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness solely because such Indebtedness has a junior priority with respect to shared collateral or because it is secured by different collateral or issued or guaranteed by other obligors.
4.Asset Sales.
(a)The Borrower shall not, and shall not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale unless:
(i)the Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of such Asset Sale at least equal to the Fair Market Value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;
(ii)at least 75.0% of the consideration (measured at the time of contractually agreeing to such Asset Sale) for such Asset Sale, together with all other Asset Sales completed or contractually agreed upon since the Closing Date (on a cumulative basis), received

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(or to be received) by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and
(iii)no Event of Default has occurred and is continuing.
(b)[Reserved].
Notwithstanding anything herein to the contrary, no assets may be transferred to any Unrestricted Subsidiary (other than BlockerCo, FLNG2 Parent and their respective Subsidiaries pursuant to the CoreCo-BlockerCo & FLNG2 Management Agreement) other than pursuant to the definition of “Permitted Investments”.
5.Transactions with Affiliates.
(a)The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of the Borrower or any Subsidiary (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (at the time of the relevant transaction) $5.0 million, unless:
(i)such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Borrower, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and
(ii)the Borrower or such Restricted Subsidiary delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the Board of Directors, board of managers or member(s) of the Borrower or such Restricted Subsidiary, as applicable, approving such Affiliate Transaction.
(b)Section 6.5(a) shall not apply to the following:
(i)any transaction between or among the Borrower, one or more Restricted Subsidiaries and/or one or more joint ventures with respect to which the Borrower or any of its Restricted Subsidiaries holds Equity Interests (or any entity that becomes a Restricted Subsidiary or a joint venture, as applicable, as a result of such transaction) to the extent not prohibited by this Agreement;
(ii)any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower in good faith;
(iii)to the extent constituting an Affiliate Transaction, transactions between the Borrower or any Restricted Subsidiary, on the one hand, and any Person or group of Persons comprising the business to be separated pursuant to the BrazilCo Separation Agreement (and their respective subsidiaries), on the other hand, in each case made pursuant to the BrazilCo Separation Agreement;
(iv)(1) the making of Restricted Payments otherwise not prohibited by Section 6.1 (other than pursuant to Section 6.1(b)(ix)) and the definition of “Permitted Investments” and (2) issuances of Equity Interests and issuances and incurrences of Indebtedness, Disqualified Stock and Preferred Stock not restricted by this Agreement;

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(v)transactions in existence on the Closing Date and set forth on Schedule 6.5;
(vi)the payment of all indemnification obligations and expenses owed to any Management Investor and any of their respective directors, officers, members of management, managers, employees, members, partners, independent contractors and consultants (or any Immediate Family Member of the foregoing) in connection with such management, monitoring, consulting, advisory or similar services provided by them, whether currently due or paid in respect of accruals from prior periods;
(vii)permitted management services provided by the Loan Parties to FLNG2 Parent, BlockerCo and their respective Subsidiaries pursuant to the CoreCo-BlockerCo & FLNG2 Management Agreement;
(viii)to the extent constituting an Affiliate Transaction, transition services provided by the Loan Parties pursuant to the CoreCo-BrazilCo Transition Services Agreement;
(ix)guarantees not otherwise prohibited by Section 6.1, Section 6.3 or the definition of “Permitted Investments”;
(x)[reserved];
(xi)the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers, employees, members of management, managers, members, partners, consultants and independent contractors (or any Immediate Family Members of the foregoing) of the Borrower and/or any of its Restricted Subsidiaries;
(xii)transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are (1) fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the Board of Directors of the Borrower or the senior management thereof or (2) on terms, taken as a whole, that are not materially less favorable to the Borrower and/or its applicable Restricted Subsidiary as might reasonably have been obtained at such time from a Person other than an Affiliate;
(xiii)[reserved];
(xiv)[reserved];
(xv)[reserved];
(xvi)[reserved];
(xvii)(1) investments by Permitted Holders in securities or loans of the Borrower or any of its Restricted Subsidiaries (and any payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith), including the Loans, so long as the investment is being offered generally to other investors on the same terms or on terms that are more favorable to the Borrower and (2) payments to Permitted Holders in respect of securities or loans of the Borrower or any of its Restricted Subsidiaries contemplated in the foregoing subclause (1) or that were acquired from Persons other than the Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;
(xviii)transactions undertaken pursuant to a shared services agreement or pursuant to a membership in a purchasing consortium;

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(xix)payment to any Permitted Holder of out of pocket expenses incurred by such Permitted Holder in connection with any direct or indirect Investment in the Borrower and its Subsidiaries;
(xx)the issuance or transfer of (1) Equity Interests (other than Disqualified Stock) of the Borrower and the granting and performing of customary registration rights and (2) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;
(xxi)[reserved];
(xxii)any lease entered into between the Borrower or any Restricted Subsidiary, on the one hand, and any Affiliate of the Borrower, on the other hand, which is approved by the Board of Directors of the Borrower or is entered into in the ordinary course of business;
(xxiii)intellectual property licenses entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;
(xxiv)[reserved];
(xxv)[reserved];
(xxvi)any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary not in violation of Section 6.4 that the Board of Directors of the Borrower determines is either fair to the Borrower or otherwise on customary terms for such type of arrangements in connection with similar transactions;
(xxvii)transactions contemplated by the Turbines Sale-Leaseback Transaction Documents or the Turbine and Intermediation Facility;
(xxviii)payments by the Borrower and its Subsidiaries pursuant to tax sharing agreements among the Borrower and its Subsidiaries on customary terms; provided that such payments shall not exceed the excess (if any) of the amount of taxes that the Borrower and its Subsidiaries would have paid on a stand-alone basis over the amount of such taxes actually paid by the Borrower and its Subsidiaries directly to governmental authorities and provided further that such agreement or arrangement is not materially adverse to the interests of the Lenders;
(xxix)payments to and from, and transactions with, any joint ventures or Unrestricted Subsidiary entered into in the ordinary course of business, consistent with past practice or consistent with industry norm (including any cash management activities related thereto);
(xxx)transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;
(xxxi)[reserved]; and
(xxxii)transactions permitted pursuant to the CoreCo MIP, the FLNG2 MIP and the other applicable Definitive Documents (as defined in the Restructuring Support Agreement).
6.Liens.

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(a)The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, permit to exist, create, incur or assume any Lien that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary that is not a Permitted Lien.
7.[Reserved].
8.[Reserved].
9.Merger, Consolidation or Sale of All or Substantially All Assets.
(a)The Borrower shall not merge, consolidate or amalgamate with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions to any Person.
(b)Subject to the provisions in this Agreement and the Security Documents governing release of a Guarantee, no Guarantor shall, and the Borrower shall not permit a Guarantor to, merge, consolidate or amalgamate with or into or wind up into (whether or not the Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties or assets, taken as a whole, in one or more related transactions, to any Person unless:
(i)a Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Guarantor or any other Guarantor or the laws of the United States, any state or territory thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);
(ii)the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement and such Guarantor’s related Guarantee pursuant to joinders hereto and to the applicable Security Documents and the Intercreditor Agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent, and has provided all documentation and other information requested by the Agents and the Lenders in connection with Anti-Money Laundering Laws and Sanctions, including applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and
(iii)to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Successor Guarantor are assets of the type that would constitute Collateral under the Security Documents, the Successor Guarantor will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Agreement or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; or
(iv)the transaction is not otherwise prohibited by Section 6.4.
(c)The Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Agreement, the Intercreditor Agreement and the applicable Security Documents and such Guarantor’s Guarantee and such Guarantor will automatically be released and discharged from its obligations under this Agreement, the Intercreditor Agreement and the applicable Security Documents.
Notwithstanding the foregoing, any Guarantor may (i) merge, consolidate or amalgamate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties

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or assets to another Guarantor or the Borrower, (ii) merge, consolidate or amalgamate with or into or wind up into the Borrower or an Affiliate of the Borrower solely for the purpose of reincorporating or reorganizing such Guarantor in the United States, any state or territory thereof, the District of Columbia or the jurisdiction of organization of any other Guarantor, (iii) convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Guarantor or any other Guarantor, or the laws of a jurisdiction in the United States, any state or territory thereof or the District of Columbia or (iv) liquidate or dissolve or change its legal form if the Board of Directors or the senior management of the Borrower determines in good faith that such action is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, in each case, without regard to the requirements set forth in Section 6.9(b).
10.Amendments to Certain Agreements.
(a)The Turbine and Intermediation Facility may not be amended, supplemented or modified, or any provision thereof waived or modified by prior consent of any party thereto, in each case, in a manner materially adverse to the Lenders without the prior written consent of the Required Lenders; provided that trade confirmations or similar instruments issued pursuant to the terms of the Turbine and Intermediation Facility in the ordinary course of business in connection with LNG cargo transactions shall not constitute an amendment, supplement, modification or waiver of such facility for purposes of this clause (a).
(b)The ZP1 Note may not be amended, supplemented or modified, or any provision thereof waived or modified by prior consent of any party thereto, in each case, in a manner materially adverse to the Lenders without the prior written consent of the Required Lenders.
(c)The CoreCo-BrazilCo Transition Services Agreement may not be amended, supplemented or modified, or any provision thereof waived or modified by prior consent of any party thereto, in each case, in a manner materially adverse to the Lenders without the prior written consent of the Required Lenders.
11.Anti-Money Laundering, Anti-Corruption Laws, Ex-Im Laws and Sanctions.
(a)The Borrower will not, and shall not permit any Guarantor to, directly or knowingly indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person (i) to fund or facilitate any transactions, activities, or business of, with, or involving any Restricted Person in violation of Sanctions or Sanctioned Country; or (ii) in any manner that will result in a violation of Sanctions, Ex-Im Laws, Anti-Corruption Laws or Anti-Money Laundering Laws by the Borrower or any Subsidiary or any other Person (including any Agent, Lender, arranger, advisor).
(b)The Borrower shall not, and shall not permit any Guarantor to, directly or knowingly indirectly, fund all or part of any repayment of the Loans out of proceeds derived from any (i) transactions, activities, or business of, with, or involving any Restricted Person in violation of Sanctions or Sanctioned Country; or (ii) activity or transactions in violation of, or that would otherwise cause any Person (including any Agent, Lender, arranger, advisor) to be in violation of, any Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions.
(c)The Borrower will not, and shall not permit any Restricted Subsidiary to, violate Anti-Money Laundering Laws in any material respect.
Section 7.EVENTS OF DEFAULT
1.Events of Default.
(a)Each of the following events shall constitute an “Event of Default”:

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(1)the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof;
(2)any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;
(3) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a), Section 5.13 or Section 6;
(4)any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (1) through (3) of this Section 7.1(a)), and such default shall continue unremedied for a period of 30 days after the date on which a Responsible Officer of any Loan Party obtains knowledge of such default;
(5)a default under any agreement involving Material Indebtedness, or the payment of such Material Indebtedness is guaranteed by the Borrower or any of its Restricted Subsidiaries (other than (i) Indebtedness owed to the Borrower or a Restricted Subsidiary, (ii) [reserved] and (iii) with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by the Borrower or any Restricted Subsidiary) and such default results in any Material Indebtedness becoming due prior to its scheduled maturity;
(6)failure by the Borrower, any Material Subsidiary or any Specified Subsidiary to pay final non-appealable judgments aggregating in excess of $50.0 million (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation), which final non-appealable judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final and non-appealable, and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(7)the Borrower, any Material Subsidiary or any Specified Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(A)commences proceedings to be adjudicated bankrupt, restructured, reorganized or insolvent;
(B)consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;
(C)consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;
(D)makes a general assignment for the benefit of its creditors; or
(E)makes an admission in writing of its inability generally to pay its debts as they become due;

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(8)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)is for relief against the Borrower, any Material Subsidiary or any Specified Subsidiary, in a proceeding in which the Borrower, any such Material Subsidiary or any such Specified Subsidiary is to be adjudicated bankrupt or insolvent;
(B)appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower, any Material Subsidiary or any Specified Subsidiary, or for all or substantially all of the property of the Borrower, any such Material Subsidiary or any such Specified Subsidiary; or
(C)orders the winding up or liquidation of the Borrower, any Material Subsidiary or any Specified Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days;
(9)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan, (ii) any failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, shall exist with respect to any Pension Plan, or any Lien in favor of the PBGC or a Pension Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA or (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition results in or could reasonably be expected to result in a Material Adverse Effect;
(10)(i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Agreement or the Security Documents) other than (1) in accordance with the terms of the relevant Security Document and this Agreement, (2) as a result of the satisfaction of the Termination Conditions or (3) any loss of perfection that results from the failure of any controlling authorized representative under the Intercreditor Agreement (if applicable) or the Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (ii) such default continues for 30 days after receipt of written notice given by the Administrative Agent or the Required Lenders;
(11)any Guarantee of any Guarantor that is a Material Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or such Guarantor or such group of Guarantors denies or disaffirms its obligations under its Guarantee (other than by reason of the satisfaction of the Termination Conditions);
(12)the Borrower or any Guarantor that is a Material Subsidiary shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any material Security Document is invalid or unenforceable (other than by reason of the satisfaction of the Termination Conditions, the release of the Guarantee of such Guarantor in accordance with the terms of this Agreement or the release of such security interest in accordance with the terms of this Agreement and the Security Documents); or
(13)any Change of Control shall occur.
(b)Subject in all respects to the Intercreditor Agreement, if any Event of Default shall have occurred and be continuing, then, and in any such event, (A) if such event is an Event

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of Default specified in Section 7.1(a)(7) or Section 7.1(a)(8), with respect to the Borrower, the Commitment of each Lender (if any) to make Loans shall automatically terminate, the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, and (B) subject to clause 7.2 below, if such event is any other Event of Default, at the direction of the Required Lenders, the Administrative Agent and/or the Collateral Agent, as applicable, shall, by notice to the Borrower, (i) declare the Commitments of each Lender (if any) to make Loans to be terminated, whereupon such Commitments shall be terminated, (ii) declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be immediately due and payable, and (iii) exercise any or all of rights and remedies (without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind, all such notices and demands being waived), in any combination or order that Administrative Agent and/or the Collateral Agent (acting at the direction of the Required Lenders) shall elect, in addition to such other rights or remedies as the Secured Parties may have hereunder, under the Security Documents or at law or in equity including, without limitation (A) applying any amounts on deposit in any Deposit Account, securities account, and commodities account, or any other moneys of the Borrower or any Restricted Subsidiary in the manner provided in the Uniform Commercial Code and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral and/or draw upon or make a demand under any Security Document and (B) exercising any and all rights and remedies available at law or in equity and available to it under any of the Loan Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Security Documents.
(c)In the event of any Event of Default specified in Section 7.1(a)(5), such Event of Default and all consequences thereof (excluding any resulting payment default hereunder, other than as a result of acceleration of the Obligations) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or any other Credit Party, if within five (5) Business Days after such Event of Default arose:
(i)the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;
(ii)the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(iii)the default that is the basis for such Event of Default has been cured; provided that the foregoing shall not apply (A) to the failure to provide notice of a Default or Event of Default resulting from taking such prohibited action, (B) following the acceleration of the Loans and all other amounts due under this Agreement pursuant to Section 7.1(b) or (C) following receipt by the Borrower of written notice from the Required Lenders of any Default or Event of Default in respect of which the Required Lenders have expressly reserved their rights.
2.Application of Proceeds. Subject to the Intercreditor Agreement, all proceeds collected by the Collateral Agent upon any collection, sale, foreclosure or other realization upon any Collateral (including any distribution pursuant to a plan of reorganization), including any Collateral consisting of cash, shall be applied as follows:
FIRST, to the payment of all fees, costs, expenses and other amounts incurred by or otherwise owing to the Administrative Agent and the Collateral Agent (in their capacity as such hereunder or under any other Loan Document) hereunder or under any other Loan Document, including in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances (if any) made by the Administrative Agent and the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

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SECOND, to the payment in full of all the Senior Term Loan Obligations (the amounts so applied pursuant to this clause SECOND to be distributed among the Secured Parties pro rata in accordance with the amounts of the Senior Term Loan Obligations owed to them on the date of any such distribution);
THIRD, to the payment in full of all the Junior Term Loan Obligations (the amounts so applied pursuant to this clause THIRD to be distributed among the Secured Parties pro rata in accordance with the amounts of the Junior Term Loan Obligations owed to them on the date of any such distribution);
FOURTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
In addition, in the event that the Collateral Agent receives any non-cash distribution upon any collection, sale, foreclosure or other realization upon any Collateral, such non-cash distribution shall be allocated in the manner described above, with the value of such non-cash distribution being reasonably determined by the Collateral Agent (acting at the direction of the Required Lenders); provided that the Collateral Agent shall apply any cash distribution in accordance with this Section 7.2 prior to application of any such non-cash distribution. The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
Section 8.THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT.
1.Appointment and Authority.
(a)Each of the Lenders hereby irrevocably appoints WTNA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are expressly delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each of the Lenders hereby expressly authorizes the Administrative Agent and the Collateral Agent to execute, deliver and to perform its obligations under, each of the Loan Documents to which the Administrative Agent and the Collateral Agent, as applicable, is a party. The provisions of this Section 8 are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and none of the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except as provided in Section 8.6 and 8.14(d) below).
(b)WTNA shall also act as the Collateral Agent hereunder and under the other Loan Documents (and, in the case of the Collateral governed by English Law, in such capacity as Collateral Agent, as security trustee), and each of the Lenders hereby irrevocably appoints and authorizes WTNA act as the Collateral Agent (and, in the case of the Collateral governed by English Law, in such capacity as Collateral Agent, as security trustee), for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Accordingly, the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 (including Section 9.5(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto. Each

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reference to the Administrative Agent in this Section 8 shall include the Collateral Agent, and the Collateral Agent shall be entitled to all rights, privileges and immunities of the Administrative Agent.
(c)It is understood and agreed that the use of the term “agent” herein or (except as provided in any other Loan Documents) (or any other similar term) with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
2.Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender, if applicable, as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity if such Person is a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
3.Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agents:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the applicable Agent or its Related Parties is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither Agent nor any of its Related Parties shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or such Related Party to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law;
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its branches or Affiliates in any capacity;
(d)shall not be liable for any action taken or not taken by it or its Related Parties under or in connection with this Agreement or the other Loan Documents (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. The Agents shall be deemed not to have knowledge of any Default unless and until an officer of such Agent responsible for the administration of this Agreement shall have received from the Borrower or a Lender written notice describing such Default and stating such notice is a “notice of default”;
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, or for any failure of any Loan Party or any other

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party to any Loan Document to perform its obligations hereunder or thereunder, (v) the value or the sufficiency of any Collateral, (vi) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien (including the priority thereof) granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (vii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, (viii) providing, maintaining, monitoring or preserving insurance (including flood insurance) on or the payment of Taxes with respect to any of the Collateral or (ix) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents;
(f)shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as an Agent;
(g)shall not be required to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or powers, or (ii) otherwise incur any financial liability in the performance of its duties hereunder or the exercise of any of its rights or powers;
(h)the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions, Affiliated Lenders or Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution, Affiliated Lender or Net Short Lender; and
(i)shall not be obligated to calculate or confirm the All-In Yield or the Applicable Premium.
No requirement in any Loan Document for a Loan Party to provide evidence, opinion, information, documentation or other material requested or required by any Agent shall be construed to mean that such Agent has any responsibility to request or require such evidence, opinion, information, documentation or other material. No Lender shall assert, and each Lender hereby waives, any claim against the Agents, including any predecessor agent, its sub-agents and their respective Affiliates in respect of any action taken or omitted to be taken by any of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. Without limiting the foregoing, in no event shall the Agents be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
The permissive rights of an Agent to do things enumerated in this Agreement or the other Loan Documents shall not be construed as a duty. For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to the Agents hereunder (including without limitation this Section 8), phrases such as “satisfactory to the [Administrative Agent][Collateral Agent],” “approved by the [Administrative Agent][Collateral Agent],” “acceptable to the [Administrative Agent][Collateral Agent],” “as determined by the [Administrative Agent][Collateral Agent],” “in the [Administrative Agent][Collateral Agent]’s discretion,” “selected by the [Administrative Agent][Collateral Agent],” “elected by the [Administrative Agent][Collateral Agent],” “requested by the [Administrative Agent][Collateral Agent],” “in the opinion of the [Administrative Agent][Collateral Agent]” and phrases

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of similar import that authorize or permit an Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to such Agent receiving written direction from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), to take such action or to exercise such rights.
No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility nor shall an Agent have any liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator or (iii) the acts or edicts of any government or governmental agency or other group or entity exercise governmental powers.
If at any time an Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), such Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if such Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, such Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
No Agent shall have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts.
No Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) pursuant to the provisions of this Agreement, unless the Lenders shall have offered to such Agent security or indemnity (satisfactory to such Agent in its sole and absolute discretion) against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction.
For the avoidance of doubt, the Administrative Agent’s rights, protections, indemnities and immunities provided herein shall apply to the Administrative Agent for any actions taken or omitted to be taken under this Agreement or any other Loan Documents and any other related agreements in any of their respective capacities and the Administrative Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement and in all of the other Loan Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such other Loan Document.
4.Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person,

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and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Lender), independent accountants and other experts, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
5.Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents or attorneys-in-fact appointed by such Agent. Each Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 8 shall apply to any such sub-agent or attorney-in-fact and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as an Agent. No Agent shall be responsible for the acts or omissions of any sub-agent or attorney-in-fact appointed without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.
6.Resignation of the Agents. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower (and upon any such resignation as Administrative Agent, shall also resign as Collateral Agent). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a)(1), (7) or (8) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (which successor shall act as both Administrative Agent and Collateral Agent). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a)(1), (7) or (8) is continuing, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above; provided that if no successor agent has accepted appointment as the Administrative Agent and the Collateral Agent by the date which is 30 days following the retiring Agents’ notice of resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agents shall be discharged from their duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the Lien on the Collateral securing the Obligations until such time as a successor Collateral Agent is appointed) and (b) except for any indemnity payments or other amounts owed to the retiring Agents, all payments, communications and determinations provided to be made by, to or through the Agents shall instead be made by or to each Person directly, until such time as the Required Lenders appoint a successor Administrative Agent and Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agents (except for any indemnity payments or other amounts owed to the retiring (or removed) Agents), and the retiring Agents shall be discharged from all of their duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agents’ resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of each retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.
Notwithstanding anything to the contrary contained herein or in any related document, any entity into which an Agent may be merged or converted or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any entity resulting from any such conversion, sale, merger, consolidation or transfer to which such Agent is a party will be and become the successor of such Agent hereunder and

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will have and succeed to the rights, powers, duties, immunities and privileges of its predecessor without the execution or filing of any instrument or paper or the performance of any further act.
7.Non-Reliance on the Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
8.[Reserved].
9.Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.8 and 9.5) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and its agents and counsel, and any other amounts due the Agents under Sections 2.8 and 9.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
10.Collateral and Guaranty Matters.
(a)Each of the Lenders irrevocably authorizes the Collateral Agent to release or evidence the release of any Lien on any property granted to or held by the Collateral Agent under any Loan Document, to release any Guarantor from its obligations under a Guarantee or any Loan Document or to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document, in each case as provided in Section 9.20.
(b)Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to Section 9.20.

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11.Withholding Taxes. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent and/or the Collateral Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement or any other Loan Document and the repayment, satisfaction or discharge of all other Obligations.
12.Intercreditor Agreement
. Each Lender hereby irrevocably appoints, designates and authorizes the Agents to enter into the Intercreditor Agreement and to take such action on its behalf under the provisions thereof.
13.Credit Bidding. The Secured Parties hereby irrevocably authorize the Collateral Agent (either directly or via one or more acquisition vehicles), at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Collateral Agent (or the Required Lenders on its behalf) shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Required Lenders shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.1 of this Agreement), (iv) the Collateral Agent shall be authorized to assign all or any portion of the relevant Obligations to any such acquisition vehicle or vehicles pro rata by and among the Lenders as a result of which each of such Lenders shall be deemed to have received a pro rata portion of any interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle on account of the assignment of the respective Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to

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take any further action and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Lender are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Lender shall execute such documents and provide such information regarding the Lender (and/or any designee of the Lender which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
14.Return of Certain Payments.
(a)If the Administrative Agent or the Collateral Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent or the Collateral Agent, as applicable, has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent or the Collateral Agent) received by such Payment Recipient from the Administrative Agent, the Collateral Agent or any of their Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent or the Collateral Agent pending its return or repayment as contemplated below in this Section 8.14 and held in trust for the benefit of the Administrative Agent or the Collateral Agent, as applicable, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent or the Collateral Agent may, in its sole discretion, specify in writing), return to the Administrative Agent or the Collateral Agent, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent or the Collateral Agent, as applicable) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent or the Collateral Agent, as applicable, in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent or the Collateral Agent, as applicable, to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it (or a Payment Recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent or the Collateral Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent or the Collateral Agent, as applicable (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent or the Collateral Agent, as applicable (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case: (i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent or the Collateral Agent, as applicable, to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Lender shall use

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commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent or the Collateral Agent, as applicable, of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.14(b). For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent or the Collateral Agent pursuant to this Section 8.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.14(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent or the Collateral Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent or the Collateral Agent has demanded to be returned under the immediately preceding clause (a).
(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent or the Collateral Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent or the Collateral Agent, as applicable, shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 8.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent or the Collateral Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent or the Collateral Agent from the Borrower for application to the Obligations.
(e)Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment subrogation rights or other rights of the Administrative Agent or the Collateral Agent in respect of an Erroneous Payment) result in the Administrative Agent or the Collateral Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans hereunder.
(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent or the Collateral Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 8.14 shall survive the resignation or replacement of the Administrative Agent and/or the Collateral Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
15.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

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(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.MISCELLANEOUS
1.Amendments and Waivers. Except solely to the extent provided in Section 2.12, neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Lenders at least constituting the Required Lenders, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, or (with the written consent of the Lenders at least constituting the Required Lenders) the Administrative Agent, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding or removing any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default; provided, however, that the Administrative Agent may, with the consent of the Borrower only and without the need to obtain the consent of any Lender, amend, supplement or modify this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and

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Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Lenders constituting at least the Required Lenders stating that the Lenders constituting at least the Required Lenders object to such amendment; provided further, however, notwithstanding anything in this Section 9.1 to the contrary, that no such waiver, amendment, supplement or modification of any portion of this Agreement or any other Loan Document shall:
(i)forgive the principal amount of any Loan, change the final scheduled date of maturity or scheduled payment date of any principal of any Loan, or extend the time for payment of any principal, interest (including PIK Interest), fees or premium (including pursuant to Section 2.10(a)(i)), or increase the amount of, or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender;
(ii)reduce or delay the stated rate of any interest (including PIK Interest), fee or premium (including pursuant to Section 2.10(a)(i)) payable under this Agreement (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or change the form of interest payment (e.g., cash or PIK), in each case without the consent of each Lender;
(iii)extend, postpone or otherwise modify the Maturity Date of any Class of Term Loans, in each case without the consent of each Lender holding Loans of such Class; provided that the foregoing shall not apply to any Extension Amendment effected in accordance with Section 2.21;
(iv)amend, modify or waive any provision of this Section 9.1 or the definitions of Class, Required Lenders, Specified Basket, Specified Jurisdiction, Super Majority Lenders, Super Priority Obligations, or Type (or any of their component definitions) in each case without the consent of each Lender; provided that certain agreements may be amended without the consent of the Required Lenders as contemplated by the last clause of this Section 9.1;
(v)consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender;
(vi)amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties, protections, immunities, indemnities or obligations of the Administrative Agent or the Collateral Agent, without the consent of the Administrative Agent and the Collateral Agent, as applicable;
(vii)amend, modify or waive the definition of Pro Rata Share or any provision of Section 2.14, Section 2.21 or Section 7.2 without the consent of each Lender;
(viii)release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except (A) solely to the extent the release of such Collateral is permitted pursuant to Section 9.20 (in which case such release may be made without the consent of any Lender) or (B) upon satisfaction of the Termination Conditions;
(ix)release all or substantially all of the value of the Guarantees without the written consent of each Lender, except (A) solely to the extent the release of any Subsidiary from a Guarantee is permitted pursuant to Section 9.20 (in which case such release may be made without the consent of any Lender) or (B) upon satisfaction of the Termination Conditions;
(x)create or modify, or have the effect of creating or modifying, any Specified Basket, any new category of Indebtedness permitted under Section 6.3(b) or any new category of Permitted Liens, in each case, without the consent of the Super Majority Lenders;
(xi)waive all affirmative and negative covenants without the consent of each Lender; or

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(xii)other than with respect to any Specified Basket, (A) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or (B) subordinate the Lien of the Collateral Agent in all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
provided, further, that any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent and/or the Collateral Agent (without the consent of any Lender) solely to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property. Affiliated Lenders shall at all times be subject to the voting restrictions specified in Section 9.6(g).
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Collateral Agent and all future holders of the Loans.
Notwithstanding the foregoing, Security Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Collateral Agent and the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent, the Collateral Agent and the Borrower only and without the need to obtain the consent of any Lender if such amendment or waiver is not adverse to the Lenders and is delivered solely to the extent necessary to (i) comply with local Law or advice of local counsel or (ii) cause such Guarantee, Security Document or related document to be consistent with this Agreement and the other Loan Documents, in each case, as certified by the Borrower.
Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender), any Loan Document may be amended to add terms that are favorable to all of the Lenders, including to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties;
If the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature , in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document (unless the Required Lenders object to such amendment within five Business Days of notification of such amendment to the Lenders).
2.Notices. Except as otherwise provided in Section 2.6(c), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed (a) in the case of the Loan Parties, the Collateral Agent and the Administrative Agent, as follows and (b) in the case of the Lenders, to the Administrative Agent with express direction to post to the Platform or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

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the Loan Parties:
C/o New Fortress Energy Inc.
111 W. 19th Street, 8th Floor
New York, NY 10011
Attention:  Matthew Reinhard – Co-General Counsel
Telephone:  516-268-7406
Email:  mreinhard@newfortressenergy.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Attention: David Passes
One Manhattan West
New York, NY 10001
Telephone: 212-735-2954
Email: david.passes@skadden.com
the Administrative Agent:
Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Jeffery Rose
Email: jrose@wilmingtontrust.com
and the Collateral Agent:
Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Jeffery Rose
Email: jrose@wilmingtontrust.com
with a copy to, in each case of the Administrative Agent and Collateral Agent (but which copy shall not constitute notice):
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Gregg Bateman
Email: bateman@sewkis.com
provided that any notice, request or demand to or upon the Agents or any Lender shall not be effective until received.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that

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the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (“BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of its Related Parties (each, an “Agent Party”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agents’ transmission of materials and/or information provided by or on behalf of the Borrower hereunder through the Platform or the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
3.No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
4.Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
5.Payment of Expenses; Indemnification.
(a)The Borrower agrees (i) to pay or reimburse each Agent and the Fronting Lender (in its capacity as such) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facility and the development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (limited in the case of counsel fees to the reasonable and documented fees and disbursements of a single law firm as counsel to the Agents and one local counsel to the Agents, taken as a whole, in any relevant jurisdiction and one counsel to the Fronting Lender) and the charges of any Platform, (ii) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including documentary taxes associated with the Facility and all costs and expenses incurred during any legal proceeding, including any proceeding under any Bankruptcy Laws, limited in the case of counsel fees payable pursuant to this clause (ii) to the reasonable and documented fees and disbursements of a single law firm as counsel to the

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Agents taken as a whole and one local counsel to the Agents taken as a whole in any relevant material jurisdiction (or, with respect to enforcement, any relevant jurisdiction) and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction but excluding, in each case, Taxes except to the extent such Taxes (A) represent liabilities, obligations, penalties, demands, actions, losses, claims or damages arising from a non-Tax claim, (B) constitute Indemnified Taxes or (C) are otherwise indemnifiable Taxes under the Loan Documents, (iii) to pay or reimburse the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, limited in the case of counsel fees payable pursuant to this clause (iii) to the reasonable and documented fees and disbursements of a single law firm as counsel to the Lenders and one local counsel to the Lenders, taken as a whole, in any relevant jurisdiction and, if a conflict exists among such Lenders, one additional primary counsel, (iv) to pay, indemnify, or reimburse the Agents for; and hold the Agent harmless from, any and all reasonable and documented recording and filing fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of this Agreement, the other Loan Documents and any such other documents and (v) to pay, indemnify or reimburse each Lender (including, for the avoidance of doubt, the Fronting Lender), each Agent and their respective affiliates, and their respective officers, directors, members, partners, employees, advisors, agents, controlling persons and other representatives (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, attorney’s fees and expenses and the costs of enforcement of this Agreement or any provision hereof) (limited to, in the case of counsel, the reasonable and documented fees and disbursements of (A) a single law firm as counsel to the Agents taken as a whole and one local counsel to the Agents taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel (plus, if applicable, any additional counsel in the event of a conflict) in each relevant jurisdiction, and one counsel to the Fronting Lender and (B) a single law firm as counsel to the Indemnitees (other than the Agents and the Fronting Lender, in its capacity as Fronting Lender) taken as a whole and one local counsel to the Indemnitees (other than the Agents) taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel (plus if applicable, any additional counsel in the event of a conflict) in each relevant jurisdiction), whether direct, indirect, special or consequential, incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (B) any Loan or the use or proposed use of the proceeds thereof, (C) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party or their respective equity holders, affiliates, creditors or security holders, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”), but excluding, in each case, Taxes other than any Taxes that (A) represent liabilities, obligations, penalties, demands, actions, losses, claims, prepayments, suits, costs, expenses, disbursements or damages arising from a non-Tax claim, (B) constitute Indemnified Taxes, or (C) are otherwise indemnifiable Taxes under the Loan Documents; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (I) solely in respect of the Administrative Agent, the Collateral Agent or its respective Related Parties, the gross negligence or willful misconduct of such Indemnitee or (II) in respect of an Indemnitee other than the Administrative Agent, the Collateral Agent or its respective Related Parties, the gross negligence, bad faith, willful misconduct or material breach of its obligations under this Agreement of such Indemnitee or any of its Related Parties or (y) resulted from any dispute

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that does not involve an act or omission by the Borrower or any of its Affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee or any of its Related Parties against another Indemnitee or any of its Related Parties other than any claims by or against an Indemnitee in its capacity or in fulfilling its role as an Agent. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems. No Indemnitee shall assert against any Loan Party and no Loan Party shall assert against any Indemnitee, and each Indemnitee and each Loan Party hereby waives, any special, punitive, indirect or consequential or exemplary damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) provided that nothing contained in this sentence shall limit any Loan Party’s or Lender’s indemnification and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim with respect to which such Indemnitee is entitled to indemnification hereunder. Without limiting the foregoing, and to the extent permitted by applicable Law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor (with backup documentation supporting such indemnity request). Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. ‘Related Parties’ as used in this clause (a) shall only refer to the Related Parties of an Indemnitee to the extent the Indemnitee is not a natural person. The agreements in this Section 9.5 shall survive the termination of the Commitments, the termination of this Agreement or any other Loan Document, the resignation and/or replacement of the Administrative Agent and/or the Collateral Agent, the assignment of Loans via the Fronting Arrangement, and repayment of the Loans and all other amounts payable hereunder.
(b)Without duplication of Section 2.17(d) or clause (a) above, Borrower agrees (i) to hold each Lender and each Agent harmless from, any and all reasonable and documented recording and filing fees and any and all liability with respect to, or resulting from any delay in paying Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (ii) to hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), actions, judgments, suits, and reasonable and documented costs, expenses or disbursements of any kind or nature whatsoever (limited to, in the case of counsel, the reasonable and documented fees and disbursements of (A) a single law firm as counsel to the Agents taken as a whole and one local counsel to the Agents taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel (plus if applicable, any additional counsel in the event of a conflict) in each relevant jurisdiction and (B) a single law firm as counsel to the Indemnitees (other than the Agents) taken as a whole and one local counsel to the Indemnitees (other than the Agents) taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel (plus, if applicable, any additional counsel in the event of a conflict) in each relevant jurisdiction) whether direct, indirect, special or consequential, incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (B) any Loan or the use or proposed use of the proceeds thereof, (C) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party or their respective equity holders, affiliates creditors or security

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holders, and regardless of whether any Indemnitee is a party thereto, but excluding, in each case of this clause (ii), Taxes other than any Taxes that (A) represent liabilities, losses, obligations, penalties, demands, actions, prepayments, suits, costs, expenses, disbursements, claims or damages arising from a non-Tax claim, (B) constitute Indemnified Taxes under the Loan Documents, or (C) are otherwise indemnifiable Taxes; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (I) solely in respect of the Administrative Agent, the Collateral Agent or its respective Related Parties, the gross negligence or willful misconduct of such Indemnitee or (II) in respect of an Indemnitee other than the Administrative Agent, the Collateral Agent or its respective Related Parties, the gross negligence, bad faith, willful misconduct or material breach of its obligations under this Agreement of such Indemnitee or any of its Related Parties or (y) resulted from any dispute that does not involve an act or omission by the Borrower or any of its Affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee or any of its Related Parties against another Indemnitee or any of its Related Parties other than any claims by or against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or the Collateral Agent.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsections (a) and (b) of this Section 9.5 to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to indemnify each Agent (or any such sub-agent) or such Related Party, as the case may be, against any loss, claim, damage, liability or related expense and pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such indemnified loss, claim, damage, liability or related expense or unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity.
6.Successors and Assigns; Participations and Assignments.
(a)This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Collateral Agent, all future holders of the Loans and their respective successors and assigns, except that no Loan Party may assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except as described in this Section 9.6.
(b)Any Lender may, without the consent of the Borrower, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that no Lender shall be permitted to sell any such participating interest to (i) any of the Affiliated Lenders or any of their respective Affiliates or any of their respective associated investment funds (except as provided in clause (g) below), (ii) any Person that is a Defaulting Lender or a Disqualified Institution, (iii) the Borrower or any of its Subsidiaries (except as provided in Section 9.6(f)) or (iv) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon

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the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.14 as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled through the Lender granting the participation to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Section 2.17(f) and (g) (it being agreed that any required forms shall be provided solely to the participating Lender)) with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent that entitlement to a greater amount results from a Change in Law that occurs after such Participant acquires the applicable participation, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Neither Agent shall be responsible for maintaining or establishing any Participant Register.
(c)Any Lender (an “Assignor”) may, in accordance with applicable Law and the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and, so long as no Event of Default under Section 7.1(a)(1), (7) or (8) has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Borrower shall be deemed to have consented unless the Borrower shall have objected thereto within ten (10) Business Days after having received written notice thereof), at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof, or to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that assignments made to any Lender, an affiliate of a Lender or a Related Fund and assignments made by the Fronting Lender pursuant to the Fronting Arrangement, will not be subject to the above described consents of the Administrative Agent or the Borrower; provided, further, that the Fronting Lender may not assign all or any portion of the Fronted Amounts without the Borrower’s prior written consent, which shall not be unreasonably withheld and shall be provided in accordance with the Fronting Arrangements (for the avoidance of doubt, it is being understood and agreed that the Borrower shall provide such consent to any assignment permitted by the Last Look Rights (as defined in the Fronting Letter) or if no other party exercises its Last Look Rights (as defined in the Fronting Letter)); provided, further, that no assignment to an Assignee (other than any Lender or any affiliate thereof) of Commitments shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests in the Facility under this Agreement or in the case of an assignment by the Fronting Lender pursuant to the Fronting Arrangement) and, after giving effect thereto, the assigning Lender (if it shall retain any Commitment) shall have a Commitment of at least $1,000,000 unless otherwise agreed by the Administrative Agent and the Borrower; provided, however, no Lender shall be permitted to assign all or any part of its rights and obligations under this Agreement to (i) any of the Affiliated Lenders or any of their respective Affiliates or any of their respective associated investment funds (except as provided in clause (g) below), (ii) any Person that is a Defaulting Lender or a Disqualified Institution, (iii) the Borrower or any of its Subsidiaries (except as provided in clause (f) below) or (iv) any natural person (or a holding company, investment vehicle or trust for, or owned and

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operated by or for the primary benefit of a natural person) other than any natural person acquiring Term Loans from an Affiliated Lender. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent of the interest assigned in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.16, 2.17 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.
(d)Any designation of a Disqualified Institution (x) shall not have retroactive effect to disqualify an entity in respect of any prior assignment, participation, executed trade with respect to the foregoing that has not yet settled or executed commitment advice letter, in respect of any Lender or potential Lender permitted hereunder at the time of such assignment, participation, executed trade or commitment advice letter and (y) shall not take effect until one (1) Business Day after written notice to the Administrative Agent. The Administrative Agent shall not be responsible for monitoring compliance with the Disqualified Institution list and shall have no liability for non-compliance by any Lender.
(e)Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided, however, that (i) Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) no such fee shall be required to be paid in the case of an Assignee which is already a Lender or any affiliate, Related Fund or Control Investment Affiliate thereof in connection with an assignment from an affiliate, Related Fund or Control Investment Affiliate of such Lender), the Administrative Agent shall (A) promptly accept such Assignment and Acceptance and (B) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the assigning Lender a new Loan Note to such Assignee in an amount equal to the Commitment assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Commitment, upon request, a new Loan Note to the Assignor in an amount equal to the Commitment retained by it hereunder. Such new Loan Note or Loan Notes shall otherwise be in the form of the Loan Note or Loan Notes replaced thereby.
(f)Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Borrower or any of its Subsidiaries through Dutch auctions or other offers to purchase made in writing simultaneously to all Lenders on a pro rata basis consistent with procedures to be agreed between the Borrower and the Administrative Agent; provided, further, that:
(i)(a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower and not concurrently assigned to any bank, financial institution or other entity in accordance with this Section 9.6 shall be deemed automatically canceled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;
(ii)the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by, or contributed to (in each case, and subsequently canceled pursuant to clause (i) above), the Borrower pursuant to Section 9.6(f) and the principal

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repayment installments with respect to the Term Loans of such Class pursuant to Section 2.3 shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently canceled) to the extent such purchase or contribution was not financed with revolving indebtedness, with such reduction being applied solely to the Term Loans of the Lenders which sold such Term Loans.
(g)Notwithstanding anything else to the contrary contained in this Agreement, (x) any Lender may assign all or a portion of its Term Loans to any Person that, after giving effect to such assignment, would be an Affiliated Lender and (y) no Affiliated Lender may acquire Term Loans other than through Dutch auctions or other offers to purchase made in writing simultaneously to all Lenders on a pro rata basis; provided that (i) the assigning Lender and Affiliated Lender shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Acceptance in lieu of an Assignment and Acceptance; (ii) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Borrower and/or any of its Subsidiaries and/or their respective securities in connection with any assignment permitted by this Section (g); and (iii) no Term Loan may be assigned to an Affiliated Lender pursuant to this Section (g), if after giving effect to such assignment, the Affiliated Lenders together in the aggregate would own in excess of 15% of the aggregate principal amount of the Term Loans then outstanding (calculated as of the date of such purchase after giving effect to any simultaneous cancellation thereof). Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or the Collateral Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Loan Documents; provided that this clause (iii) shall not prohibit the making or bringing of any claim arising out of the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent. Notwithstanding anything in Section 9.1 or the definitions of “Required Lenders” and “Super Majority Lenders” to the contrary, for purposes of determining whether the “Required Lenders” or “Super Majority Lenders” have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by any Affiliated Lender shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders for all purposes of calculating whether the Required Lenders or Super Majority Lenders have taken any actions; provided that the foregoing voting provisions shall not apply with respect to any amendment, modification, waiver or consent that (x) affects such Affiliated Lender in a disproportionate and adverse manner as to the other Lenders of the same Class and/or (y) deprives such Affiliated Lender of its pro rata share of any payment to which all Lenders of the same Class are entitled. Each Affiliated Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against any Loan Party, each such Affiliated Lender shall consent to provide that the vote of such Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall be deemed to be without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders, except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrowers.  In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or prospective Participant is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or the aggregate amount of Loans held by Affiliated Lenders.
(h)[Reserved].

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(i)[Reserved].
(j)[Reserved].
(k)[Reserved].
(l)[Reserved].
(m)The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by, or contributed to (in each case, and subsequently canceled hereunder unless concurrently assigned to a bank, financial institution or other entity in accordance with Section 9.6) and the principal repayment installments with respect to the Term Loans of such Class pursuant to Section 2.3 shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently canceled), with such reduction being applied solely to the Term Loans of the Lenders which sold such Term Loans.
(n)For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of Loans and Loan Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Loan Notes, including any pledge or assignment by a Lender of any Loan or Loan Note to any Federal Reserve Bank in accordance with applicable Law.
(o)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. Each party hereto also agrees that each SPC shall be entitled to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Section 2.17(f) and (g) (it being agreed that any required forms shall be provided solely to the Granting Lender)) with respect to its granted interest in the Commitments and the Loans outstanding from time to time as if such SPC were a Lender; provided that no SPC shall be entitled to receive any greater amount pursuant to any such Section than the Granting Lender would have been entitled to receive in respect of the amount of the interest granted by such Granting Lender to such SPC had no such grant occurred, except to the extent that entitlement to a greater amount results from a Change in Law that occurs after such interest was granted, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed). In addition, notwithstanding anything to the contrary in this Section 9.6(o), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such

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SPC; provided that non-public information with respect to the Borrower or its Affiliates may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This Section 9.6(o) may not be amended without the written consent of any SPC with Commitments outstanding at the time of such proposed amendment. To the extent an SPC provides a Loan, the applicable Granting Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each SPC and the principal and stated interest amounts of each SPC’s interest in the Loans held by it (the “SPC Register”). The entries in the SPC Register shall be conclusive, absent manifest error, and such Granting Lender shall treat each person whose name is recorded in the SPC Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary. No Granting Lender shall have any obligation to disclose all or any portion of a SPC Register (including the identity of any SPC or any information relating to a SPC’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
7.Set-off.
(a)Subject to the Intercreditor Agreement, in addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuation of any Event of Default, each Lender shall have the right, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and such Loan Party to the extent permitted by applicable Law, upon any amount becoming due and payable by the Borrower or any other Loan Party hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or such Loan Party. Each Lender agrees promptly to notify the Administrative Agent after any such setoff and application made by such Lender.
8.Counterparts.
(a)This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
(b)The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
9.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.Integration. This Agreement and the other Loan Documents, represent the entire agreement of the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or

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warranties by the Administrative Agent, the Collateral Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
11.GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
12.Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case, in the County of New York, Borough of Manhattan, and appellate courts from any thereof;
(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 9.2 or at such other address of which the Administrative Agent (or in the case of the Administrative Agent, the other parties hereto) shall have been notified pursuant thereto;
(d)agrees that the Agents and the Lenders retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;
(e)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(f)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.
13.Acknowledgments. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Agents are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, on the other hand, (ii) each of the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Agents are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) none of the Agents has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (c) the Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents has any obligation to disclose any of such interests to the Borrower or any of its Affiliates; and (d) each of the Agents (i) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services, (ii) in the ordinary course of business, may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with

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which the Borrower may have commercial or other relationships and (iii) with respect to any securities and/or financial instruments so held by the Agents or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby agrees not to assert any claim that either any Agent owes it any agency, fiduciary or similar duty and agrees no such duty is owed in connection with any aspect of any transaction contemplated hereby.
14.Confidentiality. Each of Agents and the Lenders agrees to keep confidential all Non-Public Information provided to it by any Loan Party pursuant to this Agreement (“Information”); provided that nothing herein shall prevent any Agent, any Lender from disclosing any such information (a) to any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.14 or substantially equivalent provisions, (c) to any of its or its affiliates’ employees, directors, agents, attorneys, accountants, other professional advisors and service providers, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (d) to any financial institution that is a direct or indirect contractual counterparty or potential counterparty in swap agreements with the Borrower or any Subsidiary of the Borrower or such contractual counterparty’s or potential counterparty’s professional advisor (so long as such actual or potential contractual counterparty or professional advisor to such actual or potential contractual counterparty agrees to be bound by the provisions of this Section or substantially equivalent provisions), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) to the extent required in response to any order of any court or other Governmental Authority or to the extent otherwise required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 9.14, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to any other party hereto, (k) with the consent of the Borrower, (l) in connection with the exercise of any remedy or enforcement action hereunder or under any other Loan Document; provided that, in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted and practicable, endeavor to notify the Borrower thereof as soon as reasonably possible after receipt of such request, summons or subpoena and to afford the Loan Parties an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties may deem reasonable or (m) in communications with a Governmental Authority relating to Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions. In addition, the Agents and the Lenders (and their respective attorneys, accountants, other professional advisors and service providers) may disclose the existence of this Agreement and information with respect thereto to market data collectors, such as league table, or other similar service providers to the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
15.[Reserved.]
16.WAIVERS OF JURY TRIAL. EACH LOAN PARTY, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
17.Conversion of Currencies.
(a)If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

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(b)The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
18.USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agents, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by any Agent or any Lender, provide all documentation and other information that such Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
19.Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agents upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
20.Releases of Collateral and Guarantees. Each of the Lenders irrevocably authorizes the Collateral Agent to be the agent for and representative of the Lenders with respect to the Collateral and the Security Documents, and the Lenders and the Agents agree that:
(a)The Collateral Agent’s Lien on any Property granted to or held by the Collateral Agent under any Loan Document shall be automatically and fully released (i) upon satisfaction of the Termination Conditions, (ii) at the time the Property subject to such Lien is sold, transferred or otherwise disposed of (other than to any other Loan Party or other Person that would be required pursuant to any Security Document to grant a Lien on such Collateral to the Collateral Agent for the benefit of the Secured Parties after giving effect to such Disposition) as part of or in connection with any Disposition permitted under any Loan Document, (iii) if the Property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its obligations under its Guarantee pursuant to clause (b) below, (iv) to the extent (and only for so long as) such property constitutes an Excluded Asset, (v) if otherwise approved, authorized or ratified in writing in accordance with Section 9.1 or (vi) in accordance with the Intercreditor Agreement.
(b)The Guarantee of a Guarantor shall be automatically and unconditionally released, and no further action by such Guarantor or the Administrative Agent is required for the release of such Guarantor’s Guarantee under this Agreement or any other Loan Document, if:
(i)solely as a result of a Disposition or the sale of Capital Stock of such Guarantor to a Person other than a Loan Party, if such Disposition or the sale of Capital Stock of such Guarantor does not violate this Agreement;

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(ii)[reserved];
(iii)if the Borrower designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 6.1(c) and the definition of “Unrestricted Subsidiary” in this Agreement, or upon such Guarantor becoming (A) [reserved], (B) an Immaterial Subsidiary or (C) a Subsidiary with respect to which a guarantee would result in material adverse tax consequences, as reasonably determined by the Borrower, in each case in compliance with the applicable provisions of this Agreement;
(iv)upon the merger, amalgamation, consolidation or winding up of such Guarantor with and into the Borrower or another Guarantor that is the surviving Person in such merger, amalgamation, consolidation or winding up, or upon the liquidation of such Guarantor; or
(v)in accordance with the Intercreditor Agreement.
(c)In addition, the Collateral Agent may execute or sign a “no interest” letter, as reasonably requested and prepared by any Loan Party, to the holder of any Lien on such Collateral that is created, incurred, or assumed pursuant to clauses (a)(ii), (h), (m), (o),(x), (z)(i), (cc),(gg), (kk),(rr) and/or (ss) of the definition of “Permitted Liens” (and, in the case of each such clause, any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under clause (k) of the definition of “Permitted Liens”) to the extent required by the terms of the obligations secured by such Liens; provided that the foregoing shall be at the Borrower’s expense and in a form reasonably satisfactory to the Collateral Agent.
(d)Notwithstanding anything to the contrary contained herein, (i) no Lien on any Property shall be released pursuant to clause (a) above unless any Lien on such Property securing any Super Priority Obligations, if any, is also being released substantially concurrently, (ii) no Guarantor shall be released pursuant to clause (b) above unless such Guarantor is also released substantially concurrently from any guarantee obligations of any Super Priority Obligations, if any, and (iii) no Lien on any Collateral shall be subordinated pursuant to clause (c) above unless any Lien on such Collateral securing the Obligations and any Super Priority Obligations, if any, is also being subordinated by the holders of such obligations substantially concurrently.
(e)[Reserved].
(f)The Collateral Agent or the Administrative Agent, as applicable, will promptly execute or authorize the filing of, without recourse, representation or warranty, such documentation as may be reasonably requested and prepared by any Loan Party to (x) release, or evidence the release of (in registrable form, if applicable), its Liens with respect to any Collateral or the guaranteed obligations of any Guarantor as set forth in this Section 9.20 or (y) with respect to any Deposit Account, securities account or commodities account that becomes an Excluded Account, terminate, or evidence the termination of (in registrable form, if applicable), the applicable Control Agreement solely with respect to such Excluded Account; provided that the foregoing shall be at the Borrower’s expense and in a form reasonably satisfactory to the applicable Agent.
(g)Notwithstanding anything contained in this Agreement or any Loan Document to the contrary, in no event shall the Administrative Agent or the Collateral Agent be obligated to execute or deliver any “no interest” letter or any document evidencing any release of a Loan Party, any release of a security interest in any item of Collateral, or subordination of any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document without receipt of a certificate executed by a Borrower certifying that such release or subordination and the execution and delivery of such “no interest” letter or document or instrument evidencing such release or subordination is authorized or permitted by this Agreement and the other Loan Documents.
21.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any

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Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.
22.[Reserved].
23.Intercreditor Agreement. This Agreement is subject to the terms and provisions of the Intercreditor Agreement. In the event of a conflict between the terms hereof and the Intercreditor Agreement, the Intercreditor Agreement shall govern and control.
24.No Fiduciary Duty. Each Loan Party, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, their respective Subsidiaries and Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
25.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all fees and charges that are treated as interest under applicable law payable to such Lender, shall be limited to the Maximum Rate, provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.
26.Net Short Lenders.
(a)Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than any Lender that is a Regulated Bank) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a

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Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower or other Loan Parties or any instrument issued or guaranteed by the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create (x) a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (y) a long position with respect to the Loans and/or Commitments if such Lender is a protection seller or the equivalent thereof for such derivative transaction and, in each case, (1) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (2) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (3) the Borrower or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create (x) a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of the Borrower or other Loan Parties and (y) a long position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction pursuant to which the Lender provides protection in respect of the Loans or the Commitments, or as to the credit quality of the Borrower or other Loan Parties, other than, in each case, as part of an index so long as (1) such index is not created, designed, administered or requested by such Lender and (2) the Borrower and other Loan Parties and any instrument issued or guaranteed by the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (vi) any bond, loan or other credit instrument issued or guaranteed by the Borrower or other Loan Parties and held by the relevant Lender shall be deemed to create a long position equal to the outstanding principal balance in respect of such instrument, and (vii) any ownership interest in the equity of the Borrower or other Loan Parties held by the relevant Lender shall be deemed to create a long position equal to the higher of (x) the current market value and (y) the price at which the Lender purchased such equity position.
(b)In connection with any such determination, each Lender that is not a Regulated Bank shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or, in the absence of any such written notification to the Administrative Agent prior to the date of such determination, shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether (x) any Lender or Participant is a Net Short Lender or (y) any prospective assignee pursuant to Section 9.6(a) is a Net Short Lender or have any liability in connection therewith.
27.[Reserved].
28.Acknowledgement Regarding Any Supported QFCs
. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree that, with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, individually and collectively, the “U.S. Special Resolution Regime”)

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in respect of such Supported QFC and QFC Credit Support (with the following provisions applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or any “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
Section 10.GUARANTEES.
Subject to this Section 10, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties, irrespective of the validity and enforceability of this Agreement, the Loans or the Borrower Obligations, that: (a) the Borrower Obligations shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Loans, if any, if lawful, and all other Borrower Obligations shall be promptly paid in full or performed, all in accordance with the terms hereof; and (b) in case of any extension of time of payment or renewal of any Loans or any of such other Borrower Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loan Documents, the absence of any action to enforce the same, any waiver or consent by the Administrative Agent with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives (to the extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except pursuant to Section 9.20, and any rights of orden and excusión it may have by virtue of law or otherwise, as provided in Articles 2812 (two thousand eight hundred and twelve), 2814 (two thousand eight hundred and fourteen) and 2816 (two thousand eight hundred and sixteen) of the Mexican Federal Civil Code, and its relative articles of the civil code of any state of Mexico.
This Section 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Secured Parties or

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any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.
Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Borrower for liquidation or reorganization, should the Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Borrower’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Obligations, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
This Guarantee issued by any Guarantor shall be a general senior obligation of such Guarantor.
Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
Each Guarantor, the Administrative Agent and each Lender hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Administrative Agent, each Lender and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount that will not (after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Section 10), result in the obligations of such Guarantor under its Guarantee constituting unlawful financial assistance, a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Agreement to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
Any Guarantee of a Guarantor incorporated under the laws of England and Wales shall not apply to the extent that it would result in such Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.
Any Guarantee of a Guarantor incorporated under the laws of Ireland shall not apply to the extent that it would result in such Guarantee constituting financial assistance as prohibited by section 82 of the Irish Companies Act 2014.

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No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Section 10, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the Termination Conditions have been satisfied. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the date the Termination Conditions are satisfied and the Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Obligations and all other amounts payable under this Section 10, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Section 10 thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Obligations, (ii) the Termination Conditions have been satisfied and (iii) the Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment by such Guarantor.
For purposes of this Section 10, each Guarantor incorporated or formed under the laws of Mexico (each a “Mexican Guarantor”), specifically for the purpose of receiving legal and/or judicial service of process in the United States of America in connection with this Section 10, independently from the Lenders’ right to make and deliver services of process to the Mexican Guarantors in any other way or form which is legally valid, hereby designates the following agent and attorney-in-fact for such purposes in the United States of America (the “Mexican Process Agent”):
NFE Management LLC
The Corporation Trust Company,
Corporation Trust Center,
1209 Orange Street,
Wilmington, New Castle County,
Delaware 19801
United States of America
Each Mexican Guarantor represents and warrants to the Lenders that on the Closing Date, they have received evidence of the acceptance by the Mexican Process Agent of its appointment as such by the Mexican Guarantors.
Additionally, each Mexican Guarantor covenants and agrees that it will take all necessary and appropriate action in order to grant in favor of the Mexican Process Agent, and within the fifteen (15) calendar days immediately following the Closing Date, a document of authority or power of attorney granted by each Mexican Guarantor in favor of the Mexican Process Agent in full compliance with Mexican law and duly formalized for its validity in Mexico, through such corporate actions as may be required by each Mexican Guarantor’s incorporation documents and bylaws, in order to fully and duly formalize the designation of the Mexican Process Agent as each Mexican Guarantor’s agent for service of process in the United States of America in accordance with Mexican law. Each Mexican Guarantor

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hereby agrees to provide a copy of the formalization of the designation of the Mexican Process Agent within the twenty-five (25) Business Day immediately following the Closing Date.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.
NEW FORTRESS ENERGY INC.,
as the Borrower

By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Co-General Counsel
NEW FORTRESS INTERMEDIATE LLC

By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Authorized Signatory
NFE ATLANTIC HOLDINGS LLC

By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Authorized Signatory

ATLANTIC ENERGY HOLDINGS LLC
NEW FORTRESS ENERGY MARKETING LLC
NFE ALTAMIRA HOLDINGS LLC
NFE ANDROMEDA CHARTERING LLC
NFE BCS HOLDINGS (A) LLC
NFE BCS HOLDINGS (B) LLC
NFE EQUIPMENT PARTNERS LLC
NFE FLNG 1 ISSUER LLC
NFE ISO PARTNERS LLC
NFE MANAGEMENT LLC
NFE NICARAGUA DEVELOPMENT PARTNERS LLC
NFE NORTH TRADING LLC
NFE PIONEER 1 LLC
NFE PIONEER 2 LLC
NFE PIONEER 3 LLC
NFE SUB LLC
NFE TRANSPORT PARTNERS LLC
NFE US HOLDINGS LLC
[Signature Page to Credit Agreement]

ID: 4923-7560-1526 v.17.2 - MSW

By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Authorized Signatory
[Signature Page to Credit Agreement]

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NFE BERMUDA HOLDINGS LIMITED
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Director
NFE SHANNON HOLDINGS LIMITED

By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Authorized Signatory

AMAUNET, S. DE R.L. DE C.V.
NFE ALTAMIRA PIPECO S. DE R.L. DE C.V.
NFE ALTAMIRA FLNG., S. DE R.L. DE C.V.
NFENERGIA MEXICO, S. DE R.L. DE C.V.
NFENERGIA GN DE BCS, S. DE R.L. DE C.V.
NFE PACIFICO LAP, S. DE R.L. DE C.V.
NFE BCS MEXICO HOLDINGS, S. DE R.L. DE C.V.

By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Legal Representative

NFENERGÍA LLC
SOLUCIONES DE ENERGIA LIMPIA PR LLC
NFE POWER PR LLC

By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Authorized Signatory

[Signature Page to Credit Agreement]

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NFE MEXICO HOLDINGS S.À R.L.
A Luxembourg private limited liability company (société à responsabilité limitée), with registered office located at 12D, rue Guillaume J. Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B267469, duly represented by:
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Authorized Signatory
NFE MEXICO HOLDINGS PARENT S.À R.L.
A Luxembourg private limited liability company (société à responsabilité limitée), with registered office located at 12D, rue Guillaume J. Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B267494, duly represented by:
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Authorized Signatory
[Signature Page to Credit Agreement]

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FLNG 3 UK HOLDINGS LIMITED
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Director
NFE INTERNATIONAL HOLDINGS
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Director
NFE MEXICO POWER HOLDINGS LIMITED
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Director

NFE MEXICO TERMINAL HOLDINGS LIMITED
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Director
NFE UK HOLDINGS LIMITED
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Director
NFE INTERNATIONAL HOLDINGS 1 LIMITED
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Director

[Signature Page to Credit Agreement]

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NFE INTERNATIONAL HOLDINGS 2 LIMITED
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Director
NFE GP LLC
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Authorized Signatory

[Signature Page to Credit Agreement]

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Executed by the TAKE-BACK LOAN LENDERS, acting by NFE GLOBAL HOLDINGS LIMITED, through Matthew Reinhard, Authorized Signatory, under the power of attorney granted to it under the Restructuring Plan, for and on behalf of each TAKE-BACK LOAN LENDER
By: /s/ Matthew Reinhard
Name: Matthew Reinhard
Title: Director

[Signature Page to Credit Agreement]

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BARCLAYS BANK PLC,
as Fronting Lender, the initial Capital Raise New CoreCo Senior Term Loan Lender and the initial Capital Raise New CoreCo Junior Term Loan Lender

By: /s/ Erik Jerrard
Name: Erik Jerrard
Title: Director

[Signature Page to Credit Agreement]

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Wilmington Trust, National Association,
as the Administrative Agent and the Collateral Agent

By: /s/ Jeffery Rose
Name: Jeffrey Rose
Title: Vice President

[Signature Page to Credit Agreement]

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